     As filed with the Securities and Exchange Commission on July 21, 2003

                                                    Registration No. 333-101860
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 3

                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------
                         EDUCATION LENDING GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                     6700                    33-0851387
     (State or Other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of       Industrial Classification   Identification Number)
    Incorporation or             Code Number)
      Organization)

 12760 High Bluff Drive                                Douglas L. Feist, Esq.
        Suite 210                                      12760 High Bluff Drive
  San Diego, California                                       Suite 210
          92130                                         San Diego, California
     (858) 617-6080                                             92130
 (Address, Including Zip                                   (858) 617-6080
   Code, and Telephone                                (Name, Address, Including
 Number, Including Area                                Zip Code, and Telephone
  Code, of Registrant's                                Number, Including Area
   Principal Executive                                   Code, of Agent for
         Office)                                              Service)

                               -----------------
                                  COPIES TO:
                            Thomas A. Aldrich, Esq.
                               Thompson Hine LLP
                                3900 Key Center
                               127 Public Square
                          Cleveland, Ohio 44114-1291
                                (216) 566-5749
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

                               -----------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                         Proposed       Proposed
                                           Amount        Maximum        Maximum      Amount Of
        Title Of Each Class Of              To Be     Offering Price   Aggregate    Registration
      Securities To Be Registered       Registered(1)   Per Share    Offering Price  Fee(2)(3)
------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share  16,251,363       $3.76       $61,105,125      $5,622
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


(1) Represents the maximum number of registered shares of Common Stock, par value $.001 per share, on a fully diluted basis, of Education Lending Group to be issued in exchange for outstanding shares of Common Stock, par value $.001 per share, of Education Lending Group determined on the basis of the applicable exchange ratio (1 registered share of Common Stock for each outstanding share of Common Stock of Education Lending Group). This amount increased by 485,534 shares from the filing of the original Form S-4 on December 16, 2002.

(2) This fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933 based on the average high and low prices of a share of Education Lending Group Common Stock on December 9, 2002, as reported on the Nasdaq OTC Bulletin Board, to be cancelled in exchange for each share of Common Stock of Education Lending Group offered hereby.

(3) A fee of $5,454 was previously paid with the filing of the original Form S-4 on December 16, 2002 and a fee of $166 was paid with the filing of Amendment No. 2 on June 12, 2003.


                               -----------------
   Education Lending Group hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Education Lending Group shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                  PRELIMINARY
                                  PROSPECTUS

                               -----------------

                         EDUCATION LENDING GROUP, INC.

                       f/k/a Direct III Marketing, Inc.
                            12760 High Bluff Drive
                                   Suite 210
                          San Diego, California 92130
                                (858) 617-6080

                               -----------------

                                EXCHANGE OFFER
                                      FOR

                       16,251,363 SHARES OF COMMON STOCK


                               -----------------

   Education Lending Group, Inc. is offering to exchange one share of Common Stock, par value $.001 per share, registered by the registration statement of which this Prospectus is a part, for each outstanding share of Common Stock, par value $.001 per share, expiring at 5:00 p.m., Eastern Standard Time on
[      ], 2003.

   The offered Common Stock is identical to our outstanding Common Stock, except that all of the shares of the offered Common Stock have been registered under the federal securities laws and, except for shares held by "affiliates," as that term is defined in the Questions And Answers section of this Prospectus, will not bear any legend restricting their transfer.

   Education Lending Group's Common Stock is listed on the Nasdaq OTC Bulletin Board under the symbol "EDLG". Education Lending Group's principal office is located at 12760 High Bluff Drive, Suite 210, San Diego, California 92130, and our telephone number is (858) 617-6080.

   The principal features of the Exchange Offer are as follows:

  .   Expires 5:00 p.m., Eastern Standard Time, on [      ], 2003.

  . All outstanding shares of Common Stock that are validly tendered and not validly withdrawn will be accepted for exchange, subject to limited conditions.

  . Tenders must be made through the enclosed letter of transmittal or as otherwise specified in this Prospectus.

  . Tenders may be withdrawn at any time before the expiration of the Exchange Offer.

  .   Education Lending Group will not receive any proceeds from the Exchange
      Offer.


  . The exchange of Common Stock in the Exchange Offer will be a tax-free event for United States federal tax purposes.


  .   The offered Common Stock will be quoted on the OTC Bulletin Board.

  . Broker-dealers receiving offered Common Stock in exchange for outstanding Common Stock acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the offered Common Stock. For 60 days after the expiration of the Exchange Offer, Education Lending Group will make this Prospectus available to broker-dealers for use in such resales.

   An investment in the offered Common Stock involves a high degree of risk. Risk factors begin on page 8 of this Prospectus.

   Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                    This Prospectus is dated [      ], 2003

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS........................................................................  1
SUMMARY......................................................................................  5

RISK FACTORS.................................................................................  8

SUMMARY SELECTED HISTORICAL FINANCIAL DATA................................................... 11

RECENT DEVELOPMENTS.......................................................................... 16
   Transactions in the Company's Securities.................................................. 16

BUSINESS..................................................................................... 17
   General................................................................................... 17
   Industry Overview......................................................................... 19
   Operational Plans......................................................................... 21
   Strategy.................................................................................. 21
   Competition............................................................................... 22
   Government Regulation..................................................................... 24
   Employees................................................................................. 24
   Description of Property................................................................... 24
   Legal Proceedings......................................................................... 24

THE EXCHANGE OFFER........................................................................... 25
   Purpose of Exchange Offer................................................................. 25
   Description and Effect of Exchange Offer.................................................. 25
   Expiration Date; Extension and Amendment.................................................. 25
   Transferability of the Offered Common Stock............................................... 26
   Procedures for Exercising Warrants and Stock Options and Tendering the Underlying
     Common Shares........................................................................... 26
   Procedures for Tendering Outstanding Stock................................................ 26
   Signatures on Letter of Transmittal....................................................... 27
   Determination of Valid Tenders; Education Lending Group's rights under the Exchange Offer. 28
   Book-Entry Transfer....................................................................... 28
   Guaranteed Delivery Procedures............................................................ 28
   Effect of Not Tendering Shares of Common Stock that are Not Freely Transferable........... 29
   Effect of Not Tendering Shares of Common Stock that are Freely Transferable............... 29
   Withdrawal Rights......................................................................... 29
   Conditions to the Exchange Offer.......................................................... 30
   Acceptance of Tendered Common Stock and Delivery of Newly Registered Common Stock......... 30
   Exchange Agent............................................................................ 31
   Accounting Treatment of Exchange Offer.................................................... 31
   Federal Income Tax Consequences of Exchange Offer......................................... 32
   Transfer Taxes............................................................................ 32
   No Funding Required to Acquire Tendered Shares............................................ 32
   No Solicitations or Recommendations....................................................... 32
   No Approvals Required for Exchange Offer.................................................. 33
   No Dissenters' Rights of Appraisal........................................................ 33

TRANSFERABILITY OF YOUR SHARES OF COMMON STOCK............................................... 34

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................................... 35
   Forward-Looking Statements................................................................ 35
   Overview.................................................................................. 35
   Results of Operations..................................................................... 36

   Liquidity and Capital Resources.........................................  40
   Critical Accounting Policies and Estimates..............................  41

DESCRIPTION OF COMMON STOCK................................................  43

TRADING MARKET AND PRICE FOR COMMON STOCK; DIVIDENDS.......................  43

DIRECTORS AND OFFICERS.....................................................  45
   Director Biographies....................................................  45
   Directors' and Officers' Interests and Participation in Exchange Offer..  46

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.............  47

EXECUTIVE COMPENSATION.....................................................  49
   Summary Compensation Table..............................................  49
   Option Grants in Last Fiscal Year.......................................  50
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
     Option Value..........................................................  50
   Agreements with Executive Officers and Directors........................  51
   Compensation of Directors...............................................  52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  52

EXPERTS....................................................................  52

INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................  53

ADDITIONAL INFORMATION.....................................................  54

FORWARD LOOKING INFORMATION................................................  54

FINANCIAL STATEMENTS....................................................... F-1

                             QUESTIONS AND ANSWERS

   Through this Prospectus and the enclosed letter of transmittal, we are offering to exchange one share of our Common Stock, registered by the registration statement of which this Prospectus is a part, for each share of our Common Stock currently outstanding. The following are some of the questions you may have as a holder of Common Stock and answers to those questions.

What class and amount of securities are sought in the Exchange Offer?

   Education Lending Group is offering to exchange one newly registered share of Common Stock for each share of its Common Stock currently outstanding, regardless of whether each such share of Common Stock is currently registered. In the exchange, we will issue one registered share of Education Lending Group Common Stock for each outstanding share of Education Lending Group Common Stock tendered. For example, if you tender 50 shares of Education Lending Group Common Stock, you will receive 50 registered shares of Education Lending Group Common Stock.

Why is Education Lending Group making the Exchange Offer?

   Education Lending Group is making the Exchange Offer to provide holders of shares of Education Lending Group Common Stock that are not currently freely transferable the opportunity to exchange such shares for registered shares of Education Lending Group Common Stock that will be freely transferable, except for shares held by "affiliates." An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

What is the benefit of owning the offered shares of Common Stock?

   Unlike shares of our Common Stock that are not currently freely transferable, shares of Common Stock that are being offered in the Exchange Offer have been registered with the Securities and Exchange Commission, will not bear any legend restricting their transfer (except for shares issued to "affiliates" of Education Lending Group), and will be freely transferable by the holder (other than "affiliates") without regard to Rule 144 under the Securities Act of 1933.

What does Education Lending Group mean when it used the term "freely transferable" shares?

   As a general rule, securities may not be sold or otherwise transferred unless they are registered or there is an exemption from registration that covers the sale or transfer. One method of exempting a resale of securities from registration is to comply with the requirements of Rule 144 of the Securities Act of 1933, as amended. Where adequate current information concerning an issuer is available to the public, compliance with Rule 144 permits the public sale in ordinary trading transactions of limited amounts of restricted or other securities by "affiliates" and of restricted securities by persons who are not "affiliates."

What if the Education Lending Group stock that I own is already freely transferable?

   Federal securities laws require that this Exchange Offer be made to all holders of Education Lending Group Common Stock. As a result, all outstanding shares of Education Lending Group Common Stock, whether or not currently freely transferable, may be tendered in the Exchange Offer. However, holders who tender shares of Education Lending Group Common Stock that are already freely transferable will not derive any benefit from the exchange of stock.

How do I know whether the shares of Common Stock that I own are currently freely transferable?

   Whether or not your shares of Common Stock are currently freely transferable depends upon the following factors:

  .   the type of transaction in which you purchased your stock

  .   from whom you purchased your stock

  .   how long you have held your stock

  .   whether you are an "affiliate" of Education Lending Group

If you are unsure as to the status of your shares of Common Stock after reading this Prospectus, you should consult your legal counsel.

What if I own warrants or stock options to purchase Common Shares?

   If you own warrants to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants (pursuant to the terms of the warrant) and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. If you own vested stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those stock options (subject to the terms of the stock option agreement) and elect to exchange the underlying Common Stock for shares of registered Common Stock to be issued in this offering. The Common Stock underlying options granted under the Company's Stock Option Plan has already been registered.

   The Company makes no recommendation regarding whether or when you should exercise your warrants or stock options. If you elect to exercise warrants or stock options in order to participate in the Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company (pursuant to the terms of the warrant or stock option agreement) and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer.

When and how do I tender my shares?

   If you choose to tender your shares, and you are not following the "guaranteed delivery" guidelines described in this Prospectus, you must deliver the following documents to the Exchange Agent prior to the expiration of the Exchange Offer:

  .   Certificates representing the shares of Common Stock being tendered

  .   Letter of transmittal properly completed and duly executed

  . All other documents required by the letter of transmittal including, without limitation, separate stock powers, a substitute Form W-9 and any required signature guarantees

   If your shares of Education Lending Group Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the registered holder promptly to tender your shares through the Depository Trust Company ("DTC"). If you cannot provide the Exchange Agent with all of the required documents prior to the expiration of the Exchange Offer, you may obtain additional time to do so by submitting to the Exchange Agent a notice of guaranteed delivery, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You are also required to guarantee that these items will be received by the Exchange Agent within three New York Stock Exchange trading days, and, for your tender to be valid, the Exchange Agent must receive the missing items within that three trading-day period. For more information regarding the procedures for tendering your Common Stock, please see "The Exchange Offer--Procedures for Tendering Outstanding Stock."

What are the conditions of the Exchange Offer?

   There are no conditions to the Exchange Offer. However, Education Lending Group will not be required to complete the Exchange Offer, and may terminate or amend it, if any time before Education Lending Group accepts any tendered shares for exchange, Education Lending Group determines that the Exchange Offer violates any applicable law or order of the SEC or any governmental agency or court.

When does the Exchange Offer expire?

   The offer to exchange your shares of Education Lending Group Common Stock
will expire at 5:00 p.m., Eastern Standard Time, on [      ], 2003. If you
cannot deliver the certificates representing your Common Stock and the other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. For more information regarding the time period for tendering your Common Stock, including the use of a guaranteed delivery procedure, see "The Exchange Offer--Expiration Date; Extension and Amendment."

May I withdraw shares after I have tendered them?

   Yes. You may withdraw tendered shares of Education Lending Group Common Stock at any time before the expiration of the Exchange Offer.

How can I withdraw previously tendered Common Stock?

   To withdraw previously tendered Common Stock, you must deliver a written notice of withdrawal to the Exchange Agent with all relevant information pertaining to the Common Stock you tendered. For more information regarding the procedures for withdrawing tendered Common Stock, please see the section of this Prospectus entitled "The Exchange Offer--Withdrawal Rights."

May the Exchange Offer be extended or amended?

   We may extend the Exchange Offer in our sole and absolute discretion, and we reserve the right to do so. During any extension of the Exchange Offer, the Common Stock that was previously tendered and not withdrawn will remain subject to the extended Exchange Offer. In addition, we expressly reserve the right to amend the Exchange Offer, and not to accept any Common Stock for any reason, including, without limitation, defects or irregularities of tendered shares, failure to follow the instructions in the letter of transmittal or the delivery of incomplete documentation to the Exchange Agent, or no reason within our sole and absolute discretion. For more information regarding our right to extend or amend the Exchange Offer, see "The Exchange Offer--Expiration Date; Extension and Amendment."

Does Education Lending Group recommend that I accept the Exchange Offer?

   Although Education Lending Group's Board of Directors has approved the Exchange Offer, neither Education Lending Group nor its Board of Directors makes any recommendations as to whether you should tender your shares of Common Stock in exchange for the offered shares of Common Stock. Each stockholder must determine whether to participate in the Exchange Offer.

How will I be notified if the Exchange Offer is extended or amended?

   If we extend or amend the Exchange Offer, we will issue a press release or another form of public announcement. In the case of an extension, a release or announcement will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of extensions or amendments of the Exchange Offer, see "The Exchange Offer--Expiration Date; Extension and Amendment."

What happens if my Common Stock is not accepted for exchange?

   If we decide for any reason not to accept any Common Stock, we will return the Common Stock to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, DTC will credit any withdrawn or unaccepted Common Stock to the tendering holder's account at DTC. See "The Exchange Offer--Expiration Date; Extension and Amendment" and "The Exchange Offer Withdrawal Rights."

What is the effect of the Company's name change on my shares of Common Stock?

   The Company's name change to Education Lending Group, Inc., from Direct III Marketing, Inc., and the corresponding change in the Company's CUSIP number have no effect on shares of the Company's Common Stock.

Who can I contact for additional information and assistance?

   If you have questions regarding the information in this Prospectus or the procedures for tendering in the Exchange Offer or require assistance in tendering your Common Stock, please contact the Exchange Agent. If you would like additional copies of this Prospectus, our Annual Report on Form 10-KSB for the year ended December 31, 2002, our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, our Current Reports on Form 8-K or our Annual Meeting Proxy Statement, please contact either the Exchange Agent or Education Lending Group.

   You may contact the Exchange Agent at:

                         Interwest Transfer Co., Inc.
                             1981 East 4800 South
                                   Suite 100
                          Salt Lake City, Utah 84117
                           Telephone: (801) 272-9294
                           Facsimile: (801) 277-3147

   For more information regarding Education Lending Group, please contact us at:

                         Education Lending Group, Inc.
                       12760 High Bluff Drive, Suite 210
                          San Diego, California 92130
                            Attn: Douglas L. Feist
            Executive Vice President, Secretary and General Counsel
                                (858) 617-6080

                                    SUMMARY

   This summary highlights some of the information in this Prospectus and does not contain all of the information that is important to you. A detailed explanation of the Exchange Offer and the topics discussed in this Summary is set forth on pages 25-33 of this Prospectus. To understand the Exchange Offer fully and for a more complete description of the Exchange Offer, we urge you to read carefully this entire document, including the exhibits and other documents to which we have referred you.

The Exchange Offer

   Education Lending Group is offering to all holders of our Common Stock the opportunity to exchange for each outstanding share of Education Lending Group Common Stock, par value $.001 per share, one registered share of Education Lending Group Common Stock, par value $.001 per share. The number of shares being registered in connection with the Exchange Offer represents the total number of outstanding shares of Common Stock of the Company on a fully diluted basis. The shares of Common Stock offered are identical to the outstanding shares of Common Stock, except that all of the shares of Common Stock offered have been registered under the federal securities laws, certificates representing such shares will not bear any legend restricting their transfer, except for shares held by "affiliates," and the shares will be freely transferable by the holder, except for shares held by "affiliates". An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Transferability of the Offered Common Stock

   Education Lending Group believes that the offered Common Stock may be resold by the holder, or any other person receiving such Common Stock, without compliance with the registration requirements of the federal securities laws if
(1) the person receives the Common Stock in the ordinary course of business,
(2) the person does not intend to engage in a distribution of the Common Stock, does not have any arrangements or understandings with anyone to participate in a distribution of the Common Stock and is not acting as an underwriter or a dealer, (3) the person is not an "affiliate" of Education Lending Group, and
(4) the person is not acting on behalf of any person or entity who does not fulfill these requirements.

Expiration, Extension or Amendment of Exchange Offer

   The offer to exchange shares of Common Stock will expire at 5:00 p.m.,
Eastern Standard Time, on [        ], 2003. Education Lending Group may extend
this period at its discretion. Education Lending Group also expressly reserves the right to amend or terminate the Exchange Offer, and not to accept any Common Stock if any of the conditions to the exchange offer should not occur or for any other reason including, without limitation, defects or irregularities of tendered shares or receipt of incomplete documentation by the Exchange Agent.

Effect of Not Tendering Your Shares

   After the completion of the Exchange Offer, the outstanding Common Stock that was not tendered and is not otherwise freely transferable will remain subject to restrictions on transfer. If your shares of Common Stock are currently freely transferable, you will derive no benefit from tendering your shares.

Procedures for Exercising Warrants or Stock Options and Tendering the Underlying Common Shares

   If you own warrants or stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants or stock options, subject to the terms of the warrant or stock option agreement, and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. The Company makes no recommendation regarding whether or when you should exercise your warrants or stock options. If you elect to exercise warrants or stock options in order to participate in the

Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company, pursuant to the terms of the warrant or stock option agreement, and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer. The procedures for tendering Common Stock issued in connection with such exercise will be the same as set forth below under the heading "Procedures for Tendering Common Stock" except that you will not receive any share certificates in connection with the exercise of your warrants or stock options until after the completion or termination of the Exchange Offer.

Procedures for Tendering Common Stock

   Only holders of outstanding shares of Education Lending Group Common Stock may tender such shares in response to the Exchange Offer. If you hold Common Stock in certificated form and you wish to tender your shares, you should send the certificates, along with a letter of transmittal and other necessary documentation, to the Exchange Agent. If you hold Common Stock in "street name" and you wish to tender your shares, you should tender your Common Stock by using the book-entry procedures discussed below in this Prospectus. The method of delivery of certificates of Common Stock and other required documents is at your discretion. If you deliver the documents by mail, we recommend you use registered mail, properly insured, with return receipt requested. Please allow sufficient time for delivery.

Signatures in Letter of Transmittal

   Signatures on a letter of transmittal must be guaranteed unless you are either a registered holder of Common Stock and have not completed the box entitled "Special Delivery Instructions" on the letter of transmittal, or, you are tendering Common Stock for the account of an eligible guarantor institution.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of your Common Stock, you must have the certificates representing the Common Stock signed by the registered holder of the Common Stock and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution. That instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Common Stock signs the letter of transmittal, certificates for the Common Stock must be endorsed, or accompanied by stock powers, exactly as the name or names of the registered holder or holders that appear on the certificates for Common Stock.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for Common Stock, you must indicate your status when signing. If you are acting in any of these capacities, you are required to submit proper evidence satisfactory to the Exchange Agent of your authority to so act unless we waive this requirement.

Book-Entry Transfer

   Once the required accounts have been established at DTC for the Common Stock tendered in the Exchange Offer, any financial institution that is a participant in DTC's system may make book-entry delivery of Common Stock by causing DTC to transfer the Common Stock into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the Common Stock may be effected through book-entry transfer at DTC, the letter of transmittal and any required signature guarantees, or an agent's message and any other required documents, must be received by the Exchange Agent prior to the expiration of the Exchange Offer.

Guaranteed Delivery Procedures

   If you wish to tender your Common Stock, but the certificates for the Common Stock are not immediately available, you do not have enough time to deliver your certificates representing the Common Stock or other required documents to the Exchange Agent before the expiration of the Exchange Offer, or the procedure for book-entry transfer cannot be completed before the expiration of the Exchange Offer, you may effect a tender of your Common Stock through the guaranteed delivery procedures described in this Prospectus.

Determination of Valid Tenders

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of Common Stock tendered for exchange will be determined by Education Lending Group in its sole and absolute discretion. Neither Education Lending Group, the Exchange Agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Common Stock for exchange, nor will they have any liability for failure to give such notification. Education Lending Group will instruct the Exchange Agent to notify them upon receipt of incomplete or invalid transmittal documents or documents insufficient to complete the exchange and will facilitate an attempt to notify the shareholder in order to obtain the proper information and documentation prior to the expiration of the exchange offer.

Withdrawal Rights

   You may withdraw tendered Common Stock at any time prior to the expiration of the Exchange Offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed in this Prospectus under the caption "The Exchange Offer--Exchange Agent." Any Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

Conditions of the Exchange

   There are no conditions to the Exchange Offer except that Education Lending Group will not be required to complete the Exchange Offer and may terminate or amend it if, at any time before Education Lending Group accepts any tendered shares of Common Stock, the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the SEC or any court or government agency.

Federal Income Tax Considerations


   The exchange of currently outstanding Common Stock for Common Stock offered in the Exchange Offer will not constitute a sale or exchange for federal income tax purposes. As a result, holders of currently outstanding Common Stock will not recognize gain or loss on the exchange. A holder's tax basis in the Common Stock received will be the same as the holder's tax basis in its currently outstanding Common Stock.


Exchange Agent

   Education Lending Group has appointed Interwest Transfer Co., Inc. as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, stock certificates and other required documentation should be sent directly to the Exchange Agent at the address provided in this Prospectus. All questions regarding the procedures for tendering in the Exchange Offer should be directed to the Exchange Agent. Delivery of any required documentation to a party other than the Exchange Agent is not valid delivery.

                                 RISK FACTORS

   You should consider carefully the following factors in addition to the other information and financial data included in this Prospectus before determining whether to tender your shares. The risks described below are not the only ones we are facing. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.


Education Lending Group has a limited operating history and we have experienced multiple years of unprofitable operations, including a net loss of $28.3 million in 2002.



   We have a limited operating history. Our revenues since our inception in March 1999 have been limited. We did not begin generating revenues from operations relating to originating, purchasing and providing services related to the student loan industry until September 2001. We had a net loss of $28.3 million in 2002 and a net loss of $4.1 million in 2001. We had a net loss of $1.2 million for the quarter ended March 31, 2003. We will continue to devote substantial resources to developing our business to become a full service provider of financial aid products to students, parents and schools. As a result, we anticipate that we may continue to incur significant losses in the near future, including at least fiscal year 2003.



You may have difficulty selling your shares of Common Stock because of the limited trading volume for our shares of Common Stock. Additionally, certain limitations result from our stock being listed on the OTC Bulletin Board.



   Because Education Lending Group's stock is traded only on the OTC Bulletin Board there may be less coverage by security analysts, the trading price may be lower, and it may be more difficult for our stockholders to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. Additionally, this could serve to limit the distribution of news relating to Education Lending Group, limit investor interest in our stock and restrict our ability to issue additional stock and secure additional financing. One or more of these factors could serve to depress the liquidity and market prices of Education Lending Group's Common Stock.



   Although our Common Stock is currently quoted on the OTC Bulletin Board, we are investigating the ability to list our Common Stock on an alternative exchange or quotation service. Our management does not know if we will be able to list our Common Stock on an alternative exchange or quotation service due to the various quantitative listing requirements. There can be no assurance that our Common Stock will be approved for listing on any other exchange or quotation service or that the approval of any such alternative listing will help to increase the liquidity or trading volume of our Common Stock.



Our Common Stock is unlikely to produce dividend income for the foreseeable future.



   Education Lending Group has never paid a cash dividend on our Common Stock and does not anticipate paying cash dividends for the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of the business.


Increased prepayments of student loans may result in a negative return on those loans.

   Increased prepayments of student loans we service may result in increased amortization of the acquisition costs. Such increased amortization may result in the overpayment for those loans and may result in negative returns for those loans should such loans be prepaid before we have recovered our initial premium and marketing fees.

Changes in the government regulation of the student loan industry could negatively impact our business and results of operations.

   In 1986, the federal government began a loan consolidation program under the Higher Education Act of 1965, as amended, that allows college or graduate school students with variable-rate federal education loans to merge them into a single loan guaranteed by the government, with a fixed rate, to be applied over a term up to 30 years. These are the types of student loans that our subsidiary, Education Lending Services, Inc. (formerly known as Grad Partners, Inc.), consolidates. The Higher Education Act is subject to comprehensive reauthorization every five years, and reauthorization is currently under consideration by the 108th Congress. The reauthorization may impact the business and value of the federal student loans originated by Education Lending Group.

Inability to obtain or maintain a warehouse loan facility would materially affect Education Lending Group's liquidity.

   Education Lending Group has two warehouse loan facilities with financial institutions that are used to fund the origination and purchase of student loans, as well as to finance day-to-day operations of Education Lending Group and its subsidiaries. Based on current projections, Education Lending Group estimates that its existing capital resources from the warehouse loan facilities and other sources will be sufficient to fund its business operations. However, there can be no assurance that Education Lending Group will be able to maintain its warehouse loan facilities, obtain new facilities or increase amounts available under existing facilities, in the future. The failure of Education Lending Group to obtain or maintain a warehouse loan facility when needed and on acceptable terms would have a material adverse effect on its business, financial condition and results of operations.

Education Lending Group's acquisition strategy includes numerous risks, including significant acquisition costs, the management of a larger enterprise and the diversion of management's attention which could cause our overall business operations to suffer.

   Our growth strategy includes making acquisitions, but we may be unable to locate suitable acquisition candidates. In addition, acquisitions that Education Lending Group may make will involve risks, including the costs involved in consummating an acquisition, the successful integration and management of acquired operations and related personnel and technology. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management's attention from ongoing business concerns. Education Lending Group can provide no assurance that any acquisitions will be made, that it will be able to obtain the financing necessary to effect such transactions or that any acquisition made will be successful.

The financial strength of our competitors could allow them to invest more resources than Education Lending Group in sales and marketing and therefore to gain market share against Education Lending Group.

   Education Lending Group competes with a variety of companies in the student loan industry. Most of our competitors are much larger than us and have greater financial resources than we do. As a result, these competitors may be better able to withstand volatility within the industry or the economy as a whole while maintaining greater operating and financial flexibility than Education Lending Group. This advantage could allow these competitors to invest more resources than Education Lending Group in sales and marketing and other areas and, therefore, to gain market share against Education Lending Group. We can not be sure that our products and services will be able to be successfully marketed in this competitive environment.

The requirement that we comply with numerous governmental rules and regulations could cause us to incur substantial costs.

   Education Lending Group is subject to extensive federal and state laws relating to the student loan industry. We expect to incur ongoing administrative expenses to maintain compliance with these laws and regulations. We cannot predict the laws that may be enacted in the future or how existing or future laws will be administered or interpreted. In the future, we could incur increased costs in connection with the enactment of new laws or the more vigorous enforcement or stricter interpretation of existing laws. These costs could be material to Education Lending Group.

The value of Education Lending Group's Common Stock may decline due to factors beyond our control.

   Although there is a public market for shares of Education Lending Group's Common Stock, the trading volume for Education Lending Group's Common Stock is low, and the stock may trade at relatively low prices, depending on many factors, including prevailing interest rates. The liquidity of, and the trading market for, Education Lending Group's Common Stock may also be adversely affected by general declines in the market for similar securities. Such decline could adversely affect the liquidity of, and trading market for, Education Lending Group's Common Stock independent of the financial performance and business prospects of Education Lending Group. We cannot assure you that the trading price of our Common Stock will not decline after you elect to participate in the Exchange Offering.

The loss of key personnel could adversely affect Education Lending Group's future success.

   The success of Education Lending Group's business is dependent upon the continued services of Robert deRose, Chairman of the Board and Chief Executive Officer, Michael H. Shaut, Director, President and Chief Operating Officer, James G. Clark, Executive Vice President and Chief Financial Officer, Douglas
L. Feist, Executive Vice President, Secretary and General Counsel, and Fabrizio Balestri, President and Chief Executive Officer of Student Loan Xpress, Inc., a subsidiary of Education Lending Group. The loss of any of these key persons due to death, disability or termination of employment could adversely affect Education Lending Group's business, financial conditions or results of operations.



The Education Lending Group Common Stock is subject to dilution and, as a result, your ownership interest in Education Lending Group and the related value of your Common Stock may decline.


   As of June 30, 2003, Education Lending Group has outstanding warrants and third party options to purchase 1,951,250 shares of our Common Stock and outstanding employee stock options to purchase approximately 2,818,529 shares of our Common Stock. Exercise of these securities would result in substantial dilution to our shareholders.



You may have difficulty selling your shares of Common Stock if the stock becomes subject to the penny stock rules and investor suitability standards.



   If our Common Stock trades at levels below $5 per share, it may be deemed to be penny stock. If our Common Stock is considered penny stock, it would be subject to rules that impose enhanced suitability and disclosure obligations on broker-dealers who sell our Common Stock. For example, broker-dealers would be required to approve the purchaser for transactions and receive the purchasers' written consent to the transaction prior to sale. Also, the broker-dealer must give each purchaser of penny stock (1) a document describing the risks of investing in penny stocks; (2) information on market quotations for the penny stock, if any; (3) information on the compensation the broker-dealer and the registered representative receive in the transaction; and (4) monthly account statements disclosing the market value for the penny stock held in the purchaser's account. Because of these additional obligations, some brokers may not effect transactions in penny stock. This could have an adverse effect on the liquidity of our Common Stock.

                  SUMMARY SELECTED HISTORICAL FINANCIAL DATA

   The following table summarizes selected financial data of the Company derived from the audited consolidated financial statements of the Company as of and for the years ended December 31, 2002, 2001, 2000 and 1999 and from the unaudited consolidated financial statements as of and for the three months ended March 31, 2003.

   The information set forth below and on pages 12 through 15 should be read in conjunction with "Management's Discussion and Analysis," the consolidated financial statements, and the related notes and other financial information of the Company included in this Prospectus.

                                        Three
                                     Months Ended
                                      March 31,                  Year Ended December 31,
                                       2003(1)           2002        2001(2)      2000      1999(3)
                                    --------------  -------------  ----------  ----------  ---------
Net interest income/(expense)...... $    4,096,176      4,177,352    (184,958)         --         --
Other revenue......................      8,149,233      1,874,038      72,082      66,210     12,407
Operating expenses.................     13,408,864     34,386,764   4,012,392   1,079,791    388,197
Net (loss) applicable to common
  stock............................     (1,199,511)   (28,340,640) (4,126,868) (1,014,381)  (376,590)
Basic and diluted (loss) per common
  share............................          (0.11)         (2.77)      (0.78)      (0.24)     (0.16)
Average number of common shares
  outstanding......................     11,311,164     10,216,331   5,297,240   4,301,083  2,319,142
At end of period:
   Student loans...................  1,793,960,466  1,349,053,752  44,446,940          --         --
   Total assets....................  1,903,864,505  1,480,831,270  51,424,305     352,495     69,525
   Warehouse loan facility.........    900,001,221    470,038,915  50,000,000          --         --
   Series 2002 notes...............  1,013,000,000  1,023,000,000          --          --         --
   Total liabilities...............  1,930,520,768  1,506,461,838  50,721,217      92,761    366,571
   Stockholders' equity/(deficit)..    (26,656,263)   (25,630,568)    703,088     259,734   (297,046)

--------
(1) The unaudited consolidated financial statements furnished herein include all adjustments necessary for a fair presentation of the results for the three months ended March 31, 2003. These interim figures are not necessarily indicative of results for a full year.
(2) Student loan operations began in September, 2001.
(3) The Company was incorporated as Direct III Marketing, Inc. on March 26,
    1999.

                          CONSOLIDATED BALANCE SHEETS

                                                                           March 31,     December 31,
                                                                             2003            2002
                                                                        --------------  --------------
                                                                          (Unaudited)
                                ASSETS
Student loans, net of loan loss reserve................................ $  840,801,450  $  401,839,983
Student loans, net of loan loss reserve (securitized)..................    953,159,016     947,213,769
Restricted cash and investments........................................     83,881,811     113,995,355
Cash and cash equivalents..............................................      5,647,439       2,042,527
Interest and other receivables.........................................     13,671,735       9,306,708
Property and equipment, net............................................      1,394,166       1,313,182
Deferred financing costs...............................................      4,824,796       4,306,537
Other..................................................................        484,092         813,209
                                                                        --------------  --------------
Total Assets........................................................... $1,903,864,505  $1,480,831,270
                                                                        --------------  --------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................................................      4,079,521         699,893
Government payable.....................................................      6,031,086       4,976,425
Accrued expenses and other liabilities.................................      7,408,940       7,746,605
Series 2002 Notes...................................................... $1,013,000,000  $1,023,000,000
Warehouse loan facility................................................    900,001,221     470,038,915
                                                                        --------------  --------------
Total Liabilities...................................................... $1,930,520,768  $1,506,461,838
                                                                        --------------  --------------
Preferred stock--$.001 par value, 10,000,000 shares authorized.........             --              --
Common stock--$.001 par value, 40,000,000 shares authorized; 11,351,250
  and 11,189,084 shares issued and outstanding, respectively...........         11,351          11,189
Additional paid in capital.............................................      8,393,332       8,219,678
Accumulated deficit....................................................    (35,060,946)    (33,861,435)
                                                                        --------------  --------------
Total Stockholders' (Deficit)..........................................    (26,656,263)    (25,630,568)
                                                                        --------------  --------------
Total Liabilities and Stockholders' (Deficit).......................... $1,903,864,505  $1,480,831,270
                                                                        ==============  ==============

                          CONSOLIDATED BALANCE SHEETS
                                  December 31

                                                                                2002           2001
                                  ASSETS                                        ----           ----

Student loans, net of loan loss reserve................................... $  401,839,983  $44,446,940
Student loans, net of loan loss reserve (securitized).....................    947,213,769           --
Restricted cash and investments...........................................    113,995,355    4,232,634
Cash and cash equivalents.................................................      2,042,527    1,705,113
Interest & other receivables..............................................      9,306,708      339,376
Property and equipment, net...............................................      1,313,182      409,957
Deferred financing costs..................................................      4,306,537      115,556
Other.....................................................................        813,209      174,729
                                                                           --------------  -----------

Total Assets.............................................................. $1,480,831,270  $51,424,305
                                                                           ==============  ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable.......................................................... $      699,893  $   275,516
Government payable........................................................      4,976,425      255,326
Accrued expenses and other liabilities....................................      7,746,605      190,375
Series 2002 notes.........................................................  1,023,000,000           --
Warehouse loan facility...................................................    470,038,915   50,000,000
                                                                           --------------  -----------
Total Liabilities.........................................................  1,506,461,838   50,721,217
                                                                           --------------  -----------
Commitments and contingencies (Note 12)

Preferred stock--$0.001 par value, 10,000,000 shares authorized
  Common stock--$0.001 par value, 40,000,000 shares authorized, 11,189,084
  and 9,156,417 shares issued and outstanding, respectively...............         11,189        9,156
Additional paid in capital................................................      8,219,678    6,214,727
Accumulated deficit.......................................................    (33,861,435)  (5,520,795)
                                                                           --------------  -----------

Total Stockholders' (Deficit) Equity......................................    (25,630,568)     703,088
                                                                           --------------  -----------

Total Liabilities and Stockholders' Equity (Deficit)...................... $1,480,831,270  $51,424,305
                                                                           ==============  ===========

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Three Months Ended March 31

                                  (Unaudited)

                                                              2003         2002
                                                              ----         ----
Interest income:
              Student loans, net......................... $14,712,652  $ 1,250,260
              Investments................................     190,905       25,653
                                                          -----------  -----------
                                                           14,903,557    1,275,913
                                                          -----------  -----------
Cost of interest income:
              Interest related expenses..................   8,607,003      670,941
              Valuation of interest rate swap............     912,702           --
              Loan servicing and other fees..............     739,414      280,294
                                                          -----------  -----------
Total cost of interest income............................  10,259,119      951,235
Net interest income......................................   4,644,438      324,678
                                                          -----------  -----------
Less: provision for loan losses..........................     548,262      162,895
                                                          -----------  -----------
Net interest income after provision for loan losses......   4,096,176      161,783
                                                          -----------  -----------
Other income:
              Gain on sale of student loans..............   8,142,188        4,076
              Other......................................       7,045          212
                                                          -----------  -----------
Total other income.......................................   8,149,233        4,288
                                                          -----------  -----------
Operating expenses:
              General and administrative.................   2,562,113    1,493,952
              Sales & marketing..........................  10,846,751    3,503,001
                                                          -----------  -----------
Total operating expenses.................................  13,408,864    4,996,953
                                                          -----------  -----------
Loss before income tax provision.........................  (1,163,455)  (4,830,882)
Income tax provision.....................................      36,056            0
                                                          -----------  -----------
Net loss................................................. $(1,199,511)  (4,830,882)
                                                          -----------  -----------
Net loss per share:
              Basic & Diluted............................ $    (0.11)  $     (0.51)
                                                          ===========  ===========
Weighted average common shares outstanding:
              Basic & Diluted............................  11,311,164    9,406,417
                                                          ===========  ===========

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the Years Ended December 31

                                                                    2001         2000        1999
                                                                    ----         ----        ----
Interest Income:
              Student loans, net............................... $   156,224  $        --  $       --
              Investments......................................      16,826           --          --
                                                                -----------  -----------  ----------
                                                                    173,050           --          --
                                                                -----------  -----------  ----------
Cost of interest income:
              Interest and related expenses....................     274,586           --          --
              Loan servicing fees..............................      83,422           --          --
                                                                -----------  -----------  ----------
                                                                    358,008           --          --
                                                                -----------  -----------  ----------
Net interest expense...........................................    (184,958)          --          --
                                                                -----------  -----------  ----------
Other income...................................................      72,082       66,210      12,407
Operating expenses:
              General and administrative.......................   2,903,306      506,148     303,688
              Legal and professional...........................   1,007,218      184,110      72,756
              Interest expense on stockholder loans............      74,634       15,070       9,058
              Note receivable reserve..........................          --      370,417          --
              Depreciation.....................................      27,234        4,046       2,695
                                                                -----------  -----------  ----------
Total operating expenses.......................................   4,012,392    1,079,791     388,197
                                                                -----------  -----------  ----------
Loss before income tax provision...............................  (4,125,268)  (1,013,581)   (375,790)
Income tax provision...........................................       1,600          800         800
                                                                -----------  -----------  ----------
Net loss....................................................... $(4,126,868) $(1,014,381) $ (376,590)
                                                                ===========  ===========  ==========
Net loss per share:
              Basic............................................ $      (.78) $      (.24) $     (.16)
                                                                -----------  -----------  ----------
Weighted average common shares outstanding:
              Basic............................................   5,297,240    4,301,083   2,319,142
                                                                -----------  -----------  ----------

                              RECENT DEVELOPMENTS

Transactions in the Company's Securities


   During the 60 days prior to the date of this Prospectus, the Company granted incentive stock options to employees of the Company and its subsidiaries under its 1999 Stock Option Plan, as amended, for the purchase of 44,000 shares at an exercise price of the fair market value on the date of grant. All employee stock options granted under the plan vest over a three-year period and expire at the end of ten years. The exercise price was determined by the Compensation Committee of the Board of Directors pursuant to the provisions of the Stock Option Plan. On May 22, 2003, Mr. Fabrizio Balestri, an executive officer of the Company purchased 500 shares of Common Stock at $8.45 per share, 1,500 shares of Common Stock at $8.65 per share and 500 shares of Common Stock at $8.50 per share in a series of open market transactions. On May 27, 2003, Mr. Robert deRose, an executive officer of the Company purchased 500 shares of Common Stock at $8.45 per share in an open market transaction. On June 2, 2003, Mr. Fabrizio Balestri, an executive officer of the Company purchased 500 shares of Common Stock at $9.15 per share and 2,000 shares of Common Stock at $9.30 per share in a series of open market transactions. On June 5, 2003, Mr. Robert deRose, an executive officer of the Company purchased 1,000 shares of Common Stock at $9.40 per share in an open market transaction. According to Commodity Systems, Inc., the average daily trading volume of Common Stock during this period was 25,700 shares per day.

                                   BUSINESS

General

   The Company was incorporated on March 26, 1999 as Direct III Marketing, Inc. All of the outstanding shares of capital stock of the corporation were initially owned by Whirlwind Ventures, Inc., a Florida corporation. On May 24, 1999, Whirlwind Ventures, Inc., was merged into the Company, with the Company being the surviving corporation and assuming all obligations and obtaining all rights of Whirlwind Ventures, Inc. On the merger date, each issued and outstanding share of Whirlwind Ventures, Inc. was exchanged for one share of capital stock of the Company, and the outstanding shares of Common Stock of the Company owned by Whirlwind Ventures, Inc. at the time of the merger were cancelled.

   The Company has incorporated Education Lending Services, Inc. and Student Loan Xpress, Inc., as wholly owned subsidiaries. In addition, a special purpose bankruptcy remote entity, Education Funding Resources, LLC, was formed by Education Lending Services, Inc. as its sole member in order to facilitate the student loan origination and funding process and secondary market acquisitions of student loans. The Company has also formed Education Funding Capital I, LLC to participate in the permanent financing securitization of its student loans assets.

   Education Lending Group, through its subsidiaries, markets products and solutions to the United States education loan industry, primarily through its participation in the Federal Family Education Loan Program ("FFELP"). The Company's primary business is the origination of federally guaranteed student loans. The Company also bids to purchase student loans in the secondary market as pools of loans become available. In addition, the Company also purchases non-federally guaranteed private education loans.

   Education Lending Group is primarily a make and hold lender. All servicing of the Company's student loans is outsourced to third party servicers. It is management's intent to originate or purchase primarily federally guaranteed student loans and hold those loans on its balance sheet. However, as market situations arise and circumstances warrant, the Company may sell some of these loans into the secondary market. But, as a primary financial model, the Company intends to hold the loans on its balance sheet.

   The Company generates revenue in the following manner:

  .   The Company earns interest income from the loans it holds on its books.

  .   The Company earns interest income on the investment of idle cash.

  . When the Company does sell loans, it books a gain on sale of student loans on its income statement.

   The Company has four marketing initiatives:

  .   Consolidation Loan Originations

  .   Traditional "Lender-List" Loan Originations

  .   Secondary Market Purchases

  .   School as Originator Loan Purchases

   Consolidation Loan Originations--Education Lending Services, Inc. was formed by the Company to originate federally guaranteed consolidation loans doing business as "Consolidation Assistance Program" and/or "CAP". The federally guaranteed consolidation loan program ("CLP") is designed to make student loan repayment more convenient and affordable by combining a borrower's existing eligible federal student loans into a single new federally guaranteed loan. The CLP features flexible repayment terms that can extend the maturity on the borrower's original loans and allow a borrower to customize a monthly repayment plan that meets his or her financial needs. Additionally, the CLP fixes the borrower's interest rate going forward for the life of the loan with no prepayment fees. CLP loans are 98% guaranteed by the federal government and also involve payment directly to the issuer based upon a Special Allowance Payment ("SAP") formula. SAP is generally paid whenever the average of all of the applicable floating rates (91-day Treasury bill, commercial paper, 52-week Treasury bill, or the constant maturity Treasury rate) in a calendar quarter, plus a spread of between 1.74 and 3.50 percentage points depending on the loan status and origination date, exceeds the rate of interest which the borrower is obligated to pay.

   School as Originator--Education Lending Services, Inc., doing business as the "Grad Partners Program," introduced a product (school as originator) to provide student loan services in tandem with the graduate school programs at colleges and universities using a novel approach in the student loan marketplace. The Grad Partners Program partners with graduate schools to enable them to participate as an eligible lender under the Federal Family Education Loan Program ("FFELP") and receive a premium when the loan is ultimately sold. The Grad Partners Program provides the school with funds to use for student financial aid and scholarships through the acquisition of student loans originated by the schools.

   The objective of the Company is to propel the Grad Partners "School as Originator" Program into a prominent market position during its initial phase of operations by partnering with graduate schools, thus enabling the Grad Partners Program to deliver a school's entire graduate student loan portfolio. Education Lending Services, Inc. has business relationships with certain loan servicers, trustees, and financial institutions which allow it to offer a "turnkey process" by which a school may become a FFELP lender and originate and sell its student loans to Education Lending Services, Inc. Participating schools, while incurring modest cost and risk, will begin to participate in the profitability of the student loan market by partnering with Education Lending Services, Inc. The school receives an eligible lender number from the Department of Education and then lists itself and its own loan products as a preferred product for its incoming students. Many schools will use the premium they receive to make their loans more affordable to their students thus ensuring that they provide most, if not all of their loans. The actual origination, disbursement, and servicing of their loans is handled by third party contractors on an outsourced basis which has been pre-established for the school by Education Lending Services, Inc.

   The Company currently uses eight third party contractors, who are all under contract to market to potential and existing borrowers. The selection of the third party contractors is market driven, and none are related parties, although the Company has granted stock options to some of the third party contractors. All of the third party contractors' marketing efforts are related to federally guaranteed Stafford, PLUS and consolidation loans. The Company pays a fee to each of the third party contractors as compensation for their marketing efforts. It is anticipated that the growth from these mutually beneficial school relationships should allow Education Lending Services, Inc. to also become a provider of undergraduate loans and consolidation loans for graduates as the schools gain confidence in the quality services provided by Education Lending Services, Inc.

   Education Lending Services, Inc. intends to provide graduate schools a premium (based on the asset value of the school's student loans) on their student loans upon their sale to Education Lending Services, Inc. Education Lending Services, Inc. is positioned to provide the school a highly efficient single point of delivery loan origination system, while also paying the school a lender premium on its graduate loans. A school's ability to generate funds that can be used for student aid, reduction of origination fees for students, or scholarships is especially attractive today, given the ever increasing cost of college education and the substantial need for financial aid at all schools today. Of the top 100 FFELP lenders, nine are graduate schools operating as their own lender. Management has initially targeted 250 graduate programs, consisting mainly of MBA, medical, dental, and law schools, in which to market this program. The high cost of education of these targeted schools (i.e., an average of $20,000 or more for each year of attendance) makes participation in the program very attractive for both Education Lending Services, Inc. and the school. These professional graduate programs, especially at the targeted schools, have the highest costs of attendance and produce graduates with the greatest ability to repay their student loans.

   Secondary Market Acquisitions--Additionally, the Company has approached the general school loan market though Education Lending Services, Inc.'s subsidiary, Education Funding Resources, LLC, with secondary

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market offerings in order to acquire more student loan volume. Most originators of student loans today are not long-term holders of these assets. Consequently, an active secondary market has arisen for student loans. The Company is a participant in the acquisition of student loans in the secondary market.
Funding for this activity is planned to flow from increases in the commercial warehouse line of credit financing and from direct access to the asset-based marketplace. On these secondary market purchases, the Company earns income on the portfolio based on the difference between the student loan borrower rate and the interest cost of its borrowings under the commercial warehouse line of credit or asset backed security market (ABS) plus the amortization expense of the acquisition cost of the portfolio. The Company intends to maximize revenue and build its balance sheet over time by holding most of the acquired student loans.

   Lender List Loan Originations--Student Loan Xpress, Inc., a wholly owned subsidiary of the Company, was formed to deliver student loans through the traditional school lender-list marketing channel. The process is as follows:
(i) a high school student receives an award letter from the school he/she has chosen to attend; (ii) in the award letter, the student is provided information on any financial aid he or she has been awarded, as well as information on federally guaranteed Stafford loan eligibility; (iii) the award letter informs the student on how to apply for a student loan and provides the student with a list of lenders the school endorses for funding the necessary loan amount; (iv) the student then signs the award letter and chooses from the lender-list the lender he or she wants to provide the funding of the student loan.

   The focus of Student Loan Xpress, Inc. is to market to the financial aid offices of schools in order to be included on that school's preferred lender list. Student Loan Express, Inc. is currently on the preferred lender list at over 380 schools and it is anticipated that amount will grow to well over 450 by the end of 2003. Being on a preferred lender list at an educational institution provides Student Loan Xpress, Inc. with the opportunity to generate more student loans at that institution than other lenders who are not on the preferred lender list. In addition, Student Loan Xpress, Inc. markets the Consolidation Assistance Program and Grad Partners Program to its targeted educational institutions and related alumni associations.

Industry Overview

   Overview. Effective September, 2001, the Company began funding federally guaranteed student loans and private student loans. The Company is a full service provider of financial aid products to students, parents and schools.

   The high cost of education has resulted in students and their parents carrying increasingly high levels of indebtedness and burdensome monthly payments upon graduation. In 1986, this problem was addressed by the U.S. Congress. The result was the founding of the Consolidation Loan Program ("CLP"). This was a market of great interest to private lenders until the CLP changed in 1993 to include a 50 basis point origination fee and a 105 basis point annual fee paid by private lenders to the U.S. Department of Education. The implementation of these fees by the federal government and the establishment of the U.S. Department of Education's Direct Lending Consolidation Program (the "DLCP") that same year has had the effect of limiting the participation of private lenders in the student loan consolidation market. The DLCP grew rapidly because of its ability to consolidate FFELP loans into the DLCP, while FFELP lenders were unable to consolidate Direct Lending Program Loans into the FFELP. With a limited number of lenders focused on originating consolidation loans and the great appeal of the product to student borrowers, there was demand for private sector consolidation loans, and private lenders were given the right to consolidate DLCP loans in 1998.

   The Higher Education Act of 1965, as amended (the "Higher Education Act"), authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to Stafford Loans. Federal consolidation loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the FFELP selected by the borrower, as well as loans made pursuant to the Perkins and Health Professional Student Loan Programs. Payment of principal and interest on all FFELP student loans originated after October 1,

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1993 loans are guaranteed 98% against default by the borrower as to principal and interest. This guarantee also applies to consolidation loans. Payment of principal and interest on all FFELP student loans originated after October 1, 1993 loans are guaranteed 98% against default by the borrower as to principal and interest. This guarantee also applies to consolidation loans.

   To be eligible for a consolidation loan, a borrower must have outstanding indebtedness on student loans made under the FFELP and/or certain other federal student loan programs, including the NDSLP, and be in repayment status or in a grace period, or be a defaulted borrower who has made arrangements to repay any defaulted loan satisfactory to the holder of the defaulted loan.

   Currently, the interest rate paid by a student on a consolidation loan is fixed at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest higher 1/8 of 1 percent, but not to exceed 8.25% per annum. This rate will be applicable for all loans for which an application is received by an eligible lender from now until June 30, 2004. Once a student consolidates his or her loans, the rate determined at that point is fixed to the student for the life of the loan. The holder receives a floating rate of interest that is subsidized by the government to the extent the SAP floating rate formula exceeds the rate paid by the student. Notwithstanding these general interest rates, the portion, if any, of a consolidation loan that repaid a loan made under the Federal Health Education Assistance Loan program ("HEAL") may have a different variable interest rate. Such HEAL portion is adjusted on July 1 of each year, but is the sum of the average of the 91-day U.S. Treasury bill auctioned for the quarter ending on the preceding June 30, plus 3.0% without any cap on the interest.

   The Company targets the industry segment comprised of college and university graduates who have financed the cost of their education in whole or in part with federal student loans. Most federally guaranteed student loans are eligible for consolidation under the federally guaranteed student consolidation loan program. These loans include those that are originated under the U.S. Department of Education's Direct Lending Program and the FFELP. In addition, the Company targets the students who need additional student loans as well as their parents. According to the Department of Education, it is estimated that non-consolidated FFELP and Direct Loan volume, which reflects new student loan demand, was $37.9 billion in 2002. This represents a 77 percent increase from the $21.4 billion in 1994. Consolidation loan volume added another $17 billion in 2002 for total federal financial aid to students of $54.9 billion. New FFELP loan volume was $26.5 billion in 2002, accounting for 70 percent of all new (non-consolidated) student loan volume while Direct Loan volume was $11.4 billion or 30 percent of all new student loan volume. New FFELP volume is projected to grow to $28.5 billion in the 2003 budget year while Direct volume is projected to grow to $12.2 billion for total new student loan demand of $40.7 billion for 2003.

   While the private student loan market is small in comparison to the federal student loan market, large increases over the past three years reflect a growing reliance on private borrowings as an alternative to federally guaranteed student loans. This is partly due to the fact that the U.S. Congress has not raised limits on federally guaranteed student loans since 1992. The Company believes the private student loan market will continue to fill the gap between the cost of education and the money available to pay that cost of education available through federally guaranteed student loans.

   There is no comprehensive public reporting on private sales of student loans. However, there is activity in the asset backed security marketplace for financing student loans. Most of this debt is used to finance secondary market acquisitions as a majority of these non-profit entities issuing asset backed securities are only legally authorized to operate in a secondary market capacity. Typically, each entity operates on a single state or narrow regional basis. SLM Corporation, Inc. (known as Sallie Mae), who is a recently privatized former government sponsored enterprise, formerly operated solely as a secondary market and has historically been the largest acquirer of student loans. Their securitized volume was up significantly in 2002. Over the last three years Sallie Mae acquired three of the leading secondary market participants giving them a dominant position in the secondary marketplace. The recent consolidation has positioned Sallie Mae to compete against the lenders who historically sold them their volume. As these lenders' contracts with Sallie Mae expire and they move to market transactions to sell their portfolios, Education Lending Services, Inc. expects to be a leading contender to acquire these portfolios.

   Growth. Demand for consolidation loans is highly correlated to growth in the student loan industry, which is expected to continue to grow rapidly over the next ten years. Projections by the U.S. Department of Education's National Center for Education Statistics indicate that school enrollment will continue to reach record levels over the next ten years. Between 1999 and 2009, total college enrollment is projected to rise by a total of 17 percent. The Company believes that total college enrollment in 2000 reached a new record of approximately 15.1 million students. Tuition increases have far outpaced growth in personal and family income over the past two decades, and the need for federal and private student aid has increased dramatically. Average tuition at both public and private institutions has more than doubled between 1980 and 1998, and the median income for families most likely to have children in college has been relatively stagnant, rising just 22% during the same period. As a result, college students are becoming less able to depend on their parents as a source of financing for tuition expenses.

   Increases in aid per full-time equivalent student over the past ten years have resulted from a dramatic increase in the total amount of loans per student as Congress increased federal loan limits. Prior to 1992, when the Congress last raised federal loan limits, grants made up approximately 50 percent of aid per student. Since then, loans have comprised a larger portion of aid per student, about 60 percent. As a result, students have become increasingly reliant on student loans in order to finance the cost of their education. Student loans could soon comprise an even larger percentage of aid per student if Congress decides to raise loan limits again, which it does periodically, in its reauthorization of the Higher Education Act which occurs on a five (5) year cycle.

Operational Plans

   In September, 2001, through its wholly-owned direct and indirect subsidiaries, Grad Partners, Inc. (now known as Education Lending Services, Inc.) and Grad Partners Premier, LLC (now known as Education Funding Resources,
LLC), the Company began operations to originate and purchase federally guaranteed student loans. In November 2001, the Company initiated business operation of its subsidiary, Student Loan Xpress, Inc., which focuses on marketing the Company's student loan products directly to colleges and universities. The Company, through its subsidiaries, originates FFELP student loans that are eligible for guarantee from the Department of Education, federally guaranteed consolidation loans, and certain other eligible student loans.

Strategy

   Besides its other marketing channels described above, the Company is a leader in the direct marketing of student and parent loans to the consumer. The Company is building brand name awareness with its proprietary marketing strategies and its Internet based student entrance and exit programs which are currently being developed internally. The Company provides these services to schools free of charge as a marketing tool. The Department of Education requires some variant of entrance and exit counseling for schools participating in the Department's school loan programs. This program allows schools to utilize a private label product, (i.e., the software is web enabled for downloading by the school and then labeled by it as its own proprietary site) for their required entrance and exit orientation program. The exit orientation includes an option for loan consolidation counseling. These on-line services save the financial aid office an enormous amount of time and resources. Schools are receptive to any products and services that can accomplish the reduction of staff time and related expenses. This value-added service opens the door for the Company to become an undergraduate and graduate lender for the school in addition to being their preferred consolidation lender. The Company's objective is to become a leading direct marketing company in delivering student loan products and services to the consumer by pursuing several key strategies such as, continuing to attack the underserved consolidation market place, penetrating the graduate school lending program by direct marketing to college seniors and growing the Grad Partners Program, continuing to develop the traditional lender business marketed by its subsidiary, Student Loan Xpress, Inc., innovating marketing and technology programs directed at students and their parents to promote its origination of federal Stafford and Parent Loan for Undergraduate Students (PLUS), becoming a major secondary market purchaser, and leveraging management's expertise in marketing and building businesses.

Competition

   Until the last couple of years, there has been little competition for consolidation loans among established market participants. One significant reason is that many market participants are not long-term holders of student loans. The majority of bank originators re-sell their loans into the secondary market for attractive premiums before the loans enter repayment. These potential entrants therefore are not competitors for consolidation loans because they do not participate in the marketplace of loans in repayment, which is typically when the loan consolidation occurs.

   Additionally, those lenders who are long-term holders of loans in repayment have avoided the consolidation market because they found it less attractive than holding their existing loans without consolidation. These potential entrants face the risk of cannibalizing the assets that they held by extending the 10-year maturity to 15 years or longer, and then being compelled to pay an annual fee to the Department of Education of 105 basis points on any loans that they did consolidate. Likewise, secondary markets, which hold the majority of the student loans that are currently in repayment, have avoided consolidation loans for the same reasons. These banks and secondary market holders have now begun to engage in defensive consolidations (i.e., they reluctantly consolidate loans for borrowers in their portfolio who ask for consolidation and extended repayment). In addition, new companies have entered the business of directly marketing to consumers eligible for student consolidation loans.

   The Department of Education also offers consolidation loans and has marketed this product widely in prior years, mostly on the Internet. However, the Department of Education was plagued with an inability to execute timely closings on the requests for consolidation and today has budgeted few dollars for marketing consolidation. This has constrained their ability to service the approximately one-third of the borrowers since 1995 who obtained their loans from the Department. For the last two years, private market makers like Collegiate Funding Services ("CFS") have been able to market consolidation loans to Department of Education Direct Loan Program borrowers. This competition has further diminished the Department of Education's capacity to compete. CFS continues to be the largest new competitor in the consolidation loan market. Other potential competitors include larger banks, which hold their student loan portfolios into repayment. Several of these larger banks, which are significant originators of FFELP volume, have elected to buy their consolidation volume, rather than to market the product themselves. In addition, there are several new market entrants, looking to take advantage of the favorable interest rate environment. At this time these new entrants do not represent a long-term competitive risk. In July of 2002, Sallie Mae began actively to market consolidation loans and, as a result of its substantial market presence, it quickly became the leading originator in the consolidation marketplace.

   Most banks continue to market student loans the same way they have for the past decade, that is to achieve preferred lender status on a school's preferred lender-list. This lender-list participation drives Stafford loan volume from the students who select their lender from the school's preferred lender-list. Conversely, direct marketing to students and parents would in many instances jeopardize the lenders' position on the preferred lender-list, as schools have historically enjoyed their control over these lists. Preferred lender lists came to prominence in the student loan program in the early 1990's to streamline the student lending process, which to that point was unwieldy, and heavily paper intensive. Financial aid offices had no control over where their students borrowed their loans. The preferred lender-lists arose to rationalize the process and simplify the administration of the program in financial aid offices on college campuses. Traditionally, the schools like to use preferred lenders because they provide the school with products and services that ease the financial aid process for their students and help reduce the workload for the financial aid office. The marketplace is evolving and is likely to begin to move away from preferred lender-lists as the sole source of traditional Stafford loans due to such factors as electronic processing of loan applications, electronic disbursements, and e-signatures. This is evident in the emergence of direct marketing of PLUS loans to the parents of students. Once it was clear the

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process did not intrude on the financial aid office, and in fact enhanced administration of financial aid, resistance to direct marketing of PLUS loans largely evaporated. The Company realizes that in order to build this channel to scale, it must work closely with financial aid offices to insure conformity to their internal systems. The Company views student loans as consumer loans that can be originated in any fashion that is convenient for the student, parent and, most importantly, the school. Secondary markets have almost never sought to obtain loans directly, preferring or needing to buy their loans from bank originators. It is anticipated that both constituencies, banks because of their fear of jeopardizing their preferred lender status, and secondary markets because of their lack of marketing experience, will be slow to adopt new marketing approaches for fear of jeopardizing their existing loan flow and bank relationships.

   Of the $38 billion in annual Stafford loan volume, more than $6 billion is comprised of graduate school loans. While there are significantly fewer graduate students, their cost of education and loan limits under the federal loan programs are higher. It is these two factors that make these graduate loans so valuable. Larger loans have lower relative servicing costs yielding larger net interest spread. Graduate loans also have lower default rates typically than undergraduate loans. As a consequence, the borrower population is also more attractive to a lender. Based on the availability of over $18 billion of graduate loan volume over the next three years, the Grad Partners Program is targeting the capture of less than 5% of this market, while offering the only program on a national basis that directly pays the school immediate premium income on the loans the school generates.

   Two public companies, Sallie Mae and the Student Loan Corporation, compete in the student loan business. Sallie Mae is the nation's largest private source of funding and servicing support for higher education loans for students and their parents and provides a wide range of financial services, processing capabilities and information technology to meet the needs of educational institutions, lenders, students, and guarantee agencies. As of December 31, 2002, Sallie Mae's managed portfolio of federally insured student loans totaled over $75.3 billion (including loans owned and loans securitized). Primarily a provider of education credit, Sallie Mae serves a diverse range of clients, including approximately 5,500 educational and financial institutions and state agencies and serves in excess of 7 million borrowers. The Student Loan Corporation ("SLC") originates, holds and services federally insured student loans through a trust agreement with Citibank (New York State). SLC is an originator/holder of loans originated under the Federal Family Education Loan
(FFEL) Program, authorized by the Department of Education under the Federal Higher Education Act, and also holds student loans that are not insured under the Act, including CitiAssist loans. SLC's portfolio is comprised primarily of loans originated through the FFEL Program. These loans consist of subsidized Federal Stafford loans, unsubsidized Federal Stafford loans, Parent Loans to Undergraduate Students (PLUS loans) and Federal Consolidation loans. SLC also owns a portfolio of Health Professions Education Loans that consists of guaranteed student loans in designated health professions under a federally insured loan program administered by the United States Department of Health and Human Services.

   In the past, most secondary market purchasers have never sought to obtain loans directly, preferring or needing to buy their loans from bank originators. It is anticipated that both constituencies will be slow to adopt new marketing approaches for fear of jeopardizing their existing loan flow and bank relationships. This traditional approach was evident with the recent secondary market acquisitions by Sallie Mae, the largest secondary market purchaser, of USA Group, Inc., Student Loan Funding Resources, Inc., and Nellie Mae. This consolidation of the secondary market allows for new companies such as the Company to enter the marketplace to replace the secondary market alternatives acquired by Sallie Mae. The Company intends to be flexible in the promotion of partnering approaches with traditional lenders because most of these lenders desire fee income and therefore want the immediate sale of their originated loans. The Company will attempt to accommodate this approach and will partner with one or two servicers nationally to efficiently support this program. Conversely, other lenders like to hold their loans up to the time of repayment and then sell them. To the extent feasible, the Company will work with multiple servicers to accommodate this program. This flexibility is not seen from Sallie Mae, who generally insists that all loans acquired be converted to their servicing platform. This approach limits the viability of some of these banks as competitive student lenders going forward, since their pipeline to the schools becomes controlled by Sallie Mae. The Company believes its more flexible approach will be viewed as an attractive alternative to Sallie Mae. Obviously, the price paid for the loans must be market competitive in

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either scenario. The other primary competitors on a national basis (e.g.
NelNet) also have captive servicers like Sallie Mae.

Government Regulation

   The student loan industry is regulated by the U.S. Department of Education under the Higher Education Act of 1965, as amended. The Higher Education Act is subject to reauthorization by Congress every five years. The next Higher Education Act reauthorization is currently under consideration by the 108th Congress. In advance of that, Congress has passed legislation to establish the long-term rates on these student loan government guaranteed assets. This will enhance the current market stability in the student lending arena.

Employees

   At December 31, 2002, Education Lending Group and its subsidiaries employed approximately 96 people, of whom 32 are full-time management and 64 are support staff. One support staff employee is part-time. None of Education Lending Group's or its subsidiaries' employees are unionized, and Education Lending Group believes that its relations with its employees are good.

Description of Property

   San Diego, California. Education Lending Group's executive offices are located in San Diego, California. Prior to February 1, 2002, the office space comprised a total of approximately 1,981 square feet. The premises were subject to a lease dated March 17, 1999 that would have expired on March 16, 2004, under which Education Lending Group is the tenant. The annual rent was approximately $51,110, in addition to pass-through expenses for utilities, increases in real estate taxes, assessments and increases in insurance.

   In order to accommodate the San Diego office needs of its subsidiaries, Education Lending Services, Inc., and the newly formed Student Loan Xpress, Inc., Education Lending Group has entered into a new lease for additional office space in the same office complex as its current executive offices. Effective on February 1, 2002, Education Lending Group entered into a new combined lease which comprises a total of 7,537 square feet. The executive offices utilize 1,983 square feet, and Education Lending Services, Inc. and Student Loan Xpress, Inc. jointly occupy 5,554 square feet. The lease expires on January 31, 2005 and has annual rent of $235,154 for the first year, $244,560 for the second and $254,343 for the third and final year, in addition to the pass-through expenses set forth above. On January 1, 2003, Education Lending Group added an additional 1,544 square feet under the current lease on the same terms and conditions. The combined lease is now for 9,081 square feet at an annual rent of $294,660 in 2003 and $306,444 for the balance of the term. Education Lending Group has the right to renew the new lease for an additional five-year period.

   Cincinnati, Ohio. Education Lending Group leases additional office space in Cincinnati, Ohio. The office space currently comprises approximately 4,728 square feet. The premises are subject to a lease dated December 10, 2001, effective February 1, 2002, that expires on March 31, 2007. Education Lending Services, Inc. is the tenant, and Education Lending Group is the guarantor. The annual rent through March, 2003 is $54,372 and then increases to $56,736 annually for the remainder of the lease. On September 15, 2002, Education Lending Group entered into an office lease for an additional 4,728 square feet in the same building as the existing lease. The office lease is effective on February 1, 2003 and expires on March 31, 2007. The annual rent during the term is $58,154.

Legal Proceedings

   On January 26, 2001, the Company signed a letter of intent to acquire a student loan marketing company for cash and shares of the Company's Common Stock. The acquisition was not consummated, and the Company agreed to arbitrate the possible payment of a break-up fee of $500,000, which was settled in March, 2003 by mutual agreement of the parties without any financial obligation on the part of either party.

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                              THE EXCHANGE OFFER

Purpose of Exchange Offer

   The purpose of the Exchange Offer is to provide a means for current holders of shares of Education Lending Group Common Stock that are not currently freely transferable to exchange their shares of Common Stock for an equal number of shares of Education Lending Group Common Stock that have been registered with the Securities and Exchange Commission (pursuant to a registration statement of which this Prospectus is a part) and are freely transferable, except for shares held by "affiliates". An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Each outstanding share of Education Lending Group Common Stock that is tendered pursuant to and in accordance with the terms of the Exchange Offer will be exchanged for one registered share of Education Lending Group Common Stock. Except for shares held by "affiliates," the registered shares of Common Stock will not bear any legend restricting their transfer and will be freely transferable by the holder. The certificates for shares of Common Stock that are tendered to Education Lending Group in the Exchange Offer will be cancelled.

Description and Effect of Exchange Offer


   Education Lending Group is offering to all holders of our Common Stock the opportunity to exchange for each outstanding share of Education Lending Group Common Stock, par value $.001 per share, one registered share of Education Lending Group Common Stock, par value $.001 per share. As of June 30, 2003, 11,481,584 shares of Education Lending Group Common Stock were issued and outstanding. This Prospectus and the enclosed letter of transmittal are first
being mailed on or about [             ], 2003, to all record holders of Common
Stock known to us as of [             ], 2003. The shares of Common Stock
offered are identical to the outstanding shares of Common Stock, except that all of the shares of Common Stock offered have been registered under the federal securities laws, certificates representing such shares will not bear any legend restricting their transfer, except for shares held by "affiliates," and the shares will be freely transferable by the holder, accept for shares held by "affiliates." Upon the completion of the Exchange Offer, those stockholders who have tendered their shares of Common Stock will receive in exchange registered shares of Education Lending Group Common Stock.


Expiration Date; Extension and Amendment

   The offer to exchange shares of Common Stock will expire at 5:00 p.m.,
Eastern Standard Time, on [             ], 2003. In our sole and absolute
discretion, we may extend the period of time during which the Exchange Offer is open. Our obligation to accept Common Stock in this Exchange Offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer."

   We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and to delay acceptance of any Common Stock. If we elect to extend the period of time during which the Exchange Offer is open, we will give oral or written notice of the extension, as described below. During any extension, all Common Stock previously tendered and not withdrawn will remain subject to the extended Exchange Offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Common Stock not accepted for exchange as promptly as practicable after the expiration or termination of the Exchange Offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration of the Exchange Offer.

   We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept any Common Stock if any of the events described below under the caption "--Conditions to the Exchange Offer" should occur or for any other reason within our sole and absolute discretion. We will give you oral or written notice of any amendment, termination or non-acceptance of the Exchange Offer as promptly as practicable.


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Transferability of the Offered Common Stock

   Education Lending Group believes that the offered Common Stock may be resold by you, or any other person receiving such Common Stock, without compliance with the registration requirements of the federal securities laws, if:

  . you, or the person or entity receiving such Common Stock, are acquiring the offered shares of Common Stock in the ordinary course of business

  . neither you nor any such person or entity is engaging in or intends to engage in a distribution of the offered Common Stock

  . neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the offered Common Stock

  .   neither you nor any such person is acting as an underwriter or a dealer

  . neither you nor any such person or entity is an "affiliate" of Education Lending Group, within the meaning of the federal securities laws

  . you are not acting on behalf of any person or entity who could not truthfully make these statements.

Procedures for Exercising Warrants and Stock Options and Tendering the Underlying Common Shares

   If you own warrants or vested stock options to purchase shares of the Company's Common Stock, you may exercise all or any portion of those warrants or vested stock options (pursuant to the terms of the warrant or stock option agreement) and elect to exchange the underlying Common Stock for shares of the registered Common Stock to be issued in this offering. The Company makes no recommendation regarding whether or when you should exercise your warrants or vested stock options. If you elect to exercise warrants or vested stock options to participate in the Exchange Offer, you must notify the Company of your exercise by delivering the necessary documentation to the Company (pursuant to the terms of the warrant or stock option agreement) and notify the Exchange Agent of your tender by providing the necessary information in the letter of transmittal, in each case, prior to the termination date of the Exchange Offer. The procedures for tendering Common Stock issued in connection with such exercise will be the same as set forth below under the heading "--Procedures for Tendering Outstanding Stock" except that you will not receive any share certificates in connection with the exercise of your warrants or vested stock options until after the completion or early termination of the Exchange Offer.

Procedures for Tendering Outstanding Stock

   Only holders of outstanding shares of the Company's Common Stock may tender such shares in response to the Exchange Offer. If you choose to tender your shares, you may use one of the following methods for tender prior to the expiration of the Exchange Offer (unless you comply with the guaranteed delivery procedures described below under the caption "--Guaranteed Delivery Procedures"):

   If you hold Common Stock in certificated form and you wish to tender your shares:

  . tender your Common Stock by sending the certificates representing your Common Stock, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, including, without limitation, separate stock powers or a substitute Form W-9, to the Exchange Agent, at the address listed below under the caption "--Exchange Agent".

  If you hold Common Stock in "street name" and you wish to tender your shares:

  . tender your Common Stock by using the book-entry procedures described below under the caption "--Book-Entry Transfer" and transmit a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the Exchange Agent.

   In order for a book-entry transfer to constitute a valid tender of your Common Stock, the Exchange Agent must receive a confirmation of book-entry transfer of your Common Stock into its account at The Depository Trust Company ("DTC") prior to the expiration of the Exchange Offer. The term "agent's message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

The method of delivery of certificates for Common Stock, letters of transmittal, agent's messages and all other required documents is at your discretion. If you deliver Common Stock by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow for sufficient time to assure timely delivery. Please send all certificates for Common Stock, letters of transmittal and agent's messages to the Exchange Agent, at the address set forth on the back cover page of this Prospectus. Please do not send these materials to Education Lending Group, as this will not be deemed a proper tender.

Signatures on Letter of Transmittal

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

  . a registered holder of Common Stock and have not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  . you are tendering Common Stock for the account of an eligible guarantor institution.

An "eligible guarantor institution" means:

  .   banks, as defined in Section 3(a) of the Federal Deposit Insurance Act;

  . brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934;

  .   credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act;

  . national securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Securities Exchange Act; and

  . savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor is required to be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of your Common Stock (which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Common Stock) you must have the certificates representing the Common Stock signed by the registered holder of the Common Stock and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution. That instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Common Stock signs the letter of transmittal, certificates for the Common Stock must be endorsed, or accompanied by stock powers, exactly as the name or names of the registered holder or holders that appear on the certificates for Common Stock.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for Common Stock, you must indicate your status when signing. If you are acting in any of these capacities, you are required to submit proper evidence satisfactory to the Exchange Agent of your authority to so act unless we waive this requirement.

Determination of Valid Tenders; Education Lending Group's rights under the Exchange Offer

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of Common Stock tendered for exchange will be determined by us in our sole and absolute discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all improperly tendered shares of Common Stock or not to accept any Common Stock, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Common Stock either before or after the expiration of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender Common Stock. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Common Stock either before or after the expiration of the Exchange Offer, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Common Stock must be cured within a reasonable period of time, as determined by us.

   Although Education Lending Group intends to notify stockholders of defects or irregularities in tenders of outstanding Common Stock, neither Education Lending Group, the Exchange Agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Common Stock for exchange, nor will we have any liability for failure to give this notification. Stockholders will be deemed to have tendered outstanding Common Stock only when such defects or irregularities have been cured or waived. The Exchange Agent will return to the tendering stockholder, after the expiration of the Exchange Offer, any outstanding shares of Common Stock that are not properly tendered and as to which the defects have not been cured or waived.

   All tenders not withdrawn before the expiration of the Exchange Offer will constitute an agreement between the stockholder and Education Lending Group in accordance with the terms described in this Prospectus and the letter of transmittal.

Book-Entry Transfer

   Within two (2) business days after the date of this Prospectus, the Exchange Agent will establish the required accounts at DTC for the Common Stock tendered in the Exchange Offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of Common Stock by causing DTC to transfer the Common Stock into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the Common Stock may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed below under the caption "--Exchange Agent." In addition, the Exchange Agent must receive book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account of DTC prior to the expiration of the Exchange Offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your Common Stock, but:

  .   the certificates for the Common Stock are not immediately available

  . you do not have enough time to deliver your certificates representing the Common Stock or other required documents to the Exchange Agent before the expiration of the Exchange Offer, or

  . the procedure for book-entry transfer cannot be completed before the expiration of the Exchange Offer

   You may effect a tender of your Common Stock by taking the following steps:

  . tender the Common Stock through an eligible "guarantor institution" (which is defined above under the caption "--Signatures on Letter of Transmittal")

  . prior to the expiration of the Exchange Offer, the Exchange Agent must receive from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the number of shares of Common Stock you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission.

  . guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the Exchange Agent; and

  . the Exchange Agent must receive the certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Effect of Not Tendering Shares of Common Stock that are Not Freely Transferable

   After the completion of the Exchange Offer, the outstanding Common Stock that is not otherwise freely transferable will remain subject to restrictions on transfer. Since such outstanding shares of Common Stock have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Except with respect to registration rights previously granted to holders of certain warrants, the Company will have no obligation to provide for the registration of the outstanding shares of Common Stock that are not freely transferable. See "Transferability of Your Shares of Common Stock" for assistance in determining whether your shares of Common Stock are currently freely transferable.

Effect of Not Tendering Shares of Common Stock that are Freely Transferable

   Certain outstanding shares of the Company's Common Stock have been previously registered under the federal securities laws or are otherwise freely transferable and accordingly are not subject to restrictions upon transfer. Certificates representing these freely transferable shares of Common Stock do not bear any legend restricting their transfer. Federal securities laws require that Education Lending Group offer the exchange to all holders of its outstanding Common Stock. Accordingly, even holders of shares of Common Stock that are currently freely transferable may participate in the Exchange Offer. However, holders of shares of Common Stock that are currently freely transferable will derive no benefit from tendering their shares of Common Stock. See "Transferability of Your Shares of Common Stock" for assistance in determining whether your shares of Common Stock are currently freely transferable.

Withdrawal Rights

   You may withdraw tendered Common Stock at any time prior to the expiration of the Exchange Offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the expiration of the Exchange Offer at the address listed below under the caption "--Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn, identify the Common Stock to be withdrawn, including the number of shares of the Common Stock, and, where certificates for Common Stock have been transmitted, specify the name in which the Common Stock is registered, if different from that of the withdrawing holder. If certificates for Common Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates, the withdrawing holder must also submit the numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

   If Common Stock has been tendered using the procedure for book-entry transfer through DTC described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Stock and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these withdrawal notices will be determined by us. Our determination will be final and binding on all parties.

   Any Common Stock properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Common Stock which has been tendered for exchange but which is not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the Exchange Offer. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted Common Stock will be credited to the tendering holder's account at DTC. Properly withdrawn Common Stock may be re-tendered at any time prior to the expiration of the Exchange Offer by following one of the procedures described above under "--Procedures for Tendering Outstanding Stock."

Conditions to the Exchange Offer

   There are no conditions to the Exchange Offer except that Education Lending Group will not be required to complete the Exchange Offer and may terminate or amend it, if any time before Education Lending Group accepts any tendered shares of Common Stock the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the SEC or any court or government agency. In addition, Education Lending Group will not be required to complete the Exchange Offer if any stop order is threatened or issued with respect to the registration statement for the Exchange Offer of which this Prospectus is a part.

   These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive, to the extent permitted by applicable law, any condition, in whole or in part, at any time in our sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the Exchange Offer for any or no reason, in our sole and absolute discretion, and not accept any Common Stock.

Acceptance of Tendered Common Stock and Delivery of Newly Registered Common
Stock

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer for any or no reason, in our sole and absolute discretion, Education Lending Group will accept, promptly after the expiration of the Exchange Offer, all of the outstanding shares of Common Stock which are validly tendered, and not validly withdrawn prior to the expiration of the Exchange Offer. We will issue the newly registered shares of Common Stock promptly after acceptance of the shares of tendered outstanding Common Stock. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Common Stock for exchange when, as and if we have given oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to be given promptly after any oral notice.

   For each share of Common Stock accepted for exchange in the Exchange Offer, the tendering holder will receive one share of newly registered Common Stock. The issuance of the newly registered shares of Common Stock in exchange for tendered shares of currently outstanding Common Stock will be made only after the Exchange Agent timely receives either certificates for all physically tendered Common Stock, in proper form for transfer, or a book-entry confirmation of transfer of the Common Stock into the Exchange Agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal.

   Stockholders who tender outstanding shares of Common Stock in the Exchange Offer will not be required to pay brokerage commissions, fees or transfer taxes as a part of the Exchange Offer. Education Lending Group will pay all charges and expenses in connection with the Exchange Offer except that Education Lending Group will not pay any taxes incurred in connection with a stockholder's request to have offered Common Stock or non-exchanged Common Stock issued in the name of a person other than the registered holder. See "--Transfer Taxes" below.

   If for any reason we do not accept any shares of tendered Common Stock, we will return the unaccepted or non-exchanged Common Stock without expense to the registered tendering holder. In the case of Common Stock tendered by book-entry transfer into the Exchange Agent's account at DTC by using the book-entry procedures described below, the unaccepted or non- exchanged Common Stock will be credited to an account maintained by the tendering holder with DTC. Any Common Stock to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the Exchange Offer.

Exchange Agent

   Education Lending Group has appointed Interwest Transfer Co., Inc. as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, stock certificates and other required documentation should be sent directly to the Exchange Agent at the following address:

                         Interwest Transfer Co., Inc.
                             1981 East 4800 South
                                   Suite 100
                          Salt Lake City, Utah 84117
                           Telephone: (801) 272-9294
                           Facsimile: (801) 277-3147

Education Lending Group recommends that all documents sent to the Exchange Agent be sent by registered mail, return receipt requested, by hand, or by overnight delivery service. Originals of any documents sent by facsimile should be sent promptly to the Exchange Agent.

   All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Common Stock should be directed to the Exchange Agent at the telephone number listed above.

Delivery of a letter of transmittal or other Exchange Offer documentation to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal or other Exchange Offer documentation.

   Requests for additional copies of this Prospectus, the enclosed letter of transmittal or the enclosed notice of guaranteed delivery may be directed to the Exchange Agent at the telephone number or the address listed above. Requests for copies of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, our Current Reports on Form 8-K, or our 2003 Annual Meeting Proxy Statement may be directed to Education Lending Group.

Accounting Treatment of Exchange Offer

   The Company will record the shares of newly issued Common Stock at the same par value as the existing shares for which they are exchanged, as reflected in the Company's accounting records on the date of exchange. Accordingly, for accounting purposes, no gain or loss will be recognized by the Company in connection with this Exchange Offer.

Federal Income Tax Consequences of Exchange Offer


   In the opinion of Thompson Hine LLP, the exchange of currently outstanding Common Stock for Common Stock offered in the Exchange Offer will not constitute a sale or exchange for federal income tax purposes. As a result, holders of currently outstanding Common Stock will not recognize gain or loss on the exchange. For purposes of determining gain or loss upon a subsequent sale or exchange of Common Stock, a holder's tax basis in the Common Stock received in the Exchange Offer will be the same as such holder's tax basis in its currently outstanding Common Stock. Holders of Common Stock received in the Exchange Offer will be considered to have held such Common Stock from the time of their original acquisition of the currently outstanding Common Stock.


   The preceding summary of the material federal income tax consequences applicable to the Exchange Offer is based on the Internal Revenue Code of 1986, as amended, and existing and proposed regulations as currently in effect. The summary does not apply to certain special classes of holders of Common Stock, including dealers in securities or currencies, banks, tax-exempt organizations and holders who do not hold their Common Stock as a capital asset. You should consult your own tax advisor as to the particular tax consequences to you of exchanging your currently outstanding Common Stock for Common Stock offered in the Exchange Offer, including the applicability and effect of any state, local or foreign tax laws.

Transfer Taxes

   Generally, stockholders who tender outstanding shares of Common Stock will not be obligated to pay any transfer taxes in connection with their tender. However, stockholders who instruct Education Lending Group to:

  . register newly issued shares of Common Stock in the name of a person other than the registered holder, or

  . request that outstanding shares of Common Stock not tendered or accepted for exchange be returned to a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

No Funding Required to Acquire Tendered Shares

   Each stockholder who tenders shares of Common Stock to Education Lending Group in accordance with the terms of the Exchange Offer will receive in exchange shares of Education Lending Group Common Stock equal to the number of shares tendered by such stockholder. Since the transaction involves a one-for-one exchange of shares, no monetary consideration, and thus no funding, is necessary to carry out the acquisition by Education Lending Group of the shares tendered to Education Lending Group.

No Solicitations or Recommendations

   No party is being employed, retained or compensated to make solicitations or recommendations with respect to the Exchange Offer. The Exchange Agent will mail solicitation materials on our behalf. We will pay the Exchange Agent customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including filing fees, for both federal and state securities registration, and printing and distribution expenses. We will reimburse reasonable expenses incurred by brokers and dealers in forwarding this Prospectus and the other materials in connection with the Exchange Offer to the holders of the Common Stock. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Exchange Offer. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Education Lending Group and its affiliates, without compensation for such solicitation, and by persons so engaged by the Exchange Agent.

No Approvals Required for Exchange Offer

   The Exchange Offer is not a transaction that requires the approval of Education Lending Group's stockholders. Other than pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the rules and regulations of each of the states and foreign jurisdictions in which the Company's Common Stock will be offered and issued in connection with the Exchange Offer, no additional federal or state regulatory requirements must be complied with and no approval must be obtained in connection with the Exchange Offer.

No Dissenters' Rights of Appraisal

   Under the Delaware General Corporation Law, no dissenters' rights of appraisal exist in connection with the Exchange Offer.

                TRANSFERABILITY OF YOUR SHARES OF COMMON STOCK

   As a general rule, securities may not be sold or otherwise transferred unless they are registered or there is an exemption from registration that covers the sale or transfer. One method of exempting a resale of securities from registration is to comply with the requirements of Rule 144 of the Securities Act of 1933, as amended. Where adequate current information concerning an issuer is available to the public, compliance with Rule 144 permits the public sale in ordinary trading transactions of limited amounts of restricted or other securities by "affiliates" and of restricted securities by persons who are not affiliates. An "affiliate" of an issuer is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

   Common Stock received by an affiliate of Education Lending Group in exchange for shares of Education Lending Group Common Stock that he has held for less than one year will no longer be subject to Rule 144's holding period requirement, but all of the other requirements of Rule 144 will continue to apply to the Common Stock received in exchange. Common Stock received by an affiliate in exchange for Education Lending Group shares that the affiliate has held for one year or more will have the same status under Rule 144 as the shares for which the affiliate exchanged them. Accordingly, there is no reason for an affiliate to accept the Exchange Offer for Education Lending Group shares that the affiliate has held for one year or more.

   If you are not an affiliate of Education Lending Group, the following table is provided to assist you in determining whether your shares of Common Stock are currently freely transferable, without regard to Rule 144. The table summarizes the status of your shares under Rule 144 only. Other securities laws to which officers, directors and holders of large numbers of shares may be subject may also affect transactions in Education Lending Group's shares by such persons. If your shares of Common Stock are currently freely transferable, there is no benefit to you in accepting the Exchange Offer.

                        Description of                               Shares are Currently
                     Securities Transaction                          Freely Transferable

    If you:                                                          Yes        No
    --------------------------------------------------------------------------------------
    .    Purchased your shares from the Company in a private                    X
          offering within the last two years.

    .    Purchased your shares prior to the Company's merger          X
          with Whirlwind Ventures, Inc. on May 24, 1999.

    .    Acquired your shares upon exercise of options under the      X
          Company's Stock Option Plan.

    .    Purchased your shares in an open market transaction and      X
          received an unlegended certificate.

    .    Purchased your securities in a private (off-market)                    X
          transaction from an affiliate of the Company not in
          compliance with Rule 144.

The table above is provided for the general information of our stockholders and may not address your specific situation. If you are unsure as to whether your shares of the Company's Common Stock are currently freely transferable, please contact your securities counsel for guidance.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward-Looking Statements

   The discussion and analysis of the Company's financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of the financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related notes. The following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

   The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with, and is qualified in its entirety by, the Company's Financial Statements and the Notes thereto included in this report. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to, among other things, changes in the interest rate or changes in the regulations relating to federal guarantees of student loans. Historical operating results are not necessarily indicative of the trends in operating results for any further period.

Overview

   The Company was organized and commenced operations in March 1999. The Company is in the business of providing products, services and solutions to the federally guaranteed student loan industry. The Company intends on becoming a full service provider of financial aid products to students, parents and schools. This will include, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing and secondary market liquidity management. The Company will also look at unique acquisitions that can provide for the marketing, origination and servicing of federally guaranteed student loans where management's experience and expertise can accelerate the acquisition's growth prospects.

   The Company has incorporated Education Lending Services, Inc. and Student Loan Xpress, Inc., as wholly owned subsidiaries. In addition, a special purpose bankruptcy remote entity, Education Funding Resources, LLC, was formed by Education Lending Services, Inc. as its sole member in order to facilitate the loan origination and funding process and secondary market acquisitions. The Company has also formed Education Funding Capital I, LLC to participate in the permanent financing securitization of its student loans assets.

   Education Lending Group, through its subsidiaries, markets products to the United States education loan industry, primarily through its participation in the Federal Family Education Loan Program ("FFELP"). The Company's primary business is the origination of federally guaranteed student loans. The Company also bids to purchase student loans in the secondary market as pools of loan become available. In addition, the Company also purchases non-federally guaranteed private education loans.

   Education Lending Group is primarily a make and hold lender. It is management's intent to originate or purchase primarily federally guaranteed student loans and hold those loans on its balance sheet. However, as market situations arise and circumstances warrant, the Company will sell some of these loans. But for the most part, the Company intends to hold the loans on its balance sheet.

   The Company generates revenue in the following manner:

  .   The Company earns interest income from the loans it holds on its books.

  .   The Company earns interest income on the investment of idle cash.

  . When the Company does sell loans, it books a gain on sale of student loans on its income statement.

   The Company has four marketing initiatives:

  .   Consolidation Loan Originations

  .   Traditional "Lender-List" Loan Originations

  .   Secondary Market Purchases

  .   School as Originator Loan Purchases

   To facilitate the originating and purchasing of student loans, in August of 2001, the Company arranged a warehouse loan facility with a financial institution. This warehouse loan facility expired in November 2002, and the Company, through its subsidiary Education Funding Resources, LLC, replaced the loan facility with a new $500,000,000 warehouse loan facility in the fourth quarter of 2002. In May and August of 2002, the Company through its subsidiary Education Funding Capital I, LLC as the depositor, caused to be issued the Series 2002 Auction Rate Education Loan Backed Notes of $525,000,000 and $500,000,000, respectively, by Education Funding Capital Trust-I, as issuer, in order to provide permanent financing opportunities for the Company's consolidation loan operations. In April of 2003, the Series 2003 Education Loan Backed Notes in the amount of $1,000,000,000 were issued by Education Funding Capital Trust-II, as issuer, to securitize additional consolidation loans originated by the Company. Additionally, the Company has established relationships with certain entities to act as administrator, indenture trustee, eligible lender trustee, and servicer for the student loans.

   Prior to September 2001, the Company had been principally devoted to identifying and evaluating acquisitions of companies in direct marketing, internet marketing, telemarketing and developing the student loan marketing capabilities of Education Lending Services, Inc., a wholly owned subsidiary. As indicated above, the Company's business is now focused on marketing, purchasing and providing services related to the student loan industry. The Company will continue to attempt to identify and evaluate acquisitions of companies in this industry.

Results of Operations

For the three months ended March 31, 2003 and 2002

   Earnings Summary


   For the three months ended March 31, 2003, the Company's net loss calculated was $(1.2) million, or $(0.11) per share, compared to a net loss of $(4.8) million, or $(0.51) per share for the three months ended March 31, 2002. The decreased loss for the period is attributable mostly to the sale of approximately $206 million of consolidation loans (the Company sold the consolidation loans during the period to raise cash for operations) which resulted in gain on sale of roughly $7.2 million. $5.1 million of the gain on sale was used to pay down our warehouse line and $2.1 million was used to pay employee bonuses, as approved by the Board of Directors. The Company expenses during the period included the payments made to marketing partners who advertise, identify and attract potential borrowers for the Company. As the loan volume for a particular period increases, marketing partner fees increase. These marketing partner fees are a significant portion of the Company's expenses. During the quarter, these marketing partner fees represented 58% of the total operating expenses of the Company. Additionally, the Company increased its student loan asset base during the quarter by roughly $445,000,000 to approximately $1,794,000,000. Since the Company only earns an interest spread on the loans added to its balance sheet, the marketing partner fee expense along with other sales and marketing expenses results in significant losses until such time as a significant scale of student loan assets is reached on the balance sheet. The Company anticipates that, as the amount of student loans on its balance sheet approaches approximately $3.5 billion, the Company will start to realize a profit from its operations. The Company expects to have approximately $3.0 billion of student loans on its balance sheet by the end of 2003. There can be no assurance that the Company will meet this objective.

   Net Interest Income


   Net interest income is derived largely from the Company's portfolio of student loans that remain on the balance sheet and is the spread between interest earned on student loans and the Company's cost of generating that interest income. All servicing of the Company's student loans is outsourced to third party servicers. For the three months ended March 31, 2003, loan servicing and other fees were approximately $740,000 compared to approximately $280,000 for the three months ended March 31, 2002. The cost of interest income on the income statement consists of the costs paid to a third party servicer to service the loans, interest expense on the warehouse facility and permanent financings, amortization of the Department of Education fees, and amortization of premiums paid to acquire student loans. Net interest income during the three months ended March 31, 2003 was comprised of gross interest income of approximately $14,900,000 and interest costs (including the mark to the market adjustment of $912,702 for the interest rate swap entered into during the fourth quarter of 2002) of approximately $9,500,000 resulting in a net interest spread of roughly $5,400,000. After loan servicing and other fees, net interest income was approximately $4,600,000. Net interest income after the provision for loan losses was approximately $4,100,000. Net interest income during the three months ended March 31, 2002 was comprised of gross interest income of approximately $1,276,000 and interest costs of approximately $671,000, which resulted in a net interest spread of roughly $605,000. After loan servicing and other fees, net interest income was approximately $325,000. Net interest income after the provision for loan losses was approximately $162,000. The increase in the net interest income earned by the Company during the quarter is a direct result of the increase in the student loan assets held by the Company.


   Gain on Sale of Student Loans

   In general, the Company currently sells the majority of loans it originates in the traditional "lender-list" marketing channel, Student Loan Xpress, Inc.
(SLX), while retaining loans originated in the consolidation marketing channel. The SLX business is rather seasonal as the majority of the loans are originated in the August/September/October and January/February/March time frame which corresponds to the college disbursement calendar. For the three months ended March 31, 2003 approximately $939,000 was booked as gain on the sale of student loans from this entity compared with $4,000 during the three months ended March 31, 2002. The increase from the first quarter of 2002 to the first quarter 2003 is attributable to having a full year of operations leading into the quarter whereas the first quarter of 2002 was the first months' of operations for SLX.

   In addition to the sale of loans generated in the SLX business during the quarter, the Company also chose to sell approximately $206,000,000 of consolidation loans. This resulted in additional gain on sale of approximately $7,200,000 for the three months ended March 31, 2003 compared to no sales from this source in the first quarter of 2002. As a result, the Company had total gain on sale during the three months ended March 31, 2003 of roughly $8,100,000 compared to $4,000 during the same period in 2002.

   Other Income, net

   Other income, net was approximately $7,000 and $200 for the three months ended March 31, 2003 and 2002, respectively. Other income consists of late fees.

   The increase in other income is due primarily to the increased student loans held on the balance sheet at March 31, 2003 when compared to loans held at March 31, 2002.

   General and Administrative Expenses

   The Company incurred general and administrative expenses of approximately $2,600,000 and $1,500,000 for the three months ended March 31, 2003 and 2002, respectively. General and administrative expenses are those expenses associated with the infrastructure that supports the student loan operations, including but not limited to, consulting, rents and utilities, office supplies and the Company's administrative and research and development employees. The increase in general and administrative expenses for the quarter was due to additional expenses incurred in connection with the continued growth of the Company's operations related to originating and purchasing student loans. These increases included the addition of general and administrative staff by 9 when compared to the same period in 2002, licensing fees and legal costs necessary to facilitate the Company's rapid growth. As the Company was just beginning operations late in 2001, the Company rapidly increased its cost structure to accommodate the increased loan origination volumes.

   Sales and Marketing Expenses

   The Company incurred sales and marketing expenses of approximately $10,800,000 and $3,500,000 for the three months ended March 31, 2003 and 2002, respectively. Sales and marketing expenses include costs incurred in marketing the Company's student loan services through marketing partners, direct mailing costs, and sales and call center employees. The increase in sales and marketing expenses for 2003 compared with 2002 was due to additional expenses incurred in connection with setting up and expansion of the student loan operations through increased employment of salaried sales and call center staff, an increased volume of applications (consolidation loan applications submitted for loan funding) processed by the Company, increased marketing partner expenses and an increased direct marketing effort through direct mailings. Fees paid to marketing partners to market the consolidation loan business were approximately $7,800,000 or 72% of the total sales and marketing expenses for the quarter, compared to approximately $1,980,000 or 57% for the same period in 2002. Sales and call center staff expense was approximately $895,000 compared to roughly $521,000 for the same period 2002. The sales and marketing staff grew from 34 people at the end of March 2002 to 57 by the end of March 2003.

For the fiscal years ended December 31, 2002 and 2001

   Earnings Summary


   For the year ended December 31, 2002, the Company's net loss calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP") was $(28.3) million, or $(2.77) per share, compared to a net loss of $(4.1) million, or $(0.78) per share for 2001. The increased loss for the period is attributable mostly to the full year of operations for 2002 compared to the Company's limited operations of 2001. The Company did not begin generating loans in 2001 until late August compared to the full year of 2002. Employees of the Company grew from a total of 3 at the beginning of 2001 to 96 employees at the end of 2002. As a result, expenses relating to employee compensation increased in 2002. During the year, the Company paid incentive-based bonuses to employees in the amount of $2.1 million. The Company's Compensation Committee determined the bonuses paid to employees, which were approved by the Company's Board of Directors, and the bonuses were based on the growth of student loans on the Company's balance sheet. In addition, the payments made to marketing partners who advertise, identify and attract potential borrowers for the Company are expensed during the period incurred. As the loan volume for a particular period increases, marketing partner fees increase. These marketing partner fees are a significant portion of the Company's expenses. During the year, these marketing partner fees represented 49% of the total operating expenses of the Company. Additionally, the Company increased its student loan asset base during the year by roughly $1,305,000,000 to approximately $1,349,000,000. Since the Company only earns an interest spread on the loans added to its balance sheet, the marketing partner fee expense along with other sales and marketing expenses results in significant losses until such time as a significant scale of student loan assets is reached on the balance sheet.


   Net Interest Income

   Net interest income is derived largely from the Company's portfolio of student loans that remain on the balance sheet and is the spread between interest earned on student loans and the Company's cost of generating that interest income. All servicing of the Company's student loans is outsourced to third party servicers. For the year ended December 31, 2002, loan servicing and other fees were approximately $1,700,000 compared to approximately $30,000 for the year ended December 31, 2001. The cost of interest income on the income statement consists of the costs paid to a third party servicer to service the loans, interest expense on the warehouse facility and permanent financings, amortization of the Department of Education fees (as described in Note 3 of the financial statements), loan loss reserve expense, and amortization of premiums paid to acquire loans. Student loan operations during the year ended December 31, 2002 resulted in gross interest income of approximately $25,800,000 and interest costs (including the mark to the market of $1,044,711 for the interest rate swap during the fourth quarter) of approximately $18,500,000 resulting in a net interest spread of roughly $7,300,000. After loan servicing and other fees, net interest income was approximately $5,700,000. Net interest income after the provision for loan losses was $4,200,000. Student loan operations during the year ended December 31, 2001 resulted in gross interest income of approximately $173,000 and interest costs of approximately $275,000 which resulted in a negative net interest spread of roughly $102,000. After loan servicing and other fees, net interest expense was approximately $132,000. Net interest expense after the provision for loan losses was $185,000. The increase in the net interest income earned by the Company during the year is a direct result of the increase in the student loan assets originated by the Company.


   Gain on Sale of Student Loans

   As market conditions have dictated, the Company currently sells the majority of loans it originates in the traditional "lender-list" marketing channel, Student Loan Xpress, Inc., while retaining loans originated in the consolidation marketing channel. This business is rather seasonal as the majority of the loans are originated in the August/September/October and January/February/March time frame which corresponds to the college disbursement calendar. For the year ended December 31, 2002 approximately $1,900,000 was booked as gain on the sale of student loans from this business segment. No revenues were generated from the sale of student loans during the three months ended December 31, 2001.

   Other Income, net

   Other income, net was approximately $19,000 and $72,000 for the year ended December 31, 2002 and 2001, respectively. Other income consists of late fees and interest from operating cash balances.

   The decrease in other income is due primarily to lower interest rates and lower cash balances during the year ended December 31, 2002 compared to the year ended December 31, 2001.

   General and Administrative Expenses

   The Company incurred general and administrative expenses of approximately $9,100,000 and $2,200,000 for the year ended December 31, 2002 and 2001, respectively. General and administrative expenses are those expenses associated with the infrastructure that supports the student loan operations, including but not limited to, consulting, rents and utilities, office supplies and the Company's administrative and research and development employees. The increase in general and administrative expenses for the year 2002 compared with 2001 was due to additional expenses incurred in connection with the continued growth of the Company's operations related to originating and purchasing student loans. These increases included the addition of general and administrative staff of 26 when compared to the same period in 2001, consulting expenses and legal costs necessary to facilitate the Company's rapid growth. The Company hires consultants on an as-needed basis, thus the number of consultants varies throughout the year. The Company enters into contracts with the consultants, primarily on a short-term, project basis, and the fees are negotiated between the parties. As the Company was just beginning operations late in 2001, the Company rapidly increased its cost structure to accommodate the increased loan origination volumes.

   Sales and Marketing Expenses

   The Company incurred sales and marketing expenses of approximately $25,300,000 and $1,800,000 for the year ended December 31, 2002 and 2001, respectively. Sales and marketing expenses include costs incurred in marketing the Company's student loan services through marketing partners, direct mailing costs, and sales and call center employees. The increase in sales and marketing expenses for 2002 compared with 2001 was due to additional expenses incurred in connection with setting up and expansion of the student loan operations through increased employment of salaried sales and call center staff, an increased volume of applications (consolidation loan applications submitted for loan funding) processed by the Company, increased marketing partner expenses and an increased direct marketing effort through direct mailings. Fees paid to marketing partners to market the consolidation loan business were approximately $16,700,000 or 66% of the total sales and marketing expenses for the year, compared to approximately $1,100,000 or 61% for the same period in 2001. Sales and call center staff expense was approximately $3,000,000 compared to roughly $300,000 for the same period 2001. The sales and marketing staff grew from 3 people at the end of 2001 to 58 by the end of 2002.

Liquidity and Capital Resources

   At March 31, the Company had operating cash and cash equivalents of approximately $5,600,000, (excluding restricted cash and investments). Since inception the Company has financed its operations from debt and equity financings. During the three months ended March 31, 2003, the Company used cash of approximately $296,000 to fund its operations. During the three months ended March 31, 2003, the Company acquired property and equipment of approximately $200,000. For the three months ended March 31, 2003, the Company has been advanced $900,001,221 ($471,601,403 of this amount was advanced in the first quarter of 2003) from the warehouse loan facilities and holds $1,013,000,000 from the Series 2002 Auction Rate Education Loan Backed Notes ("Series 2002 Notes") at March 31, 2003. During the three months ended March 31, 2003, the Company had funded approximately $445,000,000 in student loans. During the three months ended March 31, 2003, the Company received proceeds of $173,816, net of issuance costs, related to the purchase of 162,166 shares of common stock in connection with the exercise of warrants and employee stock options.

   There are two warehouse loan facilities with financial institutions, of $500,000,000 and $15,000,000 respectively, to fund the origination and purchase of student loans. The original warehouse line established in August of 2001 expired in November 2002. The Company, through its subsidiary Education Funding Resources, LLC as the borrower, replaced that facility with a new $500,000,000 warehouse loan facility in the fourth quarter of 2002. On January 3, 2003, the warehouse loan facility was temporarily increased to $750,000,000. On March 3, 2003, the warehouse loan facility was temporarily increased to $1,000,000,000. On April 16, 2003 the warehouse loan facility was reduced to $500,000,000 in connection with the issuance of the Series 2003 Education Loan Backed Notes in the amount of $1,000,000,000 (the "Series 2003 Notes") and the transfer of student loans from the warehouse loan facility to the Series 2003 Notes financing. In addition to the Series 2003 Notes, in May and August of 2002, the Company caused to be issued the Series 2002 Notes of $525,000,000 and $500,000,000, respectively, in order to provide permanent financing opportunities for its consolidation loan operations. The Company is in compliance with all of its debt covenants.

   The terms of the Series 2002 Notes and the Series 2003 Notes do not have any scheduled mandatory repayments of the outstanding notes. Paydowns of the notes are required to be made on interest payment dates as principal payments on the underlying student loans are received. The Series 2002 Notes have a final maturity date of June 1, 2042. The Series 2003 Notes have staggered final maturity dates as follows: $80,000,000 at March 15, 2007, $144,000,000 at
December 15, 2011, $276,000,000 at December 15, 2017 and the remaining $500,000,000 at March 17, 2042.

   The terms of the $500,000,000 warehouse loan facility do not have any scheduled mandatory repayments of outstanding borrowings. While the liquidity facility is a 364-day facility that has renewal features, there are notice provisions that allow termination at the end of the 364-day period. If this notice were to be given, paydown of the warehouse facility would be required in October 2003. If the liquidity facility were renewed, paydown of the warehouse facility would be required in October 2005.

   Company Commitments:

   The following is a schedule of future minimum operating lease payments:

                  For the years ending December 31,
                  ---------------------------------
                                2003............... $  408,144
                                2004...............    420,312
                                2005...............    140,424
                                2006...............    114,890
                         2007 and thereafter.......     28,723
                                                    ----------
                                                    $1,112,493
                                                    ==========

   The minimum lease payments include a non-cancelable operating lease that expires on January 31, 2005, and two non-cancelable operating leases that expire on March 31, 2007.

   The Company also has a capital lease that began in 2002. Payments are for 24 months. There was an initial payment of approximately $110,000, which will be followed by 11 payments of approximately $12,521 and 12 payments of approximately $54 and 1 payment of approximately $23,000.

   As of March 31, 2003, the Company had approximately $11,545,914 of Stafford and PLUS loans that are pending disbursement which includes second or third disbursements on loans that are owned or guaranteed but scheduled for later disbursement dates.

   Cash required to meet operating expenses is dependent on the principal amount of loan originations each month. The Company is currently able to meet its operating cash requirements from borrowing against the value of the student loans originated each month. Management believes that the Company has sufficient cash available to meet expenses in the foreseeable future. In the opinion of management, the Company will be able to improve its profitability and continue to raise adequate capital to meet its working capital requirements. The Company has a $1,000,000 line of credit available for working capital needs. No draws have been made on this line to date. Management believes additional working capital, if needed, can be raised through an additional private security offering or the sale of a portion of its student loan portfolio.

Critical Accounting Policies and Estimates

   Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting periods. Management bases its estimates and judgments on experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under varying assumptions or conditions. Note 2 of the "Notes to the Consolidated Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of the Company's Consolidated Financial Statements.

   On an on-going basis, management evaluates its estimates and judgments, particularly as they relate to accounting policies that management believes are most "critical"--that is, they are most important to the portrayal of the Company's financial condition and results and they require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These accounting policies include: accounting for student loans, loan loss reserve, loan income and gain, marketing partner fees, derivatives and securitized borrowings.

   Student Loans--Student loans, consisting of federally insured student loans and non-federally insured student loans (private loans) are carried at their purchase price, including unamortized premiums, and unamortized origination fees. Loan fees and certain direct loan origination costs are deferred. Net deferred loan origination costs are amortized into interest expense over the contractual life of the loan using the level-yield method. Federally insured loans are 98% guaranteed and involve payment directly to the Company based upon the Special Allowance Payment ("SAP") formula. SAP is generally paid whenever the average of all of the applicable floating rates (91-days Treasury bill, commercial paper, 52-week Treasury bill, or the constant maturity Treasury rate) in a calendar quarter, plus a spread of between 1.74 and 3.50 percentage points depending on the loan status and origination date, exceeds the rate of interest which the borrower is obligated to pay.

   Student Loan Income--The Company recognizes student loan income as earned, including amortization of premiums. The Company amortizes the premiums and origination fees over the estimated life of the loan. With the guarantee on the student loans applicable to both principal and interest, the Company recognizes interest on student loans as earned regardless of delinquency status. If a student loan should lose its guaranteed status, interest would be recognized as received. To date, there are no student loans in the Company's portfolio which have lost their guaranteed status.

   Gain on Sale of Student Loans--Student Loan Xpress currently sells the majority of loans it originates. The Company books the sale during the period the loan is sold and records the transaction on the income statement as a gain on the sale of student loans. Sales of student loans are accounted for under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Student loans are sold with the servicing rights released. Gains or losses on sales of student loans are recognized based on the difference between the selling prices and the carrying value of the related student loans sold. Deferred origination fees and expenses are recognized at the time of sale.

   Allowance for Student Loan Losses--The Company has established an allowance for potential losses on the existing balance sheet portfolio of student loans, both those serving as collateral for secured borrowings and unsecuritized loans. These student loan assets are presented net of the allowance on the balance sheet. In evaluating the adequacy of the allowance for losses, the Company considers several factors including trends in student loan claims rejected for payments by guarantors, default rates on non-federally insured student loans and the amount of Federal Family Education Loan Program ("FFELP") loans subject to two percent risk-sharing. The allowance is based on periodic evaluations of the Company's loan portfolios, changes to federal student loan programs, current economic conditions and other relevant factors. The allowance is maintained at a level that management believes is adequate to provide for estimated credit losses. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant changes.

   Marketing Partner Fees--The Company has established relationships with various third-party marketing partners to market student loans on the Company's behalf. These fees represent a significant cost to the Company. SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," establishes the accounting for nonrefundable fees and costs associated with lending, committing to lend, or purchasing a loan or group of loans. The provisions of this statement apply to all types of loans as well as to all types of lenders. SFAS 91 sets forth, among other issues, the accounting treatment for costs related to activities performed by the lender for advertising, soliciting potential borrowers, servicing existing loans, and other ancillary activities related to establishing and monitoring credit policies, supervision, and administration stating that these types of expenses shall be charged to expense as incurred. Under SFAS 91, costs incurred to identify and attract potential borrowers should be expensed. As such, the Company's marketing partner fees are expensed during the period incurred and are part of the operating expenses--sales and marketing section of the income statement.

   Derivatives and Hedging Activities--SFAS 133, "Accounting for Derivatives Instruments and Hedging Activities," requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The methodology by which gain or loss is recognized depends upon whether the derivative may be specifically designated as a hedge. During the year ended December 31, 2002, the Company entered into an interest rate swap that was not specifically designated as a hedge. As required by SFAS 133, the fair market value of the interest rate swap contract was recognized during the period as an additional liability of the Company and treated as additional expense on the income statement. In future years, the Company may desire to treat such derivative transactions as a hedge under SFAS 133 and therefore treatment of the derivatives may come under different accounting treatment as outlined in SFAS 133 for hedged transactions. In connection with the issuance of the Series 2003 Notes, the Company entered into an additional interest rate swap agreement on April 16, 2003.

   Securitized Borrowings--Securitized borrowings are accounted for under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125." SFAS 140 required new disclosures about securitizations and retained interests in securitized financial assets and revised the criteria involving qualifying special purpose entities. Under SFAS 140, securitizations that do not qualify for sales treatment are accounted for as secured borrowings. EDLG's securitizations do not qualify for sales treatment and are therefore accounted for as secured borrowings.

                          DESCRIPTION OF COMMON STOCK


   Education Lending Group is authorized to issue 40,000,000 shares of Common Stock, $.001 par value per share, of which 11,481,584 shares were outstanding on June 30, 2003. As of the date of this Prospectus, Education Lending Group has no preferred stock issued and outstanding. Holders of Common Stock have equal rights to receive dividends when and if declared by the Board of Directors, out of funds which are legally available. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights. Holders of Common Stock are entitled upon Education Lending Group's liquidation to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable. There are no provisions in the certificate or bylaws that would delay, defer or prevent a change in control.


             TRADING MARKET AND PRICE FOR COMMON STOCK; DIVIDENDS

   The Company's common stock began trading on April 27, 1999 in the over-the-counter market through the OTC Bulletin Board system under the symbol "DRCT". Due to the Company's name change from Direct III Marketing, Inc. to Education Lending Group, Inc., the Company is now listed under the ticker symbol "EDLG". The trading of the Company's common stock is sporadic, and the quarterly average daily volume of shares traded during the year 2002 ranged from a low of 18,744 shares to a high of 30,563 shares. The following table presents the range of the high and low closing price and average daily volume (computed for days in which the shares traded) information for the Company's common stock for the periods indicated. This information was provided by Commodity Systems, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                         Average Daily
                                       High ($) Low ($) Volume (shares)
                                       -------- ------- ---------------
         Year Ending December 31, 2003
         First Quarter................   6.15    4.15       28,993

         Year Ended December 31, 2002
         First Quarter................   3.26    2.18       29,523
         Second Quarter...............   3.99    3.00       30,563
         Third Quarter................   4.07    2.30       18,744
         Fourth Quarter...............   4.35    2.80       23,059

         Year Ended December 31, 2001
         First Quarter................   5.75    1.875      13,445
         Second Quarter...............   3.30    1.70       40,753
         Third Quarter................   3.50    0.90       38,506
         Fourth Quarter...............   2.50    1.35       28,300

   Records of Education Lending Group's transfer agent indicate that as of April 4, 2003, there were 102 record holders of Education Lending Group Common
Stock. On [         ], 2003, the date prior to the date on which the Exchange
Offer was announced, the closing price of the Common Stock was $[      ]. This
information was provided by Commodity Systems, Inc.

   Education Lending Group has not paid, or declared, any dividends since its inception and does not intend to declare any such dividends in the foreseeable future. Education Lending Group currently anticipates that it will retain all of its future earnings, if any, for use in the operation of its business.

Equity Compensation Plan Information

   The following table shows the number of securities to be issued upon the exercise of outstanding options, warrants and rights, the weighted average exercise price of the outstanding employee options and the number of securities remaining available to future issuance under any equity compensation plan as of December 31, 2002.

                                                                                         Number of securities
                                                                                        remaining available for
                                          Number of securities to   Weighted-average     future issuance under
                                          be issued upon exercise  exercise price of   equity compensation plans
                                          of outstanding options, outstanding options,   (excluding securities
                                            warrants and rights   warrants and rights  reflected in column (a))
                                                    (a)                   (b)                     (c)
                                          ----------------------- -------------------- -------------------------
Equity compensation plans approved by
  stockholders...........................        2,554,995               $2.03                  253,338
Equity compensation plans not approved by
  stockholders...........................
                                                 ---------               -----                  -------
Total....................................        2,554,995               $2.03                  253,338
                                                 =========               =====                  =======

                            DIRECTORS AND OFFICERS

Director Biographies

   Our Board of Directors currently consists of seven Directors. Each Director serves for a one year term and until a successor is duly elected and qualified, or until his earlier resignation or removal.

Robert deRose, Age 56, Director since 1999; Chairman of the Board of Directors and Chief Executive Officer of Education Lending Group. Mr. deRose has been Chief Executive Officer of the Company since April 1999 and was President of the Company from April 1999 until March 1, 2001. Mr. deRose was the President and Chief Executive Officer of American Express Educational Loans, one of the largest student financial aid lenders in the country, from October 1995 through January 1998 and continued to provide consulting services through April 1999. Mr. deRose founded The Educational Funding Company LLC (American Express Education Loans) and developed innovative direct marketing programs in the areas of telemarketing, direct mail and e-commerce. Mr. deRose is currently a Director and President of the Survivors Rehabilitation Foundation and The deRose Foundation.

Michael H. Shaut, Age 52, Director since 2001; Director, President and Chief Operating Officer of Education Lending Group and President of Education Lending Services, Inc. and Education Funding Resources, LLC, wholly owned subsidiaries of Education Lending Group. Mr. Shaut has been the President and Chief Operating Officer of the Company since March 1, 2001 and has been President of Education Lending Services, Inc. since its incorporation on October 3, 2000. Mr. Shaut was formerly the President and Chief Executive Officer of Student Loan Funding Resources, Inc., an originator and secondary market purchaser of federally guaranteed and private student loans, from 1999 until October 2000. Mr. Shaut was instrumental in selling the company to Student Loan Marketing Association (Sallie Mae) in 2000. Mr. Shaut was President of Education Planning Services, Inc., a joint venture company with Arthur Anderson, LLC focused on providing strategic consulting services to the higher education finance community, during 1998 and 1999. From December 1995 through June of 1998, Mr. Shaut was Executive Vice President and Chief Operating Officer of The Student Loan Funding Corporation (now known as Student Loan Funding Resources, Inc.) where Mr. Shaut managed the day to day operations of the company.

Sam Belzberg, Age 74, Independent Director since 2001 and Chairman of the Board Nomination Committee; Mr. Belzberg is the President of Gibralt Capital Corporation, a Canadian private investment company which, through its affiliates, has an equity interest in several private and public operating companies as well as significant real estate holdings. Prior to 1991, Mr. Belzberg was Chairman and Chief Executive Officer of First City Financial Corporation Ltd., a seven billion-dollar (Canadian dollars) full service financial institution founded by Mr. Belzberg. Mr. Belzberg is the Chairman of the Dystonia Medical Research Foundation, founded by he and his wife in 1977, and is the Chairman of the Simon Wiesenthal Center of Los Angeles. Mr. Belzberg also serves as a Director of e-Sim Ltd., of Jerusalem, Israel and Diomed Inc.

C. David Bushley, Age 60, Independent Director since 2003 and Chairman of the Compensation Committee; Mr. Bushley is the National Compensation Practice Leader--Financial Services for Buck Consultants, a division of Mellon Financial. Buck Consultants is the world's fourth largest human resources consulting company. Mr. Bushley specializes in creating compensation and performance management programs for companies undergoing change through mergers, acquisitions, divestitures and private equity spin-offs, with a focus on financial services companies. Mr. Bushley has served in this capacity with Buck Consultants since 2002, and with several of its predecessors since 1996. Prior to 1996, Mr. Bushley served as Chief Financial Officer of Amdura, a public manufacturing company, and held broad executive positions in lending and mortgage banking, including President of Merrill Lynch Mortgage and President of National City Mortgage. Mr. Bushley's prior managerial responsibilities include credit risk management, financial analysis and management reporting. Mr. Bushley is a Certified Management Accountant and serves as a Director of Spectrum International Holdings, Inc., a private manufacturing company.

Richard J. Hughes, Age 48, Independent Director since 2002 and Chairman of the Audit Committee; Mr. Hughes is the Chief Executive Officer of Milestone Equities LLC, a privately held strategic financial ventures firm that has principally focused on levered buyout transactions and rollups of mid-cap companies. In addition, Milestone is active in the creation and financing of startup software companies. From 1983 through 1996, Mr. Hughes was a partner with KPMG, a big five international accounting firm, where he had extensive experience with companies in the financial, manufacturing, information technology and bioscience industries, with his primary focus on financial services companies. He specialized in providing consulting services related to mergers, acquisitions and reorganizations. Among his managerial responsibilities were quality assurance and assessment, risk management, financial forecasting and reporting and recruiting. Mr. Hughes is a Certified Public Accountant.

Jeffrey E. Stiefler, Age 56, Independent Director since 2003 and Chairman of the Ethics Committee; Mr. Stiefler has been an advisor to North Castle Partners, a private equity firm, since November 2001. Prior to that, Mr. Stiefler was an Operating Partner of McCown De Leeuw & Co., a private equity firm, from 1996 to 1999. Mr. Stiefler was also Chairman of International Data Response Corporation, a direct marketing and customer service outsourcing business and a portfolio company of McCown De Leeuw & Co., from 1996 to 1999 and Chairman of Outsourcing Solutions, Inc., an accounts receivable management outsourcing business and portfolio company of McCown De Leeuw & Co., from 1997 to 1998. Mr. Stiefler was President of American Express Company from 1993 to 1995 and served on the Board of Directors.

Leo Kornfeld, Age 80, Director since 2001; Mr. Kornfeld joined the Company as a consultant in August 2001 and has been Executive Vice President of Education Lending Services, Inc. since November 2002. Mr. Kornfeld has been President of Kornfeld & Associates, an education consulting firm, since 1996. Appointed by President Clinton, Mr. Kornfeld served as a Senior Advisor to the Secretary of Education where he assisted the Secretary in re-engineering student lending by developing and operating the Direct Student Loan Program. During his years at the Department of Education, Mr. Kornfeld also served as Chief Information Officer. Mr. Kornfeld was a presidential appointee during the Carter Administration and was responsible, as Deputy Commissioner, for the Student Financial Aid Program. Mr. Kornfeld has also held senior executive positions in various corporations, including Citicorp and Automatic Data Processing.

Directors' and Officers' Interests and Participation in Exchange Offer

   As of the date of this Prospectus, Education Lending Group's directors and executive officers as a group, comprised of ten persons, beneficially own an aggregate of 1,003,060 shares of Education Lending Group Common Stock, representing approximately 8.7% of the total number of shares issued and outstanding as of such date, and options and/or warrants to purchase an additional 1,593,828 shares of Education Lending Group's Common Stock.

   Each Director and officer of Education Lending Group has a right to participate in the Exchange Offer. The Company expects that some of the Company's officers and Directors will participate in Exchange Offer on the same terms as the Company's other stockholders.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table shows the number of shares of Common Stock beneficially owned as of April 4, 2003 (including options and warrants exercisable within 60 days of that date) by each Director, each executive officer named in the Summary Compensation Table below and all of the Directors and named executive officers as a group.

                                                            Amount and Nature              Percent
                                                                   of                         of
Name and Address(1)                                      Beneficial Ownership(2)      Outstanding Shares
-------------------                                      -----------------------      ------------------
Robert deRose...........................................        1,296,500(3)(4)             11.1 %
Chairman of the Board of Directors and
Chief Executive Officer

Michael H. Shaut........................................          625,833(4)                 5.3 %
Director, President and Chief Operating Officer

James G. Clark..........................................          145,000(4)                 1.3 %
Executive Vice President and Chief Financial Officer

Douglas L. Feist........................................          145,055(4)                  1.3%
Executive Vice President, Secretary and
General Counsel

Fabrizio Balestri.......................................           53,000(4)                    *
President and Chief Executive Officer, Student Loan
Xpress, Inc.

Samuel Belzberg.........................................          125,000(4)(5)(6)           1.1 %
Director
2000-1177 West Hastings Street
Vancouver, British Columbia V6E2K3

C. David Bushley........................................                0(4)                    *
Director
78 Steephill Road
Weston, Connecticut 06883

Richard J. Hughes.......................................           70,000(4)                    *
Director
1335 Sutter Street
San Diego, California 92103

Leo Kornfeld............................................           30,000(4)                    *
Director, Executive Vice President, Education Lending
  Services, Inc.
4 Turf Avenue
Rye, New York 10580

Jeffrey E. Stiefler.....................................                0(4)                    *
Director
P.O. Box 2681
Rancho Santa Fe, California 92067

Directors and executive officers as a group (10 persons)        2,490,388(3)(4)(5)(6)       19.7 %

--------
* Represents less than 1% of the outstanding shares of Education Lending Group, Inc. on April 4, 2003.
(1) Unless otherwise indicated, the address of the individual is the business address of Education Lending Group, which is 12760 High Bluff Drive, Suite 210, San Diego, California 92130.
(2) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or with family members of the individual.
(3) Includes 15,000 shares owned by The deRose Foundation, for which Mr. deRose has sole investment power and 40,000 shares purchased by Mr. deRose as trustee of his daughter's trust, for which he has sole investment power.

(4) Includes shares of Common Stock that may be acquired pursuant to options or warrants that are currently exercisable or will be within 60 days of April 4, 2003 as follows: deRose--500,000 shares; Shaut 623,333 shares; Clark--78,637 shares; Feist--111,858 shares; Balestri--50,000 shares; Belzberg--50,000 shares; Hughes--50,000 shares; and Kornfeld--30,000 shares.
(5) Includes 75,000 shares of Common Stock held by Gibralt Capital Corporation, for which Mr. Belzberg has sole voting power.
(6) The son of Samuel Belzberg is the owner of Winton Capital Holding LTD, a beneficial owner, as of April 4, 2003, of 1,485,000 shares and the holder of warrants for 62,500 shares of Education Lending Group Common Stock. Samuel Belzberg has no voting or investment power with respect to the shares held by Winton Capital Holding, LTD and disclaims any ownership interest in such shares.

   The following table shows the number of shares of Common Stock beneficially owned as of April 4, 2003 (including options and warrants exercisable within 60 days of that date) by all persons known to Education Lending Group to own beneficially more than 5% of Education Lending Group's Common Stock (other than Mr. deRose and Mr. Shaut, each of whose beneficial ownership is shown above).

                                       Amount and Nature          Percent
                                               of                    of
Name and Address                    Beneficial Ownership)(1) Outstanding Shares
----------------                    ------------------------ ------------------
Roland and Dawn Arnall Living Trust        1,875,000(2)            16.5 %
1100 Town & Country Road
Orange, California 92868

Codan Trust Company Limited........          750,000(3)             6.6 %
Trustee, CNWL Trust
Richmond House
Hamilton, Bermuda

Winton Capital Holding LTD.........        1,485,000(4)            13.2 %
Jaidine House, 4th Floor
Hamilton, Bermuda

--------
(1) Beneficial ownership of the shares held by each individual or entity consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or family members of the individual.
(2) Based on information obtained from a Schedule 13-G filed with the Securities and Exchange Commission on April 22, 2003.
(3) Based on information that the Company believes to be accurate but has not independently verified. Includes 250,000 shares of Common Stock that may be acquired pursuant to a warrant, granted on February 11, 2002, that is currently exercisable.
(4) Based on information obtained from a Schedule 13-G filed with the Securities and Exchange Commission on March 21, 2003. Includes 62,500 shares of Common Stock that may be acquired pursuant to warrants, granted on February 9, 2001, that are currently exercisable.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth the compensation received for the three years ended December 31, 2002 by the Company's Chief Executive Officer and the four other persons who were, at December 31, 2002, the most highly compensated executive officers of the Company or of a subsidiary of the Company.

                                                            Long-Term
                               Annual Compensation         Compensation
                               -------------------       ----------------
                                                         Number of Shares
     Name and                               Other Annual    Underlying     All Other
Principal Position  Year Salary($) Bonus($) Compensation Options/Warrants Compensation
------------------  ---- --------- -------- ------------ ---------------- ------------

Robert deRose,
Chairman and        2002  237,500  328,684      -0-              -0-          -0-
Chief Executive     2001  162,500      -0-      -0-          435,000          -0-
Officer             2000  150,000      -0-      -0-          100,000          -0-

Michael H. Shaut,
President and       2002  262,500  361,552      -0-              -0-          -0-
Chief Operating     2001  131,250      -0-      -0-          935,000          -0-
Officer             2000      -0-      -0-      -0-          500,000          -0-

James G. Clark,     2002  147,500  163,027      -0-              -0-          -0-
Executive Vice      2001  102,500      -0-      -0-           63,637          -0-
President           2000   90,000      -0-      -0-           15,000          -0-
and Chief Financial
Officer

Douglas L. Feist,   2002  150,000  161,555      -0-              -0-          -0-
Executive Vice      2001   23,333      -0-      -0-          106,858          -0-
President,          2000      -0-      -0-      -0-           15,000          -0-
Secretary and
General Counsel

Fabrizio Balestri,  2002  180,000   23,901      -0-          150,000          -0-
President and       2001      -0-      -0-      -0-              -0-          -0-
Chief Executive     2000      -0-      -0-      -0-              -0-          -0-
Officer,
Student Loan
Xpress, Inc.

Option Grants in Last Fiscal Year

                     Number of
                     Securities    % of Total Options          Closing
                     Underlying    Granted in Fiscal  Exercise Price on
                  Options/Warrants      Year to       or Base   Grant   Expiration
Name                 Granted(1)        Employees      Price($) Date(2)     Date
----                 ----------        ---------      -------- -------     ----
Robert deRose....           0                0             0                0

Michael H. Shaut.           0                0             0                0

James G. Clark...           0                0             0                0

Douglas L. Feist.           0                0             0                0

Fabrizio Balestri     150,000             15.3          2.00     2.20     1-1-12

--------
(1) Options granted in 2002 were granted under the Company's Stock Option Plan. In general, options subject to a vesting schedule vest over a three-year period, with one-third of the options vesting on each anniversary of the grant date.
(2) Closing price of a share of Common Stock of the Company on December 31, 2001. Options were granted on January 1, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                           Number of
                                                          Securities
                                                          Underlying           Value of
                                                          Unexercised        Unexercised
                                                           Options/          In-the-Money
                                                           Warrants        Options/Warrants
                                                           at FY-End          at FY-End
                  Shares Acquired                        Exercisable/        Exercisable/
Name              On Exercise (#) Value Realized(1)($)   Unexercisable     Unexercisable(2)
----              --------------- --------------------   -------------     ----------------

Robert deRose         35,000            100,100        500,000 / -0-     1,127,000 / -0-
Michael H. Shaut         -0-                -0-        623,333 / 411,667 1,504,599 / 1,133,801
James G. Clark           -0-                -0-        78,637 / -0-      187,329 / -0-
Douglas L. Feist         -0-                -0-        111,858 / 10,000  276,677 / 1,400
Fabrizio Balestri        -0-                -0-        50,000 / 100,000  107,000 / 214,000

--------
(1) Represents the difference between the option exercise price and the last sale price of a share of Common Stock of Education Lending Group as reported on The OTC Bulletin Board on the date prior to exercise.
(2) Based on the closing price of a Common Share of the Company of $4.14 as reported on The OTC Bulletin Board on December 31, 2002 less the exercise price of the option or warrant.

Agreements with Executive Officers and Directors





   On September 15, 2001, Education Lending Group entered into Executive Employment Agreements (the "Agreements") with Robert deRose, Michael H. Shaut, James G. Clark, and Douglas L. Feist (each individually, an "Executive"). The Agreements provide for each Executive's employment as an executive officer of Education Lending Group. The Agreements expired on June 30, 2003 and were renewed until June 30, 2004 pursuant to the provisions of those Agreements. Thereafter, at the discretion of Education Lending Group and the Executive, the Agreements may continue on a year-to-year basis.



   The Agreements provide for annual base compensation and certain fringe and other employee benefits that are made available to executive officers of Education Lending Group. The annual base compensation as of October 31, 2001 and as increased on April 1, 2002, respectively, for each Executive is as follows: Robert deRose--$200,000, $250,000; Michael H. Shaut--$225,000,
$275,000; James G. Clark--$140,000, $155,000; and Douglas L. Feist--$140,000,
$160,000. Additionally, each Executive has a right to participate in the Company's incentive plan on such terms and with such target maximum incentive bonuses as the Company's Compensation Committee may determine and to be approved by the Board of Directors.



   The amount of each Executive's bonus is set forth in the Summary Compensation Table included in this section. In 2002, the Company paid incentive-based bonuses to employees in the amount of $2.1 million. The Compensation Committee, consisting of C. David Bushley, Samuel Belzberg and Michael H. Shaut, makes recommendations regarding executive compensation and benefits and is responsible for establishing compensation and benefits policies for our executive officers that are consistent with our goals and business strategy. The annual bonuses for executive officers are based on Education Lending Group's operating results (including the growth of student loans on our balance sheet), the operating results of our subsidiaries and the individual performance of the Executive.


   If Education Lending Group terminates the Executive's employment for "cause" (as defined in the Agreements), the Executive will be entitled to receive any unpaid base salary earned through the date of termination and any compensation to which the Executive is entitled as of the date of termination pursuant to any annual incentive compensation plan in effect.

   In the event of the Executive's death, the Executive's estate is entitled to his unpaid base salary, any compensation to which the Executive is entitled as of the date of death pursuant to any annual compensation plan in effect, and a lump sum equal to the annual base salary as in effect at the time.

   In the event of the Executive's disability, the Executive, or, if applicable, his estate, is entitled to all of the Executive's base salary and any annual incentive plan compensation to which the Executive would have been entitled had the Executive continued to be actively employed to the earliest of
(i) the first anniversary of the Termination Date (as defined in the Agreements), (ii) the date of the Executive's death, or (iii) the Executive's Scheduled Retirement Date (as defined in the Agreements).

   If Education Lending Group terminates the Executive without cause, the Executive is entitled to any unpaid base salary, any compensation to which the Executive is entitled as of the date of termination pursuant to any annual compensation plan in effect, a lump sum equal to one and one-half times the sum of the dollar amount of the highest annual base salary that was payable to the Executive at any time under the Agreements plus the dollar amount of the Executive's annual bonus, eighteen months of health and life insurance coverage, and a payout of all benefits accrued under any supplemental executive retirement plan and/or non-qualified deferred compensation plan. Additionally, all stock options held by the Executive will vest and become exercisable.

   In Education Lending Group terminates the Executive during the two-year period after a change in control (as defined in the Agreements), the Executive is entitled to any unpaid base salary, any compensation to which the Executive is entitled as of the date of termination pursuant to any annual compensation plan in effect, a lump sum equal to two times the sum of the dollar amount of the highest annual base salary that was payable to the

Executive at any time under the Agreements plus the dollar amount of the Executive's annual bonus, two years of health and life insurance coverage, and continued coverage and participation in all retirement plans for two years. Additionally, all stock options held by the Executive will vest and become exercisable.

   The Agreements also contain a confidentiality clause, a non-solicitation clause and a one-year non-competition clause.

Compensation of Directors

   Beginning April 1, 2003, Education Lending Group's independent Directors will receive $5,000 annually for their participation on the Board. All other Directors generally do not receive compensation for their services as Directors. Some independent Directors are granted options under the Company's Stock Option plan for their services as Directors. Education Lending Group does not pay independent Directors an additional fee for attending meetings of the Board of Directors or committee meetings.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On April 25, 1999, James G. Clark and Martin A. Mayer, each a Director during 1999, exercised stock options for 100,000 and 50,000 shares, respectively, and issued to the Company full recourse promissory notes in the amount of $100,000 and $50,000, respectively, bearing interest at the rate of 7.75% per annum. In addition, in 1999, Douglas L. Feist, a Director during 1999, purchased shares of the Company's common stock and issued to the Company a full recourse promissory note in the amount of $50,000, bearing interest at the rate of 7.75% per annum. On August 8, 2001, Education Lending Group repurchased stock from each of Messrs. Feist, Clark and Mayer, at $3.50 per share of stock, in cancellation of the notes issued to the Company by each of them.

   In August 2001, Robert deRose and Michael H. Shaut each loaned the Company money for working capital purposes. In connection with the loans, Messrs. deRose and Shaut each received warrants to purchase 300,000 shares of common stock of the Company at an exercise price of $1.25 per share. The warrants are exercisable for five years from the date of issuance. The issued notes were paid in full in October 2001.

   Douglas L. Feist, Executive Vice President, Secretary and General Counsel and a Director of Education Lending Group, is the sole owner of the Law Offices of Douglas L. Feist Professional Corporation (aka "Douglas L. Feist Professional Corporation"), a firm that provided legal services to Education Lending Group in 2001 for approximately $132,882 in legal fees.

   Leo Kornfeld, a Director of Education Lending Group since August 2001, is the President of Kornfeld & Associates, an education consulting firm that provided consulting services to a subsidiary of Education Lending Group in 2001 and 2002. Through October 31, 2002, Education Lending Group had paid Mr. Kornfeld $90,000 in consulting fees. Mr. Kornfeld became an employee of Education Lending Services, Inc., a subsidiary of Education Lending Group, on November 1, 2002.

   The son of Samuel Belzberg, a Director of Education Lending Group since 2001, is the owner of Winton Capital Holding LTD, a beneficial owner, as of April 4, 2003, of 1,485,000 shares, including warrants for 62,500 shares, of Education Lending Group common stock. Samuel Belzberg has no voting or investment power with respect to the shares held by Winton Capital Holding LTD.

                                    EXPERTS

   The consolidated financial statements of the Company as of and for the year ended December 31, 2001 have been included herein in reliance on the report of Swenson Advisors, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The financial statements as of December 31, 2002 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of the Company as of December 31, 2001 and for the year ended December 31, 2001 were audited by other independent accountants.

   With respect to the unaudited financial information of Education Lending Group, Inc. for the three-month period ended March 31, 2003, included in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 12, 2003 included herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

   With respect to the unaudited financial information of Education Lending Group, Inc., formerly known as Direct III Marketing, Inc., for the three-month period ended March 31, 2002, included in this Prospectus, Swenson Advisors, LLP reported that they have applied limited procedures in accordance with professional standards for review of such information. They did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on such information should be restricted in light of the limited nature of the review procedures applied.


   The legality of the shares being offered by the Company pursuant to the Exchange Offer and the federal income tax consequences of the Exchange Offer have been passed upon for the Company by Thompson Hine LLP. Certain partners of Thompson Hine LLP beneficially own shares of the Company.


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Education Lending Group's Certificate of Incorporation and By Laws eliminate or limit the personal liability of a director of Education Lending Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Education Lending Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Further, Education Lending Group's By Laws provide that Education Lending Group will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein.
Section 145 provides, subject to various exceptions and limitations, that Education Lending Group may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Education Lending Group, or is or was serving at the request of Education Lending Group as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Education Lending Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, Education Lending Group will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Education Lending Group pursuant to the foregoing provisions or otherwise, Education Lending Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            ADDITIONAL INFORMATION

   Education Lending Group is subject to the filing requirements of the Securities and Exchange Act of 1934. In accordance with such requirements, the Company files Annual Reports on Form 10-KSB, Quarterly Reports on Form10-QSB and Current Reports on Form 8-K with the SEC. You can obtain copies of these materials from the SEC's website on the Internet located at http://www.sec.gov. Additionally, this information is available without charge to stockholders upon a written or verbal request to the Company. Written requests for such information should be directed to Education Lending Group's corporate Secretary at 12760 High Bluff Drive, Suite 210, San Diego, California 92130. To request such information verbally, contact Education Lending Group's corporate Secretary at (858) 617-6080. To obtain timely delivery of such information, any stockholder requesting such information must do so no later than five business days before the date on which such stockholder must make an investment decision relating to this Prospectus. The final date on which stockholders can
participate in the Exchange Offer is [             ], 2003, and therefore
requests for such business and financial information must be received by
Education Lending Group's corporate Secretary no later than [             ],
2003.

   In accordance with the rules of the SEC, this Prospectus excludes some portions of Education Lending Group's registration statement for the offered Common Stock, including the exhibits and schedules. The registration statement has been filed with the SEC and may be examined on the SEC's website at the Internet address indicated above.

                          FORWARD LOOKING INFORMATION

   This Prospectus contains certain forward-looking information that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," and similar expressions as they relate to Education Lending Group or its management are intended to identify such forward-looking statements. Education Lending Group's actual results, performance, or achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to, among other things, changes in the interest rate or changes in the regulations relating to federal guarantees of student loans. Historical operating results are not necessarily indicative of the trends in operating results for any further period.

                             FINANCIAL STATEMENTS

EDUCATION LENDING GROUP, INC. FINANCIAL STATEMENTS FOR THE YEAR ENDING
  DECEMBER 31, 2002

Reports of Independent Auditors................................................................  F-2

Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001......................  F-4

Consolidated Statements of Operations For the Years Ended December 31, 2002
  and December 31, 2001........................................................................  F-5

Consolidated Statements of Stockholders' Equity (Deficit) For the Years Ended December 31, 2002
  and December 31, 2001........................................................................  F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002
  and December 31, 2001........................................................................  F-7

Consolidated Notes to Financial Statements.....................................................  F-8

EDUCATION LENDING GROUP, INC. FINANCIAL STATEMENTS FOR THE PERIOD ENDING
  MARCH 31, 2003

Consolidated Balance Sheet as of March 31, 2003 and December 31, 2002.......................... F-23

Consolidated Statements of Operations for the Three Months Ended March 31, 2003 and March 31,
  2002......................................................................................... F-24

Consolidated Statement of Stockholders' (Deficit) for the Three Months Ended March 31,
  2003......................................................................................... F-25

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2003 and March 31,
  2002......................................................................................... F-26

Consolidated Notes to Financial Statements..................................................... F-27

Report of Independent Accountants.............................................................. F-31

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Education Lending Group, Inc.:

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Education Lending Group, Inc. and its subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for the year ended December 31, 2001 were audited by other independent accountants whose report dated February 18, 2002 expressed an unqualified opinion on those statements.


/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 27, 2003

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Direct III Marketing Group, Inc.

   We have audited the accompanying consolidated balance sheet of Direct III Marketing Group, Inc., a Delaware Corporation, as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct III Marketing Group, Inc. as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SWENSON ADVISORS, LLP
An Accountancy Firm

San Diego, California
February 18, 2002

                         EDUCATION LENDING GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                            December 31,     December
                                                                                2002         31, 2001
                                  ASSETS                                   --------------  -----------

Student loans, net of loan loss reserve................................... $  401,839,983  $44,446,940
Student loans, net of loan loss reserve (Securitized).....................    947,213,769           --
Restricted cash and investments...........................................    113,995,355    4,232,634
Cash and cash equivalents.................................................      2,042,527    1,705,113
Interest & other receivables..............................................      9,306,708      339,376
Property and equipment, net...............................................      1,313,182      409,957
Deferred financing costs..................................................      4,306,537      115,556
Other.....................................................................        813,209      174,729
                                                                           --------------  -----------

Total Assets.............................................................. $1,480,831,270  $51,424,305
                                                                           ==============  ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable.......................................................... $      699,893  $   275,516
Government payable........................................................      4,976,425      255,326
Accrued expenses and other liabilities....................................      7,746,605      190,375
Series 2002 notes.........................................................  1,023,000,000           --
Warehouse loan facility...................................................    470,038,915   50,000,000
                                                                           --------------  -----------
Total Liabilities.........................................................  1,506,461,838   50,721,217
                                                                           --------------  -----------
Commitments and contingencies (Note 12)

Preferred stock--$0.001 par value, 10,000,000 shares authorized
  Common stock--$0.001 par value, 40,000,000 shares authorized, 11,189,084
  and 9,156,417 shares issued and outstanding, respectively...............         11,189        9,156
Additional paid in capital................................................      8,219,678    6,214,727
Accumulated deficit.......................................................    (33,861,435)  (5,520,795)
                                                                           --------------  -----------

Total Stockholders' (Deficit) Equity......................................    (25,630,568)     703,088
                                                                           --------------  -----------

Total Liabilities and Stockholders' Equity (Deficit)...................... $1,480,831,270  $51,424,305
                                                                           ==============  ===========

                         EDUCATION LENDING GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                For the Years Ended December 31, 2002 and 2001

                                                             2002          2001
                                                         ------------  -----------
Interest income:
   Student loans, net................................... $ 23,332,690  $   156,224
   Investments..........................................    2,498,556       16,826
                                                         ------------  -----------
                                                           25,831,246      173,050
                                                         ------------  -----------

Cost of interest income:
   Interest related expenses............................   17,367,991      274,586
   Valuation of interest rate swap......................    1,085,739           --
   Loan servicing and other fees........................    1,660,629       30,288
                                                         ------------  -----------

Total cost of interest income...........................   20,114,359      304,874
                                                         ------------  -----------
Net interest income (expense)...........................    5,716,887     (131,824)
                                                         ------------  -----------
Less: provision for losses..............................    1,539,535       53,134
                                                         ------------  -----------
Net interest income/(expense) after provision for losses    4,177,352     (184,958)
                                                         ============  ===========
Other income:
   Gain on sale of student loans........................    1,855,113           --
   Other................................................       18,925       72,082
                                                         ------------  -----------
Total other income......................................    1,874,038       72,082
                                                         ------------  -----------
Operating expenses:
   General and administrative...........................    9,101,454    2,213,860
   Sales & marketing....................................   25,285,310    1,798,532
                                                         ------------  -----------
Total operating expenses................................   34,386,764    4,012,392
                                                         ------------  -----------
Loss before income tax provision........................  (28,335,374)  (4,125,268)
Income tax provision....................................        5,266        1,600
                                                         ------------  -----------

Net loss................................................ $(28,340,640) $(4,126,868)
                                                         ============  ===========

Net loss per share:
   Basic & Diluted...................................... $      (2.77) $     (0.78)
                                                         ============  ===========

Weighted average common Shares outstanding:
   Basic & Diluted......................................   10,216,331    5,297,240
                                                         ============  ===========

                         EDUCATION LENDING GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                For the Years Ended December 31, 2002 and 2001

                                                             Common Stock
                                   ---------------------------------------------------------------
                                    Number of             Additional     Accumulated
                                     Shares     Amount  Paid in Capital    Deficit        Total
                                   ----------  -------  --------------- ------------  ------------
Balance, December 31, 2000........  4,410,250  $ 4,410    $1,875,590    $ (1,393,927) $    486,073
Issuance of common stock..........  4,813,480    4,813     4,574,667              --     4,579,480
Cancellation of stockholders' note
  payable.........................    (67,313)     (67)     (235,530)                     (235,597)
Net loss, 2001....................                                        (4,126,868)   (4,126,868)
                                   ----------  -------    ----------    ------------  ------------
Balance at December 31, 2001......  9,156,417    9,156     6,214,727      (5,520,795)      703,088
                                   ----------  -------    ----------    ------------  ------------
Issuance of common stock 2002.....  2,032,667    2,033     2,004,951                     2,006,984
Net loss, 2002....................                                       (28,340,640)  (28,340,640)
                                   ----------  -------    ----------    ------------  ------------
Balance, December 31, 2002........ 11,189,084  $11,189    $8,219,678    $(33,861,435) $(25,630,568)
                                   ==========  =======    ==========    ============  ============

                         EDUCATION LENDING GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the Years Ended December 31, 2002 and 2001


                                                                            2002           2001
                                                                      ---------------  ------------
Cash Flows From Operating Activities:
   Net Loss.......................................................... $   (28,340,640) $ (4,126,868)
   Adjustments to reconcile net loss to net cash used by operations:
       Depreciation and amortization.................................         481,784        42,772
       Loan loss reserve.............................................       1,539,535        53,134
       Valuation of interest rate swap...............................       1,044,711            --
   (Increase) decrease in assets:
       Interest and other receivables................................      (8,930,074)     (376,631)
       Other assets..................................................        (675,738)      (83,097)
   Increase (decrease) in liabilities:
       Accounts payable..............................................         424,380       215,357
       Government payable............................................       4,721,099       255,326
       Accrued expenses..............................................       6,511,518       384,110
                                                                      ---------------  ------------
Net cash used by operating activities................................     (23,223,425)   (3,635,897)
                                                                      ---------------  ------------
Cash flows from investing activities:
   Purchase/origination of student loans.............................  (1,306,318,536)  (44,501,167)
   Acquisition of property and equipment.............................      (1,146,819)     (418,253)
                                                                      ---------------  ------------
Net cash used in investing activities................................  (1,307,465,355)  (44,919,420)
                                                                      ---------------  ------------
Cash flows from financing activities:
   Net proceeds from credit facility.................................     339,974,366    45,767,366
   Net proceeds from Series 2002 Notes...............................     993,301,828            --
   Payment of loan fees..............................................      (4,256,984)     (130,000)
   Proceeds from issuance of stock...................................       2,006,984     4,343,883
                                                                      ---------------  ------------
Net cash provided by financing activities............................   1,331,026,194    49,981,249
                                                                      ---------------  ------------
Net increase in cash.................................................         337,414     1,425,932
Cash and cash equivalents at beginning of period.....................       1,705,113       279,181
                                                                      ---------------  ------------
Cash and cash equivalents at end of period........................... $     2,042,527  $  1,705,113
                                                                      ===============  ============
Supplement Information
   Cash paid for interest............................................ $    13,023,138  $    121,666
                                                                      ===============  ============
   Cash paid for income taxes........................................ $         4,466  $      1,600
                                                                      ===============  ============

                         EDUCATION LENDING GROUP, INC.
                     (Formerly Direct III Marketing, Inc.)

                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                For the Years Ended December 31, 2002 and 2001

Note 1--Summary of Organization

   Organization--Education Lending Group, Inc., formerly known as Direct III Marketing, Inc. (the "Company") was incorporated in Delaware on March 26, 1999. The Company was formed to identify and acquire enterprises in the student loan business. Without consummating any acquisitions, in September 2001, through Education Lending Services, Inc. (formerly Grad Partners, Inc.) and Education Funding Resources, LLC (formerly Grad Partners Premier, LLC), the Company began operations related to marketing, originating, and purchasing student loans. The Company, through these subsidiaries, originates or purchases Federal Family Education Loan Program student loans that are eligible for guarantee from the Department of Education, HEAL loans eligible for guarantee by the Secretary of Health and Human Services, federally guaranteed consolidation loans and other eligible student loans. The Company has in place a warehouse loan facility with a financial institution which it uses to facilitate originating and purchasing student loans. On a periodic basis, the Company will complete student loan securitizations to pay down the warehouse facility and finance the loans on a permanent basis.

   Grad Partners, Inc., a wholly owned subsidiary of the Company, was incorporated in Delaware on October 3, 2000. On August 5, 2002 the name was changed to Education Lending Services, Inc.

   Grad Partners Premier, LLC was formed in Delaware on July 19, 2001. On March 1, 2002 the name was changed to Education Funding Resources, LLC. Education Lending Services, Inc. is the sole equity member of Education Funding Resources, LLC.

   Student Loan Xpress, Inc., a wholly owned subsidiary of the Company was incorporated in Delaware on November 11, 2000 and began operations in November, 2001.

   Education Funding Capital I, LLC was formed in Delaware on April 22, 2002. Education Lending Services, Inc. is the sole equity member of Education Funding Resources, LLC.

Note 2--Summary of Significant Accounting Policies

  Principles of Consolidation

   The financial results included in this report are stated in conformity with accounting principles generally accepted in the United States of America and all normal recurring adjustments that Education Lending Group, Inc. (the "Company") considers necessary for a fair presentation of the results for such periods.

   These consolidated financial statements include the accounts of Education Lending Group, Inc., Student Loan Xpress, Inc., a wholly owned subsidiary of the Company and Education Lending Services, Inc. a wholly owned subsidiary of the Company. Education Lending Services, Inc. consists of Education Funding Resources, LLC (Education Lending Services, Inc. is the sole member of Education Funding Resources, LLC), and Education Funding Capital I, LLC (Education Lending Services, Inc. is the sole member of Education Funding Capital I, LLC). All significant intercompany accounts and transactions have been eliminated in consolidation.

   Student Loans--Student loans, consisting of federally insured student loans and non-federally insured student loans (private loans) are carried at their purchase price, including unamortized premiums, and unamortized origination fees. Loan fees and certain direct loan origination costs are deferred. Net deferred loan

                         EDUCATION LENDING GROUP, INC.

origination costs are amortized into interest expense over the contractual life of the loan using the level-yield method. Deferred fees and costs associated with loans that have been prepaid are taken to income in the period of repayment.

   Student Loan Income--The Company recognizes student loan income as earned, including amortization of premiums. The Company amortizes the premiums and origination fees over the estimated life of the loan. With the guarantee on the student loans applicable to both principal and interest, the Company recognizes interest on student loans as earned regardless of delinquency status. If a student loan should lose its guaranteed status, interest would be recognized as received. To date, there are no student loans in the Company's portfolio which have lost their guaranteed status.

   Gain on Sale of Student Loans--Student Loan Xpress currently sells the majority of loans it originates. The Company books the sale during the period the loan is sold and records the transaction on the income statement as a gain on the sale of student loans. Sales of student loans are accounted for under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Student loans are sold with the servicing rights released. Gains or losses on sales of student loans are recognized based on the difference between the selling prices and the carrying value of the related student loans sold. Deferred origination fees and expenses are recognized at the time of sale.


   Allowance for Student Loan Losses--The Company has established an allowance for potential losses on the existing balance sheet portfolio of student loans, both securitized and unsecuritized. These student loan assets are presented net of the allowance on the balance sheet. In evaluating the adequacy of the allowance for losses, the Company considers several factors including trends in student loan claims rejected for payments by guarantors, default rates on non-federally insured student loans and the amount of Federal Family Education Loan Program ("FFELP") loans subject to two percent risk-sharing. The allowance is based on periodic evaluations of its loan portfolios, changes to federal student loan programs, current economic conditions and other relevant factors. The Company utilizes these factors to estimate a projected default rate for the student loan portfolio. This estimate, along with the applicable risk-sharing percentage, is used to calculate the allowance for student loan losses. The allowance is maintained at a level that management believes is adequate to provide for probable credit losses. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant changes.


   Marketing Partner Fees--The Company has established relationships with various third-party marketing partners to market student loans on the Company's behalf. These fees represent a significant cost to the Company. SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," establishes the accounting for nonrefundable fees and costs associated with lending, committing to lend, or purchasing a loan or group of loans. The provisions of this statement apply to all types of loans as well as to all types of lenders. SFAS 91 sets forth, among other issues, the accounting treatment for costs related to activities performed by the lender for advertising, soliciting potential borrowers, servicing existing loans, and other ancillary activities related to establishing and monitoring credit policies, supervision, and administration stating that these types of expenses shall be charged to expense as incurred. Under SFAS 91, costs incurred to identify and attract potential borrowers should be expensed. As such, the Company's marketing partner fees are expensed during the period incurred and are part of the operating expenses--sales and marketing section of the income statement.

   Restricted Cash and Investments--The Company periodically takes draws against its warehouse loan facility to fund student loans and any associated premiums therewith. The restricted cash and investments shown on the balance sheet reflects draws taken against the warehouse line which have not yet been used to fund student loans. These amounts are restricted to only be used to fund student loans and any associated premiums therewith

                         EDUCATION LENDING GROUP, INC.

as outlined in the indenture dated October 18, 2002. Additionally, the Company is required to maintain certain cash levels in the securitization. Restricted cash and investments shown on the balance sheet reflect these cash balances and are restricted to use as outlined in the Indenture.

   Cash, Cash Equivalents and Credit Risk--The Company considers all unrestricted highly liquid investments purchased with maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value. The Company maintains its cash accounts at institutions that are insured by the Federal Deposit Insurance Corporation. At times, the Company may maintain cash balances that exceed the insurance limit of $100,000 per bank. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

   Interest and Other Receivables--Interest and other receivables consist of interest receivable on student loans, borrower payments received by third party servicers not yet sent to the Company, Department of Education fee reimbursable on loans sold, and premium due from servicers on loans sold.

   Software and Web-Site Development Costs--The Company capitalizes the costs of software developed for internal use in compliance with Statement of Position, or SOP, 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and with Emerging Issues Task Force, or EITF, Issue 00-2 "Accounting for Web Site Development Costs." Capitalization of software developed for internal use and web site development costs begins at the application development phase of the project. Amortization of software developed for internal use and web site development costs begins when the products are placed in productive use, and is computed on a straight-line basis over the estimated useful life of the product.

   Property and Equipment, net--Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

   Deferred Financing Costs--Direct costs associated with obtaining financing are capitalized and amortized into interest expense on a straight-line basis over the terms of the respective Series 2002 Notes and warehouse loan facility, which approximates the effective interest method.

   Derivatives and Hedging Activities--SFAS 133, "Accounting for Derivatives Instruments and Hedging Activities," requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The methodology by which gain or loss is recognized depends upon whether the derivative may be specifically designated as a hedge. SFAS 133, as amended, by SFAS 137 and SFAS 138, is effective for all fiscal quarters for fiscal years beginning after June 15, 2000. Generally, the Company does not enter into derivative contracts. However, during the year the Company entered into an interest rate swap that was not specifically designated as a hedge. As required by SFAS 133, the fair market value of the interest rate swap contract was recognized during the period as an additional liability of the Company and treated as additional expense on the income statement. In future years, the Company may desire to treat such derivative transactions as a hedge under SFAS 133 and therefore treatment of the derivatives may come under different accounting treatment as outlined in SFAS 133 for hedged transactions.


   Securitized Borrowings--Securitized borrowings are accounted for under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125." Under SFAS 140, securitizations that do not qualify for sales treatment are accounted for as secured borrowings. The Company retains a call on redeeming any series of the notes under its securitized borrowings. Accordingly, the requirements of paragraph 9 of SFAS 140 have not been met and the transactions are therefore accounted for as secured borrowings in accordance with the provisions of paragraph 15 of SFAS 140.

                         EDUCATION LENDING GROUP, INC.

   Government Payables--The Company is required to pay to the Department of Education ("DOE") a one-time 50 basis point origination fee on Stafford, PLUS, and consolidation loans and an annual 105 basis point consolidation loan rebate fee on all consolidation loans originated and held after October 1, 1993. Each fee is payable to the DOE. These fees due the DOE but not yet paid are shown as government payables.

   Fair Value of Financial Instruments--The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and other liabilities approximate fair market value due to the short maturity of these instruments.

   Income Taxes--The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes," using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are determined for temporary differences between the carrying amounts of assets or liabilities for book purposes versus tax purposes, based on the enacted tax rates which are expected to be in effect when the underlying items of income and expense are expected to be realized. The company and its eligible subsidiaries file a consolidated U.S. federal income tax return.

   Loss Per Common Share--Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share in the periods presented is equal to basic loss per share since any additional dilutive potential common shares are considered antidilutive.

   Liquidity and Business Risk--The Company's ability to continue business is subject to a variety of factors, which include, among other things, the Company's ability to raise working capital and to generate profitable operations from the student loan business. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.

   Estimates--The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

   Reclassifications--Certain accounts in the prior year consolidated financial statements have been reclassified for comparative purposes to conform to presentation in the current-year consolidated financial statements.

  Recently Issued Accounting Pronouncements

  SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities

   SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force
(EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and eliminates the definition and requirements for recognition of exit costs in Issue 94-3. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company has determined that SFAS 146 will have no effect on the Company's financial results.

                         EDUCATION LENDING GROUP, INC.

  SFAS 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123

   In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123." SFAS 148 addresses transition provisions for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the Statement amends the disclosure requirements of Statement 123. The Company has determined that SFAS 148 will not have a significant impact on its consolidated financial statements. The Company continues to account for its incentive based compensation using the intrinsic value method under APB 25. Had compensation cost for the Company's stock options been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS 123 as amended by SFAS 148, the Company's net earnings and earnings per share would have been as follows:

                                                                     December 31, 2002 December 31, 2001
                                                                     ----------------- -----------------
Net loss, as reported...............................................   $(28,340,640)      $(4,126,868)
Deduct, total stock-based compensation expense determined under fair
  value based method, net of tax effects............................     (1,162,227)       (2,495,836)
                                                                       ------------       -----------
Pro forma net loss..................................................   $(29,502,867)      $(6,622,704)
Loss per share:
   Basic & Diluted as Reported......................................   $      (2.77)      $     (0.78)
   Basic & Diluted pro forma........................................   $      (2.89)      $     (1.25)

  FIN 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others

   In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligation under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has determined that FIN 45 will not have a significant impact on its consolidated financial statements.

  FIN 46, Consolidation of Variable Interest Entities--an interpretation of ARB
  51

   In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities--an interpretation of ARB 51." FIN 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; 2) the equity investors lack an essential characteristic of a controlling financial interest. The Company has determined that FIN 46 will not have a significant impact on its consolidated financial statements.

Note 3-- Student Loans

   The Company originates student loans on its own behalf and purchases student loans from originating lenders. The Company's portfolio consists principally of loans originated under two federally sponsored programs--the Federal Family Education Loan Program ("FFELP") and the Health Education Assistance Loan Program ("HEAL"). The Company also purchases private education loans.

                         EDUCATION LENDING GROUP, INC.

   There are three principal categories of FFELP loans: Stafford loans, PLUS loans, and consolidation loans. During the year the Company originated over 95% of its student loans. The nature of the student loans held at year end are as follows:

Student loans, net held at 12/31/2001

                                                     Student Loans
                                       Student Loans  Securitized        Total
                                       ------------- -------------  --------------
FFELP Loans:
   Stafford........................... $         --   $         --  $           --
   PLUS...............................           --             --              --
   Consolidation......................   44,278,720             --      44,278,720
                                       ------------  -------------  --------------
FFELP sub-total.......................   44,278,720             --      44,278,720
Private Loans.........................           --             --              --
                                       ------------  -------------  --------------
Total Student Loans, gross............   44,278,720             --      44,278,720
Capitalized costs, net of amortization      221,354             --         221,354
Loan loss reserve.....................      (53,134)            --         (53,134)
                                       ------------  -------------  --------------
Total student loans, net.............. $ 44,446,940   $         --  $   44,446,940
                                       ============  =============  ==============

Student loans, net held at 12/31/02
                                                     Student Loans
                                       Student Loans  Securitized        Total
                                       ------------- -------------  --------------
FFELP Loans:
   Stafford........................... $ 28,994,304   $         --  $   28,994,304
   PLUS...............................    2,446,976             --       2,446,976
   Consolidation......................  363,649,783    941,829,553   1,305,479,336
                                       ------------  -------------  --------------
FFELP sub-total.......................  395,091,063    941,829,553   1,336,920,616
Private Loans.........................    4,550,177             --       4,550,177
                                       ------------  -------------  --------------
Total Student Loans, gross............  399,641,240    941,829,553   1,341,470,793
Capitalized costs, net of amortization    2,661,217      6,514,411       9,175,628
Loan loss reserve.....................     (462,474)    (1,130,195)     (1,592,669)
                                       ------------  -------------  --------------
Total student loans, net.............. $401,839,983   $947,213,769  $1,349,053,752

   The average maturity by type of loan as well as the weighted average student loan interest rate are as follows:

Average maturity, in years & weighted average interest rate

                                                      December 31, 2002 December 31, 2001
                  December 31, 2002 December 31, 2001 Weighted Average  Weighted Average
                  Average Maturity  Average Maturity  Student Loan Rate Student Loan Rate
                  ----------------- ----------------- ----------------- -----------------
FFELP Loans:
   Stafford......       13.3                NA              3.46%             6.59%
   PLUS..........        9.8                NA              4.86%               NA
   Consolidation.       20.5              22.3              5.14%               NA
Private Loans....       20.8                NA              4.25%               NA

                         EDUCATION LENDING GROUP, INC.

   The FFELP is subject to comprehensive reauthorization every five years and to frequent statutory and regulatory changes. The most recent reauthorization was the Higher Education Amendments of 1998.

   Generally, Stafford and PLUS loans have repayment periods of between five and ten years. Consolidation loans have repayment periods of twelve to thirty years. FFELP loans obligate the borrower to pay interest at a stated fixed rate or an annually reset variable rate that has a cap. The interest rates are either fixed to term or reset annually on July 1 of each year depending on when the loan was originated. The Company earns interest at the greater of the borrower's rate or a floating rate. If the floating rate exceeds the borrower rate, the Department of Education ("DOE") makes a payment directly to the Company based upon the Special Allowance Payment ("SAP") formula. SAP is generally paid whenever the average of all of the applicable floating rates (91-day Treasury bill, commercial paper, 52-week Treasury bill, or the constant maturity Treasury rate) in a calendar quarter, plus a spread of between 1.74 and 3.50 percentage points depending on the loan status and origination date, exceeds the rate of interest which the borrower is obligated to pay. If the floating rate determined by the SAP formula is less than the rate the borrower is obligated to pay, the Company simply earns interest at the borrower rate. In all cases, the rate a borrower is obligated to pay sets a minimum rate for determining the yield that the Company earns on the loan.

   The Company generally finances its student loan portfolio with floating rate debt tied to LIBOR or commercial paper (CP). Such borrowings in general, however, do not have minimum rates. As a result, in certain declining interest rate environments, the portfolio of student loans may be earning at the minimum borrower rate while the Company's funding costs (exclusive of fluctuations in funding spreads) will generally decline along with short-term interest rates. For loans where the borrower's interest rate is fixed to term, lower interest rates may benefit the spread earned on student loans for extended periods of time. For loans where the borrower's interest rate is reset annually, any benefit of a low interest rate environment will only enhance student loan spreads through the next annual reset of the borrower's interest rates, which occurs on July 1 of each year.

   The Company is required to pay to the DOE a one-time 50 basis point origination fee on Stafford, PLUS, and consolidation loans and an annual 105 basis point consolidation loan rebate fee on all consolidation loans originated and held after October 1, 1993. Each fee is payable to the DOE. Also, all loans acquired after October 1, 1993 are subject to risk sharing on claim payments under which the loan is guaranteed for 98 percent of the balance plus accrued interest.

                         EDUCATION LENDING GROUP, INC.

   The activity in the student loan balances held during the years ended December 31, 2002 and 2001 are as follows:

Student Loan Balance Activity

                                                       Student Loans
                                        Student Loans   Securitized       Total
                                       --------------  ------------- --------------
Balance at 12/31/00................... $           --  $         --  $           --
Additions
   Originations and Purchases.........     44,991,401            --      44,991,401
   Capitalized Interest...............         11,512            --          11,512
   Additions to Capitalized Costs.....        222,447            --         222,447
   Reductions in Loan Loss Reserve....             --            --              --
Deductions
   Borrower Payments..................       (724,193)           --        (724,193)
   Sales to Third parties.............             --            --              --
   Additions to Loan Loss Reserve.....        (53,134)           --         (53,134)
   Reductions in Capitalized Costs....         (1,093)           --          (1,093)
Other
   Transfers to Securitizations.......             --            --              --
   Other..............................             --            --              --
                                       --------------  ------------  --------------
Balance at 12/31/01...................     44,446,940            --      44,446,940
Additions
   Originations and Purchases.........  1,408,681,895     5,097,191   1,413,779,086
   Capitalized Interest...............        444,537     1,687,411       2,131,948
   Additions to Capitalized Costs.....      2,502,402     6,644,790       9,147,192
Deductions
   Borrower Payments..................    (19,714,374)  (42,581,672)    (62,296,046)
   Sales to Third parties.............    (56,422,877)           --     (56,422,877)
   Net Additions to Loan Loss Reserve.       (409,340)   (1,130,195)     (1,539,535)
   Reductions in Capitalized Costs....        (62,540)     (130,379)       (192,919)
Other
   Transfer to Securitizations........   (977,626,664)  977,626,664              --
   Other..............................              4           (41)            (37)
                                       --------------  ------------  --------------
Balance at 12/31/02................... $  401,839,983  $947,213,769  $1,349,053,752
                                       ==============  ============  ==============

   Capitalized interest above represents borrower interest that has been capitalized into a borrower's principal balance. When a borrower leaves a period of deferment or forbearance to enter into active repayment, any accrued but unpaid borrower interest is capitalized and added onto the borrower's principal balance.

Note 4--Student Loans--Loan Loss Reserve

   The provision for loan losses represents the periodic expense of maintaining an allowance sufficient to absorb losses, net of recoveries, inherent in the portfolio of student loans. The Company evaluates the adequacy of the provision for losses on its federally insured portfolio of student loans separately from its non-federally insured portfolio. For the federally insured portfolio, the Company primarily considers trends in student loan claims rejected for payment by guarantors due to servicing defects as well as overall default rates on those FFELP student loans subject to the two percent risk-sharing, i.e., those loans that are insured as to 98 percent of

                         EDUCATION LENDING GROUP, INC.

principal and accrued interest. Loans are placed on non-accrual status and charged off at the point that a loan claim is rejected for payment by guarantors.


   For the non-federally insured portfolio of student loans, the Company primarily considers recent trends in delinquencies, charge-offs and recoveries, historical trends in loan volume by program, economic conditions and credit and underwriting policies. A large percentage of the Company's non-federally insured loans have not matured to a point at which predictable loan loss patterns have developed. Therefore, the Company relies to an extent on general industry data regarding similar type programs to determine the loan loss reserve as opposed to specific data for its own portfolio. Accordingly, the evaluation of the provision for loan losses is inherently subjective as it requires material estimates that may be susceptible to significant changes.


   The following table summarizes changes in the loan loss reserve:


                                              Years Ended December 31,
                                              ------------------------
                                                 2002        2001
                                               ----------    -------
               Balance at Beginning of Period $   53,134    $     0
               Provision.....................  1,539,535     53,134
               Charge-offs...................          0          0
               Recoveries....................          0          0
                                               ----------    -------
               Balance at End of Period...... $1,592,669    $53,134
                                               ==========    =======




   The additions to the loan loss reserve are expensed on the income statement during the period incurred and the balance at the end of the period is netted against student loans and is shown as Student Loans, net on the balance sheet.

Note 5--Warehouse Loan Facility and Securitization


   There are two warehouse loan facilities with financial institutions, $500,000,000 and $15,000,000, respectively in place to fund the purchase of student loans. As of December 31, 2002 and December 31, 2001, $470,038,915 and $50,000,000, respectively, has been advanced against these facilities. The Company's $500,000,000 warehouse loan facility is governed by an indenture and other program documents which were entered into as of October 18, 2002 with a financial institution. The term of the financing is three years. However, the financing is backed by a 364-day liquidity facility which must be renewed on an annual basis. Failure to renew the liquidity facility will result in early termination of the financing. The financing is secured by the assets of the indenture which primarily consist of cash, student loans, and their applicable accrued interest. Interest is calculated and paid on a monthly basis. The interest rate is based upon the commercial paper rate of the financial institution providing the liquidity facility (1.4828% at December 31, 2002). In addition to the interest rate, the Company also pays trustee fees as well as a commitment fee on the unused portion of the facility. The warehouse facility includes a number of covenants and compliance features that the Company must meet to continue to make additional draws on the facility as well as maintain the existing outstandings. The Company is in compliance with all of these covenants and compliance features.

                         EDUCATION LENDING GROUP, INC.

   In May and August of 2002, the Company completed $525,000,000 and $500,000,000, respectively, auction rate student loan securitizations that have been accounted for as collateralized borrowings. The notes were issued pursuant to an indenture of trust and consist of senior (Class A) and subordinate (Class
B) notes, the proceeds of which were used to pay down the warehouse loan and pre-fund a portfolio of student loans. The student loans are sub-serviced by a third party servicer. The notes bear interest at a rate determined by a Dutch Auction and mature no later than June 1, 2042. At December 31, 2002, the notes bore interest as follows:

   $525,000,000 Auction Rate Education Loan Backed Notes Issued in May, 2002

                                                                     Maturity
                 Principal Amount Interest Rate Initial Auction Date   Date
                 ---------------- ------------- -------------------- --------
  Series 2002A-1   $ 75,000,000       2.58%          2/11/2003       6/1/2042
  Series 2002A-2     75,000,000       2.93%          5/13/2003       6/1/2042
  Series 2002A-3     75,000,000       2.86%          5/20/2003       6/1/2042
  Series 2002A-4     67,800,000       3.25%          8/19/2003       6/1/2042
  Series 2002A-5     66,500,000       1.55%          6/13/2002       6/1/2042
  Series 2002A-6     66,000,000       1.54%          6/20/2002       6/1/2042
  Series 2002A-7     66,000,000       1.55%          6/27/2002       6/1/2042
  Series 2002B-1     33,700,000       1.72%          6/20/2002       6/1/2042
                   ------------
     Total......   $525,000,000

   $500,000,000 Auction Rate Education Loan Backed Notes Issued in August, 2002

                                                                      Maturity
                  Principal Amount Interest Rate Initial Auction Date   Date
                  ---------------- ------------- -------------------- --------
  Series 2002A-8.   $ 78,000,000       1.55%           9/23/2002      6/1/2042
  Series 2002A-9.     78,000,000       1.56%          10/24/2002      6/1/2042
  Series 2002A-10     78,000,000       1.70%            9/3/2002      6/1/2042
  Series 2002A-11     78,000,000       1.57%            9/9/2002      6/1/2042
  Series 2002A-12     78,000,000       1.48%           9/12/2002      6/1/2042
  Series 2002A-13     78,000,000       1.48%           9/16/2002      6/1/2042
  Series 2002B-2.     32,000,000       1.70%           9/18/2002      6/1/2042
                    ------------
     Total.......   $500,000,000


   If certain parity percentages are not met, the notes are subject to mandatory redemption. As long as the parity percentage is less than 100.5%, the notes are subject to mandatory redemption, in whole or in part, on any interest payment date with monies on deposit in the principal fund. Additionally, the notes are subject to optional redemption by the Company on any regularly scheduled interest payment date. The securitization has been accounted for as a collateralized borrowing in accordance with SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities as the assets are merely a pledge of collateral and the secured party does not have the right to sell or repledge the collateral and the Company has not defaulted under the terms of the securitization. Therefore, the securitization is included as student loans (securitized) and series 2002 notes related to securitized student loans structured as collateralized borrowings on the balance sheet.


   Restricted cash and investments are restricted for the use of funding student loans and any associated premiums therewith. Restricted cash and investments on the balance sheet represent advances from the warehouse loan facilities not yet used to fund student loans and associated premiums therewith as well as any reserves required by the indentures.

                         EDUCATION LENDING GROUP, INC.

   The Company is in compliance with the debt covenants on both the warehouse loan facilities and the securitizations.

Note 6--Interest Rate Swap

   To take advantage of the current low interest rate environment, in December of 2002, the Company entered into an interest rate swap on $700 million of its student loan portfolio. This swap was not designated as a hedge under SFAS 133 and as such under the requirements outlined in SFAS 133, the Company was required to mark-to-market the value of the swap at the end of the year. The fair market value of the interest rate swap was determined at December 31, 2002 to be an additional liability of the Company in the amount of $1,044,711. The Company booked as additional cost of interest income this mark-to-market amount. In addition, the Company also booked an additional expense of $41,028 related to the interest rate swap.

Note 7--Loss Per Share

   Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share in the periods presented is equal to basic loss per share since any additional dilutive potential common shares are considered antidilutive. The loss per share was computed as follows:

                                                            December 31, 2002 December 31, 2001
                                                            ----------------- -----------------
Net loss, as reported......................................   $(28,340,640)      $(4,126,868)
Weighted Average Common Shares Outstanding: Basic & Diluted     10,216,331         5,297,240
                                                              ------------       -----------
Loss Per Share.............................................   $      (2.77)      $     (0.78)

Note 8--Common Stock, Stock Options and Warrants

   The Company has one class of common stock. There are no preferences related to dividends, voting rights, or dissolution. In March, 2000 the Company completed the sale of 667,000 shares of common stock through a private placement. Proceeds from the private placement were $1,597,500, net of fees of $75,000. During 2001, the Company issued 4,813,480 shares of common stock. 3,950,000 shares were sold for $3,716,000, net of fees of $234,000. Notes payable of $863,480 were converted into 863,480 shares of common stock in 2001. During 2002, the Company issued 2,032,667 shares of common stock for $2,006,984, net of fees of $30,000.

   As part of the private placements discussed above and as additional consideration for loans made to the Company, investors received warrants to purchase the Company's common stock at prices from a low of $1.00 up to $6.00 per share. 290,000 of these warrants were issued during 2002 and 1,627,750 remain outstanding at the end of 2002. These warrants are included in the Warrants/Non-Employee Options section of this footnote.

   The Education Lending Group, Inc. 1999 Stock Option Plan, originally effective April 21, 1999, amended April 1, 2001 and subsequently amended July 1, 2001, March 8, 2002 and April 4, 2002, provides for the granting of 3,000,000 Incentive Stock Options to employees and directors of the Company at the direction of the Board of Directors and the Compensation Committee. As of December 31, 2002, the Company had granted qualified incentive stock options for the purchase of 2,554,995 shares of common stock from $0.90 per share to $4.00 per share. All the options are for a term of 10 years except for an option for 100,000 shares which has a term of 5 years. Certain options are fully vested while others vest over three years or according to certain operational benchmarks.

                         EDUCATION LENDING GROUP, INC.

   The Company has issued non-qualified stock options to various third party contractors. 197,500 of these options were issued during 2002. 398,500 of non-qualified stock options were outstanding at the end of 2002. The warrants issued in exchange for marketing services fall under the scope of EITF 96-18 and EITF 00-18 and are considered to be variable awards which require variable accounting treatment until the third party performance is complete. During the year ended December 31, 2002, the Company recognized approximately $44,000 in compensation expense relating to warrants for which third party performance was complete. These options are included in the Warrants/Non-Employee Options section of this footnote.

   SFAS 123, "Accounting for Stock-Based Compensation" allows companies to measure compensation cost in connection with executive share option plans using a fair value base method, or to continue to use an intrinsic value based method which generally does not result in a compensation cost. The Company has decided to continue to use the intrinsic value based method and does not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price at the time of grant. Had the fair value based method been adopted consistent with the provisions of SFAS 123, the Company's pro forma net loss and pro forma net loss per common share for 2002 and 2001 would have been as follows:

                                                                     December 31, 2002 December 31, 2001
                                                                     ----------------- -----------------
Net loss, as reported...............................................   $(28,340,640)      $(4,126,868)
Deduct, total stock-based compensation expense determined under fair
  value based method, net of tax effects............................     (1,162,227)       (2,495,836)
                                                                       ------------       -----------
Pro forma net loss..................................................   $(29,502,867)      $(6,622,704)
Loss per share:
   Basic & diluted as reported......................................   $      (2.77)      $     (0.78)
   Basic & diluted pro forma........................................   $      (2.89)      $     (1.25)

   The Company has 2,554,995 stock options outstanding at December 31, 2002 of which 1,035,500 were granted during 2002. If you take into account the options granted during 2002 and the exercise and cancellation of any of those options during 2002, the net options granted in 2002 are 991,500. As required by SFAS 123, the Company provides the following disclosure of hypothetical values for the net options issued during 2002. The stock options are valued at $1.72 at December 31, 2002. These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2002: expected volatility of 92%, risk free interest rate of 3.6% and expected life of 9.19 years. Had compensation expense been recorded based on these hypothetical values, the Company's net loss would have increased by $631,527.

   The company has 2,026,250 warrants/non-employee stock options outstanding at December 31, 2002, of which 398,500 are outstanding to various third party contractors and have been included in total compensation expense. As required by SFAS 123, the Company provides the following disclosure of hypothetical values for the warrants/non-employee stock options issued during 2002 where no compensation was recorded. The warrants/non-employee stock options are valued at $1.83 at December 31, 2002. This value was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2002: expected volatility of 92%, risk free interest rate of 3.6% and expected life of 9.33 years. Had compensation expense been recorded based on these hypothetical values, the Company's net loss would have increased by $530,700.

   Pro forma disclosures are not likely to be representative of the effects of reported pro forma net income and earnings per share in future years as additional options may be granted in future years and the vesting of options already granted will impact the pro forma disclosures.

                         EDUCATION LENDING GROUP, INC.

   Changes in stock options and warrants are summarized below:

                                                  Weighted      Weighted
                                                  Average     Average Fair
        Employee Stock Options       Shares    Exercise Price Value Granted
        ----------------------     ----------  -------------- -------------
      Balance, December 31, 2001..  1,668,495      $ 1.40         $1.03
         Granted..................  1,035,500      $ 2.36         $1.72
         Exercised................    (41,667)     $(1.10)
         Expired..................   (107,333)     $(1.68)
                                   ----------      ------
      Balance, December 31, 2002..  2,554,995      $ 2.03         $1.52
                                   ==========      ======

                                                  Weighted      Weighted
                                                  Average     Average Fair
     Warrants/Non-Employee Options   Shares    Exercise Price Value Granted
     ----------------------------- ----------  -------------- -------------
      Balance, December 31, 2001..  3,079,750      $ 1.66         $0.52
         Granted..................    487,500      $ 1.68         $1.83
         Exercised................ (1,491,000)     $ 1.00
         Expired/Canceled.........    (50,000)     $(2.00)
                                   ----------      ------
      Balance, December 31, 2002..  2,026,250      $ 2.14         $1.42
                                   ==========      ======

   The Company has reclassified the above schedule from showing options and warrants to showing a breakdown between employee stock options and warrants/non-employee options. This results in a reduction of 135,000 shares in the 2001 beginning balance for options reported in the 2001 annual financial statements and an increase of 135,000 shares in the 2001 beginning balance of the warrant/non-employee option section.

   The exercise price for the stock options varies from $0.90 to $4.00 per share. The exercise price for the warrants/non-employee options varies from $1.00 to $6.00.

               Options Outstanding                            Options Exercisable
------------------------------------------------------      --------------------------
                                Weighted
   Range                         Average       Weighted                    Weighted
of Exercise        Number     Remaining Life    Average       Number        Average
   Price         Outstanding   (in Years)    Exercise Price Exercisable  Exercise Price
------------     -----------  -------------- -------------- -----------  --------------
$0.90--$1.35      1,545,495        4.4           $1.10       1,483,828       $1.11
$1.36--$2.00      1,731,000        8.6           $1.66         571,585       $1.52
$2.01--$3.00        453,000        7.6           $2.59          54,167       $2.28
$3.01--$4.50        645,500        6.3           $3.97         502,500       $4.08
$4.51--$6.00        206,250        3.3           $6.00         206,250       $6.00
                    -------        ---           -----         -------       -----
      Total       4,581,245        6.5           $2.08       2,818,330       $2.10

Note 9--Income Taxes

   The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. On December 31, 2002, there is a net deferred tax asset of approximately $14,532,106 relating primarily to the net operating loss carryforwards generated by the operations of the Company. The valuation allowance has increased by approximately $11,413,312 for the year ended December 31, 2002. For financial reporting purposes, the net deferred tax asset has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized. Current income tax expense is $5,266, which represents the statutory franchise and capital taxes.

                         EDUCATION LENDING GROUP, INC.

   A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

                                                    2002         2001
                                                -----------  -----------
       Income tax benefit...................... $(9,629,097) $(1,403,135)
       State income benefit, net of federal tax  (1,778,949)    (240,596)
       Valuation allowance.....................  11,413,312    1,639,924
       Other, net..............................                    5,407
                                                -----------  -----------
       Income tax expense...................... $     5,266  $     1,600
                                                ===========  ===========

   The Company has net operating loss carryforwards as follows:

                                     Balance of Loss  Year of
                 Year Loss Generated  Carryforwards  Expiration
                 ------------------- --------------- ----------
                  December 31, 1999.   $   372,410      2019
                  December 31, 2000.       641,480      2020
                  December 31, 2001.     4,558,220      2021
                  December 31, 2002.    30,036,729      2022

Note 10--Indenture and Securitization Fees

   There are certain fees payable in connection with the Indenture and Securitization. These are commitment fees, program fees, an annual administration fee, broker/dealer fees, auction agent fees and certain Indenture Trustee fees. Monthly commitment fees, program fees, broker/dealer fees, auction agent fees and Indenture Trustee fees are expensed in the month incurred. Annual administration fees are expensed ratably over the twelve months. Other fees are expensed monthly over the term of the indenture or securitization as appropriate.

Note 11--Commitments

   The following is a schedule of future minimum operating lease payments:

                  For the years ending December 31,
                  ---------------------------------
                         2003...................... $  408,144
                         2004......................    420,312
                         2005......................    140,424
                         2006......................    114,890
                         2007 and thereafter.......     28,723
                                                    ----------
                                                    $1,112,493
                                                    ==========

   The minimum lease payments include a non-cancelable operating lease that expires on January 31, 2005, and two non-cancelable operating leases that expire on March 31, 2007.

   The Company also has a capital lease that began in 2002. Payments are for 24 months. There was an initial payment of approximately $110,000, which will be followed by 11 payments of approximately $12,521 and 12 payments of approximately $54 and 1 payment of approximately $23,000.

   Net rent expense for the years ended December 31, 2002 and 2001 is $331,150 and $74,032, respectively.

                         EDUCATION LENDING GROUP, INC.

   As of December 31, 2002, the Company has commitments to fund approximately $7,478,000 of Stafford and PLUS loans that are pending disbursement which includes second or third disbursements on loans that are owned or guaranteed but scheduled for later disbursement dates.


Note 12--Reconciliation of 2001 Cash Flow Statement to 2002 Presentation



   To more properly reflect its cash flows in its Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2001, the Company reclassified the cash flows during 2001 related to its "Warehouse loan facility advances" of $4,232,634, from the investing activities section of the statement to the "Proceeds from credit facilities" line of the financing activities section of the statement.



Note 13--Subsequent Event


   To facilitate the originating and purchasing of student loans, in January and March of 2003, the Company arranged temporary increases of $250,000,000 each in its warehouse loan facility with a financial institution bringing the total warehouse loan facility amount to $1,000,000,000. The temporary increase in the warehouse loan facility above the $500,000,000 expires on April 29, 2003 at which time the warehouse loan facility will revert back to $500,000,000.

   In January 2001, the Company had a signed letter of intent to acquire a student loan marketing company for cash and shares of common stock of the Company. The acquisition was not consummated and the Company had agreed to arbitrate the possible payment of a break-up fee of $500,000. In March, the parties agreed to settle the dispute with no payment being made by either party.

   In January 2003, the Company sold roughly $203 million of its student consolidation loan portfolio. This generated operating cash for the company, after paying off the associated debt, of approximately $3,100,000. This transaction resulted in a gain of approximately $7,100,000.

                         EDUCATION LENDING GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                            March 31,     December 31,
                                                                              2003            2002
                                                                         --------------  --------------
                                                                           (Unaudited)
                                 ASSETS
Student loans, net of loan loss reserve................................. $  840,801,450  $  401,839,983
Student loans, net of loan loss reserve (securitized)...................    953,159,016     947,213,769
Restricted cash and investments.........................................     83,881,811     113,995,355
Cash and cash equivalents...............................................      5,647,439       2,042,527
Interest & other receivables............................................     13,671,735       9,306,708
Property and equipment, net.............................................      1,394,166       1,313,182
Deferred financing costs................................................      4,824,796       4,306,537
Other...................................................................        484,092         813,209
                                                                         --------------  --------------
Total Assets............................................................ $1,903,864,505  $1,480,831,270
                                                                         --------------  --------------

                LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Accounts payable........................................................ $    4,079,521  $      699,893
Government payable......................................................      6,031,086       4,976,425
Accrued expenses and other liabilities..................................      7,408,940       7,746,605
Series 2002 notes.......................................................  1,013,000,000   1,023,000,000
Warehouse loan facility.................................................    900,001,221     470,038,915
                                                                         --------------  --------------
Total Liabilities.......................................................  1,930,520,768   1,506,461,838
                                                                         --------------  --------------
Preferred stock--$0.001 par value, 10,000,000 shares authorized
Common stock--$0.001 par value, 40,000,000 shares authorized, 11,351,250
  and 11,189,084 shares issued and outstanding, respectively............         11,351          11,189
Additional paid in capital..............................................      8,393,332       8,219,678
Accumulated deficit.....................................................    (35,060,946)    (33,861,435)
                                                                         --------------  --------------
Total Stockholders' (Deficit)...........................................    (26,656,263)    (25,630,568)
                                                                         --------------  --------------
Total Liabilities and Stockholders' (Deficit)........................... $1,903,864,505  $1,480,831,270
                                                                         ==============  ==============



                            See accompanying notes

                         EDUCATION LENDING GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Three Months Ended March 31, 2003 and 2002
                                  (Unaudited)

                                                                  2003         2002
                                                              -----------  -----------
Interest income:
   Student loans, net........................................ $14,712,652  $ 1,250,260
   Investments...............................................     190,905       25,653
                                                              -----------  -----------
                                                               14,903,557    1,275,913
Cost of interest income
   Interest related expenses.................................   8,607,003      670,941
   Valuation of interest rate swap...........................     912,702           --
   Loan servicing and other fees.............................     739,414      280,294
                                                              -----------  -----------
Total cost of interest income................................  10,259,119      951,235
Net interest income..........................................   4,644,438      324,678
                                                              -----------  -----------
Less: provision for loan losses..............................     548,262      162,895
                                                              -----------  -----------
Net interest income/(expense) after provision for loan losses   4,096,176      161,783
                                                              -----------  -----------
Other income
   Gain on sale of student loans.............................   8,142,188        4,076
   Other.....................................................       7,045          212
                                                              -----------  -----------
Total other income...........................................   8,149,233        4,288
Operating expenses:
   General and administrative................................   2,562,113    1,493,952
   Sales & marketing.........................................  10,846,751    3,503,001
                                                              -----------  -----------
Total operating expenses.....................................  13,408,864    4,996,953
                                                              -----------  -----------
Loss before income tax provision.............................  (1,163,455)  (4,830,882)
Income tax provision.........................................      36,056            0
                                                              -----------  -----------
Net loss..................................................... $(1,199,511) $(4,830,882)
                                                              -----------  -----------
Net loss per share:
   Basic & Diluted........................................... $     (0.11) $     (0.51)
Weighted average common shares outstanding:
   Basic & Diluted...........................................  11,311,164    9,406,417
                                                              ===========  ===========

                            See accompanying notes

                         EDUCATION LENDING GROUP, INC.
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                   For the Three Months Ended March 31, 2003
                                  (Unaudited)

                                                    Common Stock
                           -------------------------------------------------------------
                           Number of            Additional     Accumulated
                            Shares    Amount  Paid in Capital    Deficit        Total
                           ---------- ------- --------------- ------------  ------------
Balance, December 31, 2002 11,189,084 $11,189   $8,219,678    $(33,861,435) $(25,630,568)
Issuance of common stock..    162,166     162      173,654                       173,816
Net loss, March 31, 2003..                                      (1,199,511)   (1,199,511)
                           ---------- -------   ----------    ------------  ------------
Balance at March 31, 2003. 11,351,250 $11,351   $8,393,332    $(35,060,946) $(26,656,263)
                           ========== =======   ==========    ============  ============



                            See accompanying notes

                         EDUCATION LENDING GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Three Months Ended March 31, 2003 and 2002
                                  (Unaudited)

                                                                           2003           2002
                                                                      -------------  -------------
Cash Flows From Operating Activities:
   Net loss.......................................................... $  (1,199,511) $  (4,830,882)
   Adjustments to reconcile net loss to net cash used by operations:
       Depreciation and amortization.................................       294,230         66,326
       Provision for loan losses.....................................       548,262        162,895
       Valuation of interest rate swap...............................       912,702             --
(Increase) decrease in assets:
   Interest and other receivables....................................    (4,365,026)      (823,425)
   Other assets......................................................       329,118        (46,718)
Increase (decrease) in liabilities:
   Accounts payable..................................................     3,379,628        502,950
   Government payable................................................     1,054,661        901,819
   Accrued expenses..................................................    (1,250,367)     1,799,895
                                                                      -------------  -------------
Net cash (used in) operating activities..............................      (296,303)    (2,267,140)
                                                                      -------------  -------------
Cash flows from investing activities:
   Origination/Purchase of student loans.............................  (445,589,492)  (136,728,116)
   Acquisition of property and equipment.............................      (176,717)      (630,810)
                                                                      -------------  -------------
Net cash (used in) investing activities..............................  (445,766,209)  (137,358,926)
                                                                      -------------  -------------
Cash flows from financing activities:
   Net proceeds from credit facility.................................   471,601,403    138,196,307
   Net payments on Series 2002 Notes.................................   (21,525,554)            --
   Payment of loan fees..............................................      (582,241)       (50,000)
   Proceeds from issuance of stock...................................       173,816        470,000
                                                                      -------------  -------------
Net cash provided by financing activities............................   449,667,424    138,616,307
                                                                      -------------  -------------
Net increase (decrease) in cash......................................     3,604,912     (1,009,759)
Cash and cash equivalents at beginning of period.....................     2,042,527      1,705,113
                                                                      -------------  -------------
Cash and cash equivalents at end of period........................... $   5,647,439  $     695,354
                                                                      =============  =============


                            See accompanying notes

                         EDUCATION LENDING GROUP, INC.
                     (FORMERLY DIRECT III MARKETING, INC.)
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                                   March 31
                                  (Unaudited)

Note 1--Statement of Accounting Principles

      The financial results included in this report are stated in conformity with accounting principles generally accepted in the United States of America and are unaudited but include all normal recurring adjustments that Education Lending Group, Inc. (the "Company") considers necessary for a fair presentation of the results for such periods. These interim figures are not necessarily indicative of results for a full year.

      These consolidated financial statements include the accounts of Education Lending Group, Inc., Student Loan Xpress, Inc., a wholly owned subsidiary of the Company and Education Lending Services, Inc. (formerly known as Grad Partners, Inc.), a wholly owned subsidiary of the Company. Education Lending Services, Inc. consists of Education Funding Resources, LLC (Education Lending Services, Inc. is the sole member of Education Funding Resources, LLC), Education Funding Capital I, LLC (Education Lending Services, Inc. is the sole member of Education Funding Capital I, LLC), and Education Funding Capital II, LLC (Education Lending Services, Inc. is the sole member of Education Funding Capital II, LLC). All significant intercompany accounts and transactions have been eliminated in consolidation.

      These financial statements have been derived from and should be read in connection with the consolidated financial statements included in the Company's 2002 Annual Report to the Securities and Exchange Commission on Form 10-KSB. Refer to the consolidated financial statements in the Form 10-KSB, filed March 31, 2003, for the year ended December 31, 2002 for additional details of the financial position of Education Lending Group, Inc., as well as a description of the accounting policies which have been continued without material change. The details included in the notes have not changed except as a result of normal transactions in the interim and the events mentioned in the footnotes below.

      Certain accounts in the prior year consolidated financial statements have been reclassified for comparative purposes to conform to presentation in the current-year consolidated financial statements.

      New Accounting Pronouncements

      SFAS 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123

      In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123." SFAS 148 addresses transition provisions for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the Statement amends the disclosure requirements of Statement
      123. The Company has determined that SFAS 148 will not have a significant impact on its consolidated financial statements. The Company continues to account for its incentive based compensation using the intrinsic value method under APB 25. Had compensation cost for the Company's stock options been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS 123 as amended by SFAS 148, the Company's net earnings and earnings per share would have been as follows:

                         EDUCATION LENDING GROUP, INC.

                                                           March 31,    March 31,
                                                             2003         2002
                                                          -----------  -----------
Net loss, as reported.................................... $(1,199,511) $(4,830,882)
Deduct, total stock-based compensation expense determined
  under fair value based method, net of tax effects......    (207,748)    (218,363)
                                                          -----------  -----------
Pro forma net loss....................................... $(1,407,260) $(5,049,245)
Loss per share:
Basic & Diluted as Reported.............................. $     (0.11) $     (0.51)
Basic & Diluted pro forma................................ $     (0.12) $     (0.54)

      As required by SFAS 123, the Company provides the following disclosure of hypothetical values for the net options issued during 2003. The net stock options granted during the quarter ended March 31, 2003 are valued at $4.04. These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the quarter ended March 31, 2003: expected volatility of 92%, risk free interest rate of 3.91% and expected life of 9.33 years.

Note 2--Student Loans-Loan Loss Reserve

      The provision for loan losses represents the periodic expense of maintaining an allowance sufficient to absorb losses, net of recoveries, inherent in the portfolio of student loans. The Company evaluates the adequacy of the provision for losses on its federally insured portfolio of student loans separately from its non-federally insured portfolio. For the federally insured portfolio, the Company primarily considers trends in student loan claims rejected for payment by guarantors due to servicing defects as well as overall default rates on those FFELP student loans subject to the two percent risk-sharing, i.e., those loans that are insured as to 98 percent of principal and accrued interest. Loans are placed on non-accrual status and charged off at the point that a loan claim is rejected for payment by guarantors.

      For the non-federally insured portfolio of student loans, the Company primarily considers recent trends in delinquencies, charge-offs and recoveries, historical trends in loan volume by program, economic conditions and credit and underwriting policies. A large percentage of the Company's non-federally insured loans have not matured to a point at which predictable loan loss patterns have developed. Accordingly, the evaluation of the provision for loan losses is inherently subjective as it requires material estimates that may be susceptible to significant changes.

      The following table summarizes changes in the loan loss reserve:

                                              For the Three Months
                                                Ended March 31,
                                              -------------------
                                                 2003       2002
                                              ----------  --------
               Balance at Beginning of Period $1,592,669  $ 53,134
               Net Additions.................    548,262   162,895
                                              ----------  --------
               Balance at End of Period...... $2,140,931  $216,029

      The additions to the loan loss reserve are expensed on the income statement during the period incurred and the balance at the end of the period is netted against student loans and is shown as Student Loans, net on the balance sheet.

                         EDUCATION LENDING GROUP, INC.

Note 3--Warehouse Loan Facility and Securitization

      There are two warehouse loan facilities with financial institutions, $1,000,000,000 ($500,000,000 renewable yearly loan facility plus $500,000,000 temporary increase of the yearly loan facility which expired on April 16, 2003) and $15,000,000, respectively in place to fund the purchase of student loans. As of March 31, 2003, $900,001,221 has been advanced against these facilities. The Company's $500,000,000 warehouse loan facility (excluding the temporary increase described above) is governed by an indenture and other program documents which were entered into as of October 18, 2002 with a financial institution. The term of the financing is three years. However, the financing is backed by a 364-day liquidity facility which must be renewed on an annual basis. Failure to renew the liquidity facility will result in early termination of the financing. The financing is secured by the assets of the indenture which primarily consist of cash, student loans, and their applicable accrued interest. Interest is calculated and paid on a monthly basis. The interest rate is based upon the commercial paper rate of the financial institution providing the liquidity facility (1.298% at March 31, 2003). In addition to the interest rate, the Company also pays trustee fees as well as a commitment fee on the unused portion of the facility. The warehouse facility includes a number of covenants and compliance features that the Company must meet to continue to make additional draws on the facility as well as maintain the existing loan balances. The Company is in compliance with all of these covenants and compliance features.

      In May and August of 2002, the Company completed $525,000,000 and $500,000,000, respectively, auction rate student loan securitizations that have been accounted for as collateralized borrowings. The notes were issued pursuant to an indenture of trust and consist of senior (Class A) and subordinate (Class B) notes, the proceeds of which were used to pay down the warehouse loan and pre-fund a portfolio of student loans. The student loans are sub-serviced by a third party servicer. The notes bear interest at a rate determined by a Dutch Auction and mature no later than June 1, 2042. If certain parity percentages are not met, the notes are subject to mandatory redemption. Additionally, the notes are subject to optional redemption by the Company on any regularly scheduled interest payment date. The securitization has been accounted for as a collateralized borrowing in accordance with SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities as the assets are merely a pledge of collateral and the secured party does not have the right to sell or repledge the collateral and the Company has not defaulted under the terms of the securitization. Therefore, the securitization is included as student loans (securitized) and series 2002 notes related to securitized student loans structured as collateralized borrowings on the balance sheet. In April of 2003, the Company completed an additional securitization (see Note 6).

      Restricted cash and investments are restricted for the use of funding student loans and any associated premiums therewith. Restricted cash and investments on the balance sheet represent advances from the warehouse loan facilities not yet used to fund student loans and associated premiums therewith as well as any reserves required by the indentures.

      The Company is in compliance with the debt covenants on both the warehouse loan facilities and the securitizations.

Note 4--Interest Rate Swap

      To take advantage of the current low interest rate environment, in December of 2002, the Company entered into an interest rate swap on $700 million of its student loan portfolio. This swap was not designated as a hedge under SFAS 133 and as such under the requirements outlined in SFAS 133, the

                         EDUCATION LENDING GROUP, INC.

      Company is required to mark-to-market the value of the swap at the end of the quarter. The fair market value of the interest rate swap was determined at March 31, 2003 to be an additional liability of the Company in the amount of $1,957,413. The Company recorded an expense booked as additional cost of interest income during the quarter of $912,702 (the difference between the fair market value of the swap at December 31, 2002 and March 31, 2003) as a mark-to-market adjustment. Further, the Company booked an additional interest expense during the quarter of $405,514 related to the interest rate swap.

Note 5--Sale of Common Stock

      During the three months ended March 31, 2003 the Company received proceeds of $173,816 for the purchase of 162,166 shares of common stock from the exercise of warrants and stock options.

Note 6--Subsequent Event

      In April 2003, the Company completed a $1,000,000,000 combination LIBOR Floater and auction rate student loan securitization that will be accounted for as a collateralized borrowing. The notes were issued pursuant to an indenture of trust and consist of senior (Class A) and subordinate (Class B) notes, the proceeds of which were used to pay down the warehouse loan and pre-fund a portfolio of student loans.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Education Lending Group, Inc.:

We have reviewed the accompanying consolidated balance sheet of Education Lending Group, Inc. and its subsidiaries (the "Company") as of March 31, 2003 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the three-month periods ended March 31, 2003. These interim financial statements are the responsibility of the Company's management. The consolidated statements of operations, changes in stockholders' deficit and cash flows for the three-month period ended March 31, 2002 were reviewed by other independent accountants.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended (not presented herein), and in our report dated February 27, 2003 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of March 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/  PricewaterhouseCoopers LLP
Los Angeles, CA
May 12, 2003

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

   Education Lending Group's Certificate of Incorporation and By Laws eliminate or limit the personal liability of a director of Education Lending Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Education Lending Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Further, Education Lending Group's By Laws provide that Education Lending Group will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein.
Section 145 provides, subject to various exceptions and limitations, that Education Lending Group may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Education Lending Group, or is or was serving at the request of Education Lending Group as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Education Lending Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, Education Lending Group will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Education Lending Group pursuant to the foregoing provisions or otherwise, Education Lending Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   Education Lending Group hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   Education Lending Group hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibits


Number                                              Description
------                                              -----------
 3.1   Amended and Restated Certificate of Incorporation of the Company(1)

 3.2   Bylaws of the Company(2)

 3.3   Articles of Merger(2)

 3.4   Certificate of Ownership and Merger(2)

 4.1   Form of Common Stock Certificate(2)

 5.1   Opinion of Thompson Hine LLP(9)

  8.1  Tax Opinion of Thompson Hine LLP(9)

10.1   Direct III Marketing, Inc. Stock Option Plan, as amended(1)

10.2   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Robert deRose(3)

10.3   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Michael H. Shaut(3)

10.4   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and James G. Clark(3)

10.5   Executive Employment Agreement, dated September 15, 2001 between Education Lending Group, Inc.
         and Douglas L. Feist(3)

10.6   Indenture dated as of October 18, 2002 among Education Funding Resources, LLC, Corporate
         Receivables Corporation, Corporate Asset Funding Company, Inc., certain financial institutions from time to time party thereto, Citicorp North America, Inc., Fifth Third Bank and Education
         Lending Services, Inc.(4)

10.7   Amendment No. 1 to Indenture among Education Funding Resources, LLC, Corporate Receivables
         Corporation, Corporate Asset Funding Company, Inc., certain financial institutions from time to time party thereto, Citicorp North America, Inc., Fifth Third Bank and Education Lending
         Services, Inc. dated January 3, 2003.(5)

10.8   Amendment No. 2 to Indenture among Education Funding Resources, LLC, Corporate Receivables
         Corporation, Corporate Asset Funding Company, Inc., certain financial institutions from time to time party thereto, Citicorp North America, Inc., Fifth Third Bank and Education Lending
         Services, Inc. dated March 3, 2003.(5)

10.9   Indenture of Trust dated as of May 1, 2002 as supplemented on May 1, 2002 by the 2002-1 Series A&B
         Supplemental Indenture of Trust, as supplemented and amended on August 1, 2002 by the 2002-2
         Series A&B Supplemental Indenture of Trust, and on December 23, 2002 by the Third Supplemental
         Indenture of Trust, between Education Funding Capital Trust--I and Fifth Third Bank, as indenture trustee and trust eligible lender trustee.(4)(6)

10.10  Servicing Agreement entered into as of May 1, 2002, as supplemented on August 1, 2002, among
         Grad Partners, Inc., Education Funding Capital Trust--I and Fifth Third Bank.(4)

10.11  Second Amended and Restated Credit Agreement dated as of March 26, 2002, among Grad Partners,
         Inc., Student Loan Xpress, Inc. and Fifth Third Bank, as amended by the First Amendment to
         Second Amended and Restated Credit Agreement dated June 4, 2003.(4)(9)

10.12  Security Agreement dated as of September 17, 2001 among Grad Partners, Inc., Fifth Third Bank, as eligible lender trustee for Grad Partners, Inc., and Fifth Third Bank, as amended by First Amendment to Security Agreement dated as of January 7, 2002, Second Amendment to Security Agreement dated as of March 26, 2002 and Third Amendment to Security Agreement dated as of June 4, 2003.(4)(9)

10.13  Amended and Restated Continuing Guaranty Agreement dated as of March 26, 2002 among
         Direct III Marketing, Inc. and Fifth Third Bank, as amended by the First Amendment to the
         Amended and Restated Continuing Guaranty Agreement dated as of June 4, 2003.(4)(9)

Number                                             Description
------                                             -----------

10.14  Security Agreement dated as of March 26, 2002, among Student Loan Xpress, Inc., Fifth Third Bank as eligible lender trustee for Student Loan Xpress, Inc. and Fifth Third Bank.(4)

10.15  Indenture of Trust dated as of April 1, 2003 as supplemented on April 1, 2003 by the First
         Supplemental Indenture of Trust between Education Funding Capital Trust--II and Fifth Third Bank,
         as indenture trustee and trust eligible lender trustee.(7)

10.16  Student Loan Origination and Servicing Agreement among Great Lakes Educational Loan Services,
         Inc., Fifth Third Bank and Education Lending Services, Inc. dated April 16, 2003.(7)

10.17  Office Lease between Education Lending Group, Inc. and Ingalls Building Co. Ltd. dated September
         15, 2002.(8)

10.18  Office Lease between Grad Partners, Inc. and Ingalls Building Co. Ltd. dated December 10, 2001.(8)

10.19  Highlands Corporate Center Lease dated January 2002 and First Amendment to Lease Agreement dated
         December 10, 2003 between Square 24 Associates, L.P. and Education Lending Group, Inc.(8)

10.20  Exchange Agent Agreement between Interwest Transfer Co., Inc. and Education Lending Group, Inc.
         dated June 3, 2003.(8)

10.21  Master Servicing Agreement entered into as of April 1, 2003 among Education Lending Services, Inc.,
         Education Funding Capital Trust--II and Fifth Third Bank.(7)

10.22  Servicing Agreement among ACS Education Services, Inc., Fifth Third Bank and Education Lending
         Services, Inc. dated October 1, 2002.(7)

10.23  Form of Marketing and Administrative Services Agreement.(8)

15.1   Letter on Unaudited Interim Financial Information(9)

21     List of Subsidiaries(4)

23.1   Consent of PricewaterhouseCoopers LLP(9)

23.2   Consent of Swenson Advisors, LLP(9)

23.3   Consent of Thompson Hine LLP (included in Exhibit 5.1)

24     Power of attorney(8)

--------
(1) Incorporated by reference from the Company's Proxy Statement filed April 15, 2002.
(2) Incorporated by reference from the Company's Form 10-SB Registration Statement filed March 17, 2000.
(3) Incorporated by reference from the Company's Form 10-KSB filed March 29,
    2002.
(4) Incorporated by reference from the Company's Form S-4 filed December 16,
    2002.
(5) Incorporated by reference from the Company's Form 10-KSB filed March 31,
    2003.
(6) Incorporated by reference from the Form S-4/A filed by Education Funding Capital Trust--I on January 24, 2003.
(7) Incorporated by reference from the Form 8-K filed by Education Capital I LLC, as Depositor, on behalf of Education Funding Capital Trust--II, the Issuer, on April 23, 2003.

(8) Incorporated by reference from the Company's Form S-4/A filed June 12, 2003.


(9) Filed herewith.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Education Lending Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on July 21, 2003.


                                              EDUCATION LENDING GROUP, INC.

                                              By:      /s/  ROBERT DEROSE
                                                  -----------------------------
                                                     Robert deRose, Chairman
                                                   and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities noted on July 21, 2003.


          Signature                               Title
          ---------                               -----

     /s/  ROBERT DEROSE*       Director and Chief Executive Officer
-----------------------------  (Principal Executive Officer)
        Robert deRose

   /s/  MICHAEL H. SHAUT*      Director, President and Chief Operating
-----------------------------    Officer
      Michael H. Shaut

    /s/  JAMES G. CLARK*       Executive Vice President and Chief Financial
-----------------------------  Officer (Principal Accounting and Financial
       James G. Clark          Officer)

     /s/  SAM BELZBERG*        Director
-----------------------------
        Sam Belzberg

     /s/  LEO KORNFELD*        Director
-----------------------------
        Leo Kornfeld

   /s/  RICHARD J. HUGHES*     Director
-----------------------------
      Richard J. Hughes

   /s/  C. DAVID BUSHLEY*      Director
-----------------------------
      C. David Bushley

  /s/  JEFFREY E. STIEFLER*    Director
-----------------------------
     Jeffrey E. Stiefler

* By Douglas L. Feist, attorney in fact